As filed with the Securities and Exchange Commission on February 14, 2020

Registration No. 333-234770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virgin Galactic Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4700	98-1366046
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

166 North Roadrunner Parkway, Suite 1C

Las Cruces, New Mexico 88011

(661) 824-6690

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Whitesides

President and Chief Executive Officer

166 North Roadrunner Parkway, Suite 1C

Las Cruces, New Mexico 88011

(661) 824-6690

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill Shayne Kennedy Drew Capurro Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200	Michelle Kley Executive Vice President, General Counsel 166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico 88011 (661) 824-6690

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, $0.0001 par value per share, underlying warrants	30,998,625(2)	$11.50	$356,484,188	$46,272(3)

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Includes 30,998,625 shares of common stock issuable upon the exercise of 30,998,625 issued and outstanding warrants to purchase the registrant’s common stock.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”) filed a Registration Statement on Form S-3 on November 18, 2019 (Registration No. 333-234770) (the “Registration Statement”). This Amendment No. 1 to Form S-3 is being filed to convert the Registration Statement on Form S-3 into a Registration Statement on Form S-1.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 14, 2020.

PROSPECTUS

Virgin Galactic Holdings, Inc.

30,998,625 Shares of Common Stock Underlying Warrants

Virgin Galactic Holdings, Inc. may issue up to 30,998,625 shares of common stock, par value $0.0001 per share (“common stock”), issuable upon the exercise of 30,998,625 issued and outstanding warrants to purchase our common stock at an exercise price of $11.50 per share (the “warrants”) that were initially issued in connection with our initial public offering and a concurrent private placement. We will not receive any proceeds from the sale of shares of common stock underlying the warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants for cash.

See “Plan of Distribution” beginning on page 121 of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock, warrants and units are listed on the New York Stock Exchange (the “NYSE”) under the symbols “SPCE,” “SPCE.WS” and “SPCE.U,” respectively. On February 13, 2020, the last reported sale price of our common stock was $23.66 per share, on February 13, 2020 the last reported sale price of our warrants was $11.35 per warrant and on February 13, 2020 the last reported sale price of our units was $29.25 per unit.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2020.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus includes market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “we,” “our,” “us” and the “Company” in this prospectus, we mean Virgin Galactic Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified, which was a special purpose acquisition company called “Social Capital Hedosophia Holdings Corp.” prior to the closing of the Virgin Galactic Business Combination (as defined herein) on October 25, 2019. When we refer to “you,” we mean the potential holders of the applicable series of securities.

In this prospectus, we refer to our common stock, warrants to purchase shares of common stock and units, collectively, as “securities.”

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes included in this prospectus.

We are a vertically-integrated aerospace company, pioneering human spaceflight for private individuals and researchers, as well as a manufacturer of advanced air and space vehicles. Using our proprietary and reusable technologies and supported by a distinctive, Virgin-branded customer experience, we are developing a spaceflight system designed to offer customers a unique, multi-day, transformative experience. This culminates in a spaceflight that includes views of Earth from space and several minutes of weightlessness that will launch from Spaceport America, New Mexico. We believe that one of the most exciting and significant opportunities of our time lies in the commercial exploration of space and the development of technology that will change the way we travel across the globe in the future. Together we are opening access to space to change the world for good.

We were initially formed on May 5, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. From the time of our formation to the time of the consummation of the Virgin Galactic Business Combination (as defined below), our name was “Social Capital Hedosophia Holdings Corp.”

On July 9, 2019, we entered into an Agreement and Plan of Merger (as amended on October 2, 2019, the “Merger Agreement”) with Vieco USA, Inc., a Delaware corporation (“Vieco US”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“V10”), Foundation Sub 1, Inc., a Delaware corporation and our direct wholly owned subsidiary (“Merger Sub A”), Foundation Sub 2, Inc., a Delaware corporation and our direct wholly owned subsidiary (“Merger Sub B”), Foundation Sub LLC, a Delaware limited liability company and our direct wholly owned subsidiary (“Merger Sub LLC” and, collectively with Merger Sub A and Merger Sub B, the “Merger Subs”), TSC Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco US (“Company A”), Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco US (“Company B”), and VGH, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Vieco US (“Company LLC” and, collectively with Company A and Company B, the “VG Companies”).

On October 25, 2019, as contemplated by the Merger Agreement and following approval by our shareholders at an extraordinary general meeting held October 23, 2019:

•

we filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we were domesticated and continued as a Delaware corporation, changing our name from “Social Capital Hedosophia Holdings Corp.” to “Virgin Galactic Holdings, Inc.” (the “Domestication”); and

•

all outstanding shares of common stock or limited liability company interests, as applicable, of each of the VG Companies were cancelled in exchange for the right to receive 130,000,000 shares of our common stock (at a deemed value of $10.00 per share) for an aggregate merger consideration of $1.3 billion and (x) Merger Sub A merged with and into Company A, the separate corporate existence of Merger Sub A ceasing and Company A being the surviving corporation and our wholly owned subsidiary, (y) Merger Sub B, merged with and into Company B, the separate corporate existence of Merger Sub B ceasing and Company B being the surviving corporation and our wholly owned subsidiary and (z) Merger Sub LLC merged with and into Company LLC, the separate company existence of Merger Sub LLC ceasing and Company LLC being the surviving company and our wholly owned subsidiary (collectively referred to as the “Mergers” and together with the Domestication, the “Virgin Galactic Business Combination”).

In connection with the consummation of the Virgin Galactic Business Combination:

•	each of our issued and outstanding Class A ordinary shares, par value $0.0001 per share, was converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share;

•

each of our issued and outstanding Class B ordinary shares, par value $0.0001 per share, was converted, on a one-for-one basis, into a share of common stock; provided, however, that with respect to our Class B ordinary shares held by SCH Sponsor Corp. (the “Sponsor”), the Sponsor instead received, upon the conversion of the Class B ordinary shares held by it, 15,750,000 shares of common stock;

•	each issued and outstanding warrant to purchase one Class A ordinary share converted into a warrant to purchase one share of common stock; and

•

each issued and outstanding unit, which consisted of one Class A ordinary share and one-third of one warrant to purchase Class A ordinary shares, converted into a unit consisting of one share of our common stock and one-third of one warrant to purchase one share of common stock.

Our principal executive offices are located at 166 North Roadrunner Parkway, Suite 1C, Las Cruces, NM 88011, and our telephone number is (661) 824-6690. We maintain a website at www.virgingalactic.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.

THE OFFERING

Issuer	Virgin Galactic Holdings, Inc.

Shares of Common Stock Offered by Us	30,998,625 shares of common stock issuable upon exercise of warrants (including warrants included in outstanding units)

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	195,154,475 (as of February 5, 2020)

Shares of Common Stock Outstanding Assuming Exercise of All Warrants	226,153,100 (based on total shares outstanding as of February 5, 2020)

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock underlying the warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants for cash. Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $356.5 million.

Market for Common Stock, Warrants and Units	Our common stock, warrants and units are listed on the New York Stock Exchange under the symbols “SPCE,” “SPCE.WS” and “SPCE.U”.

RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties including those described below. You should consider carefully the risks and uncertainties described below, in addition to other information contained in this prospectus, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline.

Risks Related to Our Business

We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to achieve or maintain profitability.

We have incurred significant losses since inception. We incurred net losses of $138.2 million, $138.1 million and $138.2 million for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively. While we have generated limited revenue from flying payloads into space, we have not yet started commercial human spaceflight operations, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we move towards commercial launch of our human spaceflight operations, continue to attempt to streamline our manufacturing process, increase our flight cadence, hire more employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring future astronauts or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

The success of our business will be highly dependent on our ability to effectively market and sell human spaceflights.

We have generated only limited revenue from spaceflight, and we expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively market and sell human spaceflight experiences. We have limited experience in marketing and selling human spaceflights, which we refer to as our astronaut experience, and if we are unable to utilize our current sales organization effectively, or to expand our sales organization as needed, in order to adequately target and engage our potential future astronauts, our business may be adversely affected. To date, we have primarily sold the reservations for our astronaut experience to future astronauts through direct sales and have sold a limited number of seats each year. Since 2014, we have not been actively selling our astronaut experience. Our success depends, in part, on our ability to attract new future astronauts in a cost-effective manner. While we had a backlog of over 600 future astronauts as of December 31, 2019, and have received over 3,000 inbound inquiries since December 2018, we expect that we will need to make significant investments in order to attract new future astronauts. Our sales growth is dependent upon our ability to implement strategic initiatives and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of future astronauts in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new future astronauts at the same rate as past campaigns or brand content. If we are unable to attract new future astronauts, our business, financial condition and results of operations will be harmed.

The market for commercial human spaceflight has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for commercial human spaceflight has not been established with precision and is still emerging. Our estimates for the total addressable market for commercial human spaceflight are based on a number of internal and third-party estimates, including our current backlog, the number of consumers who have expressed interest in our astronaut experience, assumed prices at which we can offer our astronaut experience, assumed flight cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our astronaut experience, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.

We anticipate commencing commercial spaceflight operations with a single spaceflight system, which has yet to complete flight testing. Any delay in completing the flight test program and the final development of our existing spaceflight system would adversely impact our business, financial condition and results of operations.

We expect to commence commercial operations with a single spaceflight system. While we have already been issued our commercial launch license, we must clear a final set of provisos related to the analysis of test flight data before we fly commercial passengers using our spaceflight system. Following each flight test we undertake, we analyze the resulting data and determine whether additional changes to the spaceflight system are required. Historically, changes have been required and implementing those changes has resulted in additional delay and expense. For example, an unanticipated in-flight incident involving an earlier model of SpaceShipTwo manufactured and operated by a third-party contractor, led to the loss of that spaceship and significant delays in the planned launch of our spaceflight system as we addressed design and safety concerns, including with applicable regulators. If issues like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with manufacturing improvements or design and safety, the anticipated launch of our commercial human spaceflight operations could be delayed.

Any inability to operate our spaceflight system after commercial launch at our anticipated flight rate could adversely impact our business, financial condition and results operations.

Even if we complete development and commence commercial human spaceflight operations, we will be dependent on a single spaceflight system. To be successful, we will need to maintain a sufficient flight rate, which will be negatively impacted if we are not able to operate that system for any reason. We may be unable to operate our current spaceflight system at our anticipated flight rate for a number of reasons, including, but not limited to, unexpected weather patterns, maintenance issues, pilot error, design and engineering flaws, natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule flights. In the event we need to replace any components or hardware of our spaceflight system, there are limited numbers of replacement parts available, some of which have significant lead time associated with procurement or manufacture, so any unplanned failures could result in reduced numbers of flights and significant delays to our planned growth.

Our ability to grow our business depends on the successful development of our spaceflight systems and related technology, which is subject to many uncertainties, some of which are beyond our control.

Our current primary research and development objectives focus on the development of our existing and any additional spaceflight systems and related technology. If we do not complete this development in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful development of our spaceflight systems and related technology involves many uncertainties, some of which are beyond our control, including:

•	timing in finalizing spaceflight systems design and specifications;

•	successful completion of flight test programs, including flight safety tests;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•	performance of a limited number of suppliers for certain raw materials and supplied components;

•	performance of our third-party contractors that support our research and development activities;

•	our ability to maintain rights from third parties for intellectual properties critical to our research and development activities; and

•	our ability to continue funding and maintain our current research and development activities.

Unsatisfactory safety performance of our spaceflight systems could have a material adverse effect on our business, financial condition and results of operation.

We manufacture and operate highly sophisticated spaceflight systems and offer a specialized astronaut experience that depends on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our spaceflight systems meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our spaceflight systems or customer safety could result in delaying or cancelling planned flights, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

We may not be able to convert our orders in backlog or inbound inquiries about flight reservations into revenue.

As of December 31, 2019, our backlog represents orders from over 600 future astronauts for which we have not yet recognized revenue. While many of these orders were accompanied by a significant deposit, the deposits are largely refundable and the reservations may be cancelled under certain circumstances without penalty. As a result, we may not receive revenue from these orders, and any order backlog we report may not be indicative of our future revenue. Additionally, we have received over 3,000 inbound inquiries about flight reservations since SpaceShipTwo’s first spaceflight in December 2018, but those inquiries have not been accompanied by any deposits, and we may not be able to convert those inquiries into reservations and revenue.

Many events may cause a delay in our ability to fulfill reservations or cause planned spaceflights to not be completed at all, some of which may be out of our control, including unexpected weather patterns, maintenance issues, natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule flights. If we delay spaceflights or if future astronauts reconsider their astronaut experience, those future astronauts may seek to cancel their planned spaceflight, and may obtain a full or partial refund.

We have not yet tested flights at our anticipated full passenger capacity of our spaceship.

To date, only one of our test flights included a crew member that was not a pilot. The success of our human spaceflight operations will depend on our achieving and maintaining a sufficient level of passenger capacity on our spaceflights. We have not yet tested flights with a full cabin and it is possible that the number of passengers per flight may not meet our expectations for a number of factors, including maximization of the passenger experience and satisfaction. Any decrease from our assumptions in the number of passengers per flight could adversely impact our ability to generate revenue at the rate we anticipate.

Any delays in the development and manufacture of additional spaceflight systems and related technology may adversely impact our business, financial condition and results of operations.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, launch, production, delivery and servicing ramp of new spaceflight systems and related technology. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues in sustaining the ramp of our spaceflight system or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize spaceflight technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer.

The success of our business depends in part on effectively managing and maintaining our existing spaceflight system, manufacturing more spaceflight systems, operating a sufficient number of spaceflights to meet customer demand and providing future astronauts with an astronaut experience that meets or exceeds their expectations. If for any reason we are unable to manufacture new spaceflight systems or are unable to schedule spaceflights as planned, this could have a material adverse effect on our business, financial condition and results of operations. If our current or future spaceflight systems do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. In addition, any delay in manufacturing new spacecraft as planned could cause us to operate our existing spaceflight system more frequently than planned and in such a manner that may increase maintenance costs. Further, flight operations within restricted airspace require advance scheduling and coordination with government range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of spaceflight operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to operate spaceflights could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing and distribution functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of spacecraft as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our spaceflight systems.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of pilots and employees, finding manufacturing capacity to produce our spaceflight systems and related equipment, and delays in production and spaceflights. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our fleet of spacecraft and increase our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our flight cadence, hire more employees, and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Our prospects and operations may be adversely affected by changes in consumer preferences and economic conditions that affect demand for our spaceflights.

Because our business is currently concentrated on a single, discretionary product category, commercial human spaceflight, we are vulnerable to changes in consumer preferences or other market changes. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential future astronauts may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases, which may include not scheduling spaceflight experiences or cancelling existing reservations for spaceflight experiences. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased consumer confidence, decreased discretionary spending and reduced consumer demand for spaceflight experiences. Moreover, future shifts in consumer spending away from our spaceflight experience for any reason, including decreased consumer confidence, adverse economic conditions or heightened competition, could have a material adverse effect on our business, financial condition and results of operations. If such business and economic conditions are experienced in future periods, this could reduce our sales and adversely affect our profitability, as demand for discretionary purchases may diminish during economic downturns, which could have a material adverse effect on our business, financial condition and results of operations.

Adverse publicity stemming from any incident involving us or our competitors, or an incident involving a commercial airline or other air travel provider, could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If our personnel or one of our spaceflight systems, or the personnel or spacecraft of one of our competitors or the personnel or aircraft of a commercial airline or governmental agency, were to be involved in a public incident, accident or catastrophe this could create an adverse public perception of spaceflight and result in decreased customer demand for spaceflight experiences, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our personnel or our spaceflight systems were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause future astronauts with existing reservations to cancel their spaceflights and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.

Due to the inherent risks associated with commercial spaceflight, there is the possibility that any accident or catastrophe could lead to the loss of human life or a medical emergency.

Human spaceflight is an inherently risky activity that can lead to accidents or catastrophes impacting human life. For example, on October 31, 2014, VSS Enterprise, an earlier model of SpaceShipTwo manufactured and operated by a third-party contractor, had an accident during a rocket-powered test flight. The pilot was seriously injured, the co-pilot was fatally injured and the vehicle was destroyed. As part of its 2015 accident investigation report, the National Transportation Safety Board (the “NTSB”) determined that the probable cause of the accident related to the failure by a third-party contractor to consider and protect against the possibility that a single human error could result in a catastrophic hazard to the vehicle. After the accident, we assumed responsibility for the completion of the flight test program and submitted a report to the NTSB that listed the actions we were taking for reducing the likelihood and effect of human error. This included modification of the feather lock control mechanism to add automatic inhibits that would prevent inadvertent operation during safety critical periods of flight. We have implemented and repeatedly demonstrated the efficacy of these actions, including implementing more rigorous protocols and procedures for safety-critical aircrew actions, requiring additional training for pilots that focuses on response protocols for safety critical actions, and eliminating certain single-point human performance actions that could potentially lead to similar accidents. We believe the steps we have taken are sufficient to address the issues noted in the NTSB’s report; however, it is impossible to completely eliminate the potential for human error, and there is a possibility that other accidents may occur in the future as a result of human error or for a variety of other reasons, some of which may be out of our control. Any such accident could result in substantial losses to us, including reputational harm and legal liability, and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.

Prior to the Virgin Galactic Business Combination, we financed our operations and capital expenditures primarily through cash flows financed by V10. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Certain future operational facilities may require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service needed by the spaceflight operation, and the ongoing need to maintain existing operational facilities requires us to expend capital.

As part of our growth strategy, we may utilize additional spaceports outside the United States. Construction of a spaceport or other facilities in which we conduct our operations may require significant capital expenditures to develop, and in the future we may be required to make similar expenditures to expand, improve or construct adequate facilities for our spaceflight operations. While Spaceport America was funded by the State of New Mexico and we intend to pursue similar arrangements in the future, we cannot assure that such arrangements will be available to us on terms similar to those we have with the State of New Mexico or at all. If we cannot secure such an arrangement, we would need to use cash flows from operations or raise additional capital in order to construct additional spaceports or facilities. In addition, as Spaceport America and any other facilities we may utilize mature, our business will require capital expenditures for the maintenance, renovation and improvement of such existing locations to remain competitive and maintain the value of our brand standard. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to produce our current and future spaceflight systems and other components of operation is dependent upon sufficient availability of raw materials and supplied components, such as nitrous oxide, valves, tanks, special alloys, helium and carbon fiber, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our spacecraft or increased costs. For example, there are only a few nitrous oxide plants around the world and if one or more of these plants were to experience a slowdown in operations or to shutdown entirely, we may need to qualify new suppliers or pay higher prices to maintain the supply of nitrous oxide needed for our operations.

In addition, we have in the past and may in the future experience delays in manufacture or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Traffic in Arms Regulations (“ITAR”) and other restrictions on transfer of sensitive technologies. Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled spaceflights, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

Our spaceflight systems and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on the continued operation of our current spaceflight system and related equipment, as well as the manufacture of other spaceflight systems in the future. Each spaceflight system has a limited useful life, which is driven by the number of cycles that the system undertakes. While the vehicle is designed for a certain number of cycles, known as the design life, there can be no assurance as to the actual operational life of a spaceflight system or that the operational life of individual components will be consistent with its design life. A number of factors impact the useful lives of the spaceflight systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, the actual combined environment experienced compared to the assumed combined environment for which the spaceflight systems were designed and tested and the occurrence of any anomaly or series of anomalies or other risks affecting the spaceflight systems during launch, flight and reentry. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our spaceflight systems and related equipment using less of our currently installed equipment, which could render our existing inventory obsolete. Any continued improvements in spaceflight technology may make obsolete our existing spaceflight systems or any component of our spacecraft prior to the end of its life. If the spaceflight systems and related equipment have shorter useful lives than we currently anticipate, this may lead to greater maintenance costs than previously anticipated such that the cost to maintain the spacecraft and related equipment may exceed their value, which would have a material adverse effect on our business, financial condition and results of operations.

Failure of third-party contractors could adversely affect our business.

We are dependent on various third-party contractors to develop and provide critical technology, systems and components required for our spaceflight system. For example, each spaceflight currently requires replenishment of certain components of our RocketMotorTwo propulsion system that we obtain from third-party contractors. Should we experience complications with any of these components, which are critical to the operation of our spacecraft, we may need to delay or cancel scheduled spaceflights. We face the risk that any of our contractors may not fulfill their contracts and deliver their products or services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our contractors. The ability of our contractors to effectively satisfy our requirements could also be impacted by such contractors’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster or other events. The failure of any contractors to perform to our expectations could result in shortages of certain manufacturing or operational components for our spacecraft or delays in spaceflights and harm our business. Our reliance on contractors and inability to fully control any operational difficulties with our third-party contractors could have a material adverse effect on our business, financial condition and results of operations.

We expect to face intense competition in the commercial spaceflight industry and other industries in which we may develop products.

The commercial spaceflight industry is still developing and evolving, but we expect it to be highly competitive. Currently, our primary competitor in establishing a commercial suborbital spaceflight offering is Blue Origin, a privately funded company founded in 2000. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing products within the aerospace industry, including SpaceX and Boeing. While these companies are currently focused on providing orbital spaceflight transportation to government agencies, a fundamentally different product from ours, we cannot assure you that one or more of these companies will not shift their focus to include suborbital spaceflight and directly compete with us in the future.

Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We believe our ability to compete successfully as a commercial provider of human spaceflight does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

We may in the future invest significant resources in developing new offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on commercializing human spaceflight, we may invest significant resources in developing new technologies, services, products and offerings. However, we may not realize the expected benefits of these investments. In addition, we expect to explore the application of our proprietary technologies for other commercial and government uses, including, among other things, supersonic and hypersonic point-to-point travel. These anticipated technologies, however, are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the commercial spaceflight industry, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Further, under the terms of an amended and restated trademark license agreement (the “Amended TMLA”), our ability to operationalize some of the technologies may be dependent upon the consent of Virgin. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

The “Virgin” brand is not under our control, and negative publicity related to the Virgin brand name could materially adversely affect our business.

We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to the Amended TMLA. We believe the “Virgin” brand, is integral to our corporate identity and represents quality, innovation, creativity, fun, a sense of competitive challenge and employee-friendliness. We expect to rely on the general goodwill of consumers and our pilots and employees towards the Virgin brand as part of our internal corporate culture and external marketing strategy. The Virgin brand is also licensed to and used by a number of other companies unrelated to us and in a variety of industries, and the integrity and strength of the Virgin brand will depend in large part on the efforts and the licensor and any other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which will be outside of our control. Consequently, any adverse publicity in relation to the Virgin brand name or its principals, or in relation to another Virgin-branded company over which we have no control or influence, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies and technical expertise we utilize in designing, developing, implementing and maintaining applications and processes used in our spaceflight systems and related technologies. To date, we have relied primarily on trade secrets and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property, and intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain protection for our intellectual property in the United States or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours.

Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our future astronauts, consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

We rely on licenses from third parties for intellectual property that is critical to our business, and we would lose the rights to use such intellectual property if those agreements were terminated or not renewed.

We rely on licenses from third parties for certain intellectual property that is critical to our branding and corporate identity, as well as the technology used in our spacecraft. Termination of our current or future license agreements could cause us to have to negotiate new or restated agreements with less favorable terms or cause us to lose our rights under the original agreements.

In the case of our branding, we will not own the Virgin brand or any other Virgin-related assets, as we will license the right to use the Virgin brand pursuant to the Amended TMLA. Virgin controls the Virgin brand, and the integrity and strength of the Virgin brand will depend in large part on the efforts and businesses of Virgin and the other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which will be outside of our control. For example, negative publicity or events affecting or occurring at Virgin or other entities who use the Virgin brand, including transportation companies and/or other entities unrelated to us that presently or in the future may license the Virgin brand, may negatively impact the public’s perception of us, which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

In addition, there are certain circumstances under which the Amended TMLA may be terminated in its entirety, including our material breach of the Amended TMLA (subject to a cure period, if applicable), our insolvency, our improper use of the Virgin brand, our failure to commercially launch a spaceflight for paying passengers by a specified date, if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue), and our undergoing of a change of control to an unsuitable buyer, including a competitor of VEL’s group. Termination of the Amended TMLA would eliminate our rights to use the Virgin brand and may result in our having to negotiate a new or reinstated agreement with less favorable terms or cause us to lose our rights under the Amended TMLA, including our right to use the Virgin brand, which would require us to change our corporate name and undergo other significant rebranding efforts. These rebranding efforts may require significant resources and expenses and may affect our ability to attract and retain future astronauts, all of which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

In the case of a loss of technology used in our spaceflight systems, we may not be able to continue to manufacture certain components for our spacecraft or for our operations or may experience disruption to our manufacturing processes as we test and requalify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which could aid our competitors and have a negative impact on our business.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property, including the Virgin brand and other intellectual property that we license from Virgin under the Amended TMLA. Under the terms of the Amended TMLA, Virgin has the primary right to take actions to obtain, maintain, enforce and protect the Virgin brand. If, following our written request, Virgin elects not take an action to maintain, enforce or protect the Virgin brand, we may do so, at our expense, subject to various conditions including that so long as doing so would not have a material adverse effect on Virgin, any of Virgin’s other licensees or the Virgin brand and we reasonably believe failing to do so would materially adversely affect our business. Should Virgin determine not to maintain, enforce or protect the Virgin brand, we and/or the Virgin brand could be materially harmed and we could incur substantial cost if we elect to take any such action.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, we may from time to time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive limited revenue from contracts with the National Aeronautics and Space Administration (“NASA”) and the U.S. government and may enter into further contracts with the U.S. or foreign governments in the future, and this subjects us to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

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financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government; and

•	public disclosures of certain contract and company information.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

As part of our growth strategy, we may leverage our initial U.S. operations to expand internationally. In that event, we expect that we would be subject to additional risks related to entering into international business relationships, including:

•	restructuring our operations to comply with local regulatory regimes;

•	identifying, hiring and training highly skilled personnel;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	the need for U.S. government approval to operate our spaceflight systems outside the United States;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•	government appropriation of assets;

•	workforce uncertainty in countries where labor unrest is more common than in the United States; and

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disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including anti-corruption laws and anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our spaceflight system operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, commercial space launches, reentry of our spacecraft and the operation of our spaceflight system in the United States require licenses and permits from certain agencies of the Department of Transportation, including the U.S. Federal Aviation Administration (the “FAA”), and review by other agencies of the U.S. Government, including the Department of Defense, Department of State, NASA, and the Federal Communications Commission. License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. In 2016, the FAA granted us our commercial space launch license with a limited number of verification and validation steps that we must complete before we can include future astronauts on our spaceflights. While we are in the process of completing those steps, which includes submission to the FAA of final integrated vehicle performance results conducted in an operational flight environment, delays in FAA action allowing us to conduct spaceflights with future astronauts on board imposed by the agency could adversely affect our ability to operate our business and our financial results.

Additionally, the FAA and other state government agencies also enforce informed consent and cross-waiver requirements for spaceflight participants and have the authority to regulate training and medical requirements for crew. Certain related federal and state laws provide for indemnification or immunity in the event of certain losses. However, this indemnification is subject to limits, and money to be used for indemnification under federal laws is still subject to appropriation by Congress. Furthermore, no such claim regarding the immunity provided by these informed consent provisions has been brought in New Mexico or in federal courts, and we are unable to determine whether the protections provided by applicable laws or regulations would be upheld by U.S. or foreign courts.

Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. For example, the FAA has an open notice of proposed rulemaking relating to commercial space launches, which could affect us and our operations. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. Potential conflicts between U.S. policy and international law defining the altitude above the earth’s surface where “space” begins and defining the status of, and obligations toward, spaceflight participants could introduce an additional level of legal and commercial complexity. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the U.S. Export Administration Regulations, ITAR, and economic sanctions administered by the Treasury Department’s Office of Foreign Assets Controls. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal liabilities, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

We collect, store, process, and use personal information and other customer data, including medical information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the California Consumer Privacy Act, and the European e-Privacy Regulation, which is currently in draft form. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the “EEA”) and elsewhere may increase our compliance costs and legal liability.

As we have expanded our international presence, we are also subject to additional privacy rules, many of which, such as the European Union’s General Data Protection Regulation (the “GDPR”) and national laws supplementing the GDPR, such as in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. These more stringent requirements include expanded disclosures to inform future astronauts about how we may use their personal data through external privacy notices, increased controls on profiling future astronauts and increased rights for data subjects (including future astronauts and employees) to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring future astronauts to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.

If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our future astronauts’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our future astronauts. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations.

We use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive, and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to acquire and serve our future astronauts, which could materially adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including pilots, manufacturing and quality assurance, engineering, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. We have not yet started commercial spaceflight operations, and our estimates of the required team size to support our estimated flight rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, our commercial spaceflight operations were recently moved to operate entirely out of a single facility, Spaceport America, in New Mexico, and our manufacturing operations are based in Mojave, California. Any significant interruption due to any of the above hazards and operational to the manufacturing or operation of our spaceflight systems at one of our primary facilities, including from weather conditions, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to our runway could result in manufacturing delays or the delay or cancellation of our spaceflights and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

In addition, Spaceport America is run by a state agency, the New Mexico Spaceport Authority, and there may be delays or impacts to operations due to considerations unique to doing business with a government agency. For example, governmental agencies often have an extended approval process for service contracts, which may result in delays or limit the timely operation of our Spaceport America facilities.

Moreover, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. In addition, passenger insurance may not be accepted or may be prohibitive to procure. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could harm our business, financial condition and results of operations.

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business and flight schedule.

The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities or those of our suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for spaceflight to occur as planned, resulting in additional expense to reschedule the operation and customer travel plans, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, we may be unable to maintain spaceflight schedules, provide other support functions to our astronaut experience or fulfill our other contracts. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial spaceflight operations.

We have identified two material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2018, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The first material weakness is related to the lack of a sufficient number of personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment our information technology and application controls.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, primarily by implementing additional review procedures within our accounting and finance department, hiring additional staff, designing and implementing information technology and application controls in our financially significant systems, and, if appropriate, engaging external accounting experts to supplement our internal resources in our computation and review processes. While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”), starting with our Annual Report on Form 10-K for the year ending December 31, 2020. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2020, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we are undertaking, and expect to undertake, various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the NYSE or other regulatory authorities, which would require additional financial and management resources.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:

•	the number of flights we schedule for a period, the number of seats we are able to sell in any given spaceflight and the price at which we sell them;

•	unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule flights;

•	the cost of raw materials or supplied components critical for the manufacture and operation of our spaceflight system;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	developments involving our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	future accounting pronouncements or changes in our accounting policies; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

The historical financial results of the VG Companies and our unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The historical financial results of the VG Companies included in this prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or that we will achieve in the future. This is primarily the result of the following factors:

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the VG Companies’ historical financial results reflect charges for certain support functions that are now provided to us under the transition services agreements that we entered into in connection with the Virgin Galactic Business Combination;

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the VG Companies’ historical financial results reflect charges for the use of certain intellectual property licensed from Virgin under a prior trademark license agreement, which was replaced with the Amended TMLA in connection with the Virgin Galactic Business Combination;

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we have only recently started incurring, and will continue to incur, additional ongoing costs as a result of the Virgin Galactic Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

•	our capital structure is different from that reflected in the VG Companies’ historical financial statements prior to the Virgin Galactic Business Combination.

Similarly, our unaudited pro forma financial information in this prospectus is presented for illustrative purposes only. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.

Risks Related to Our Ownership Structure

We are a controlled company within the meaning of the NYSE rules, and, as a result, qualify for, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. To the extent we utilize any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Vieco US, the Sponsor and the chairman of our board of directors, Chamath Palihapitiya, collectively control more than 50% of our common stock and, on account of the voting agreement between those holders included in the stockholders’ agreement entered in connection with the consummation of the Virgin Galactic Business Combination (the “Stockholders’ Agreement”), we are considered a “controlled company” for the purposes of NYSE rules and corporate governance standards. As a controlled company, we are exempt from certain NYSE corporate governance requirements, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. While we are not currently relying on any of these exemptions, we will be entitled to do so for as long as we are considered a “controlled company,” and to the extent we rely on one or more of these exemptions, holders of our common stock will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Vieco US and the other stockholders that are party to the Stockholders’ Agreement have the ability to control the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

Pursuant to the terms of the Stockholders’ Agreement, we are required to take all necessary action to cause the specified designees of Vieco US and Mr. Palihapitiya to be nominated to serve on our board of directors, and each of the holders that is party to the Stockholders’ Agreement is required, among other things, to vote all of our securities held by such party in a manner necessary to elect the individuals designated by such holders. For so long as these parties hold a majority of our common stock, they will be able to control the composition of our board of directors, which in turn will be able to control all matters affecting us, subject to the terms of the Stockholders’ Agreement, including:

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any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on our board of directors, additional or replacement directors;

•	any determinations with respect to mergers, business combinations or disposition of assets;

•	determination of our management policies;

•	our financing policy;

•	our compensation and benefit programs and other human resources policy decisions; and

•	the payment of dividends on our common stock.

Additionally, as of December 31, 2019, Vieco US individually controlled shares representing a majority of our total outstanding shares of common stock. Even if Vieco US were to control less than a majority of our total outstanding shares of common stock, it will be able to influence the outcome of corporate actions so long as it owns a significant portion of our total outstanding shares of common stock. Specifically, under the terms of the Stockholders’ Agreement, for so long as Vieco US continues to beneficially own at least 25% of the shares of our common stock it beneficially owned upon completion of the Virgin Galactic Business Combination, Vieco US’s consent is required for, among other things:

•	any non-ordinary course sales of our assets having a fair market value of at least $10.0 million;

•	any acquisition of an entity, or the business or assets of any other entity, having a fair market value of at least $10.0 million;

•	certain non-ordinary course investments having a fair market value of at least $10.0 million;

•	any increase or decrease in the size of our board of directors;

•	any payment by us of dividends or distributions to our stockholders or repurchases of stock by us, subject to certain limited exceptions; or

•	incurrence of certain indebtedness.

Furthermore, Vieco US’s consent is also required for the following, among other things, for so long as Vieco US continues to beneficially own at least 10% of the shares of our common stock it beneficially owned upon completion of the Virgin Galactic Business Combination:

•	any sale, merger, business combination or similar transaction to which we are a party;

•	any amendment, modification or waiver of any provision of our certificate of incorporation or bylaws;

•	any liquidation, dissolution, winding-up or causing any voluntary bankruptcy or related actions with respect to us; or

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any issuance or sale of any shares of our capital stock or securities convertible into or exercisable for any shares of our capital stock in excess of 5% of our then-issued and outstanding shares, other than issuances of shares of capital stock upon the exercise of options to purchase shares of our capital stock.

Because the interests of these stockholders may differ from our interests or the interests of our other stockholders, actions that these stockholders take with respect to us may not be favorable to us or our other stockholders.

Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

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the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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subject to the terms of the Stockholders’ Agreement, our board of directors has the exclusive right to expand the size of the board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the board of directors;

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once we no longer qualify as a “controlled company” under the listing standards of the NYSE, our stockholders will not be able to act by written consent, which will force stockholder action to be taken at an annual or special meeting of stockholders;

•	the prohibition of cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

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the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

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advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and

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expansive negative consent rights for Vieco US, which provide that as long as Vieco US maintains certain ownership thresholds to appoint a director under the Stockholders’ Agreement, the written consent of Vieco US is required to enter into certain business combinations or related transactions.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

The provisions of our certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our certificate of incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents arising out of or related to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the certificate of incorporation to be inapplicable or unenforceable in such action.

Our certificate of incorporation limits liability of Vieco US and Mr. Palihapitiya and their respective affiliates’ liability to us for breach of fiduciary duty and could also prevent us from benefiting from corporate opportunities that might otherwise have been available to us.

Our certificate of incorporation provides that, to the fullest extent permitted by law, and other than corporate opportunities that are expressly presented to one of our directors in his or her capacity as such, Vieco US and Mr. Palihapitiya and their respective affiliates (other than us and our officers and employees):

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will not have any fiduciary duty to refrain from engaging in the same or similar business activities or lines of business as us, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so;

•	will have no duty to communicate or offer such business opportunity to us; and

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will not be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such exempted person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us.

Risks Related to Our Securities and Being a Public Company

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Subject to certain exceptions, pursuant to the registration rights agreement entered in connection with the consummation of the Virgin Galactic Business Combination (the “Registration Rights Agreement”), Vieco US is contractually restricted for the first two years following the Virgin Galactic Business Combination from selling or transferring more than 50% of the shares of common stock it received in connection with the Virgin Galactic Business Combination, and the Sponsor is contractually restricted for the first two years following the Virgin Galactic Business Combination from selling or transferring any of its shares of common stock. However, following the expiration of such lockup, neither Vieco US nor the Sponsor will be restricted from selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

As restrictions on resale end and registration statements for the sale of the shares held by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our common stock, or decreasing the market price itself.

The trading price of our common stock, warrants and units may be volatile.

The trading price of our common stock, as well as our warrants and units, may fluctuate due to a variety of factors, including:

•	changes in the industries in which we operate;

•	the number of flights we schedule for a period, the number of seats we are able to sell in any given spaceflight and the price at which we sell them;

•	developments involving our competitors;

•	unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule flights;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us, our competitors or our industry;

•	the public’s reaction to our press releases, public announcements and filings with the SEC;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of shares of our common stock available for public sale; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock, warrants and units regardless of the operating performance of our, including the VG Companies businesses acquired in the Virgin Galactic Business Combination.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we are incurring, and will continue to incur significant legal, accounting and other expenses that the VG Companies did not previously incur. Our management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

An active trading market for our common stock, warrants and units may not be maintained.

We can provide no assurance that we will be able to maintain an active trading market for our common stock, warrants or units on the NYSE or any other exchange in the future. If an active market for our common stock is not maintained, or if we fail to satisfy the continued listing standards of the NYSE for any reason and our securities are delisted, it may be difficult for our securityholders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of common stock and acquire other complementary products, technologies or businesses by using our shares of common stock as consideration.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market for our common stock is influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts, and the analysts who publish information about our common stock may have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

The issuance of shares of our common stock upon issuance of our outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of December 31, 2019, warrants to purchase an aggregate of approximately 31.0 million shares of our common stock were outstanding and exercisable. The exercise price of these warrants is $11.50 per share. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock.

The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement (the “Warrant Agreement”) between us and Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Registration of the shares of our common stock issuable upon exercise of the warrants under the Securities Act may not be in place when an investor desires to exercise warrants.

Under the terms of the Warrant Agreement, we are obligated to file and maintain an effective registration statement under the Securities Act, covering the issuance of shares of our common stock issuable upon exercise of the warrants. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or we are required to address any comments the SEC may issue in connection with such registration statement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we are required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. Additionally, in the event we redeem the warrants, our board of directors may elect to require all holders of warrants to exercise such warrants on a cashless basis, by surrendering the warrants for a number of shares of our common stock as calculated in accordance with the Warrant Agreement, even if the holder of a warrant would otherwise prefer to exercise the warrant for cash.

None of the warrants issued to the Sponsor in a private placement that occurred concurrently with our initial public offering will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Stockholders’ Agreement and future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

•	our ability to achieve or maintain profitability;

•	our ability to effectively market and sell human spaceflights;

•	the development of the markets for commercial human spaceflight and commercial research and development payloads;

•

any delay in completing the flight test program and final development of our spaceflight system, which is comprised of our SpaceShipTwo Spaceship, VSS Unity, and our WhiteKnightTwo carrier aircraft, VMS Eve;

•	our ability to operate our spaceflight systems after commercial launch;

•	the safety of our spaceflight systems;

•	our ability to convert our backlog or inbound inquiries into revenue;

•	our ability to conduct test flights at our anticipated full passenger capacity;

•	delay in developing or the manufacture of our spaceflight systems;

•	our expected capital requirements and the availability of additional financing;

•	our ability to attract or retain highly qualified personnel, including in accounting and finance roles;

•	extensive and evolving government regulations that impact the way we operate;

•	risks associated with international expansion; and

•	our ability to continue to use, maintain, enforce, protect and defend our owned and licensed intellectual property, including the Virgin brand.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock underlying the warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants for cash. Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $356.5 million.

We intend to use the net proceeds from the exercise of the warrants for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The warrants are listed on the NYSE under the symbol “SPCE.WS”.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Market Price of Our Common Stock

Our common stock is currently listed on the NYSE under the symbol “SPCE”. Prior to the consummation of the Virgin Galactic Business Combination, our Class A ordinary shares were listed on the NYSE under the symbol “IPOA”.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per share of common stock or Class A ordinary share, as applicable, as reported on the NYSE, respectively, for the periods presented.

	Common Stock
	High	Low
Fiscal 2020:
First Quarter (through February 13, 2020)	$24.69	$11.05
Fiscal 2019:
Fourth Quarter	$12.93	$6.90
Third Quarter	$10.97	$10.31
Second Quarter	$10.46	$10.17
First Quarter	$10.19	$9.98
Fiscal 2018:
Fourth Quarter	$10.04	$9.90
Third Quarter	$10.29	$9.83
Second Quarter	$10.17	$9.99
First Quarter	$10.14	$9.95

On February 13, 2020, the closing price of our common stock was $23.66. As of February 5, 2020, there were 195,154,475 shares of our common stock outstanding, held of record by 39 holders. The number of record holders of our common stock does not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have not paid any cash dividends on our common stock or the warrants to date. Our board of directors may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board of directors declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Virgin Galactic Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 combines the unaudited condensed balance sheet of Virgin Galactic Holdings, Inc., which as of September 30, 2019 and prior to the closing of the Virgin Galactic Business Combination on October 25, 2019 was known as Social Capital Hedosophia Holdings Corp. (“SCH”), as of September 30, 2019 with the unaudited condensed consolidated balance sheet of VGH, LLC and its subsidiaries (collectively with VGH, LLC, the “VG Companies”) as of September 30, 2019, giving effect to the Virgin Galactic Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 combines the unaudited condensed statement of operations of SCH for the nine months ended September 30, 2019 with the unaudited condensed consolidated statement of operations of the VG Companies for the nine months ended September 30, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 combines the audited statement of operations of SCH for the year ended December 31, 2018 with the audited combined statement of operations of the VG Companies for the year ended December 31, 2018.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes included in this prospectus:

•	the historical unaudited condensed financial statements of SCH as of and for the nine months ended September 30, 2019;

•	the historical audited financial statements of SCH as of and for the year ended December 31, 2018;

•	the historical unaudited condensed consolidated financial statements of the VG Companies as of and for the nine months ended September 30, 2019; and

•	the historical audited combined financial statements of the VG Companies as of and for the year ended December 31, 2018.

The foregoing historical financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited pro forma condensed combined financial information should also be read together with “SCH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the nine months ended September 30, 2019 and for the year ended December 31, 2018, and “The VG Companies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the nine months ended September 30, 2019 and for the year ended December 31, 2018, all of which are included in this prospectus.

Description of the Virgin Galactic Business Combination

Pursuant to the Merger Agreement, the VG Companies merged with and into the Merger Subs in exchange for an aggregate merger consideration payable by SCH to Vieco US. The VG Companies survived the Mergers as direct wholly owned subsidiaries of SCH and SCH was immediately renamed “Virgin Galactic Holdings, Inc.” The aggregate merger consideration payable by SCH to Vieco US under the Merger Agreement was 130,000,000 shares of our common stock at a deemed value of $10.00 per share for an aggregate merger consideration of $1.3 billion.

Accounting for the Virgin Galactic Business Combination

The Virgin Galactic Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SCH has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of the VG Companies having a relative majority of the voting power of the combined entity, the operations of the VG Companies prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of the VG Companies comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of the VG Companies with the acquisition being treated as the equivalent of the VG Companies issuing stock for the net assets of SCH, accompanied by a recapitalization. The net assets of SCH will be stated at historical cost, with no goodwill or other intangible assets recorded.

Other Events in connection with the Virgin Galactic Business Combination

•

On July 9, 2019, Virgin Enterprises Limited (“VEL”), VGH, LLC and SCH agreed that the trademark license agreement with VEL would, effective on the consummation of the Virgin Galactic Business Combination, be amended and restated and novated to us, permitting us to use the “Virgin Galactic” name and brand and the Virgin signature logo. Pursuant to the terms of the Amended TMLA, we will be obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of its gross sales and (b) prior to the first spaceflight for paying future astronauts, a mid-five figure amount in dollars. After commercial launch, we will be obligated to pay increased royalties. See the section of this prospectus titled “Business—Intellectual Property—Virgin Trademark License Agreement.”

•

The second qualifying milestone under the VG Companies’ multiyear cash incentive plan (the “Cash Incentive Plan”) was amended upon the consummation of the Virgin Galactic Business Combination such that the participants who remained continuously employed through the consummation of the Virgin Galactic Business Combination are entitled to receive 100% of the bonus that such participant would have otherwise received upon the achievement of the original second qualifying milestone. See the section of this prospectus titled “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Cash-Based Incentive Compensation—Cash Incentive Plan.”

•

Four individuals who served on SCH’s board of directors prior to the Virgin Galactic Business Combination were granted restricted stock unit awards (the “Director RSU Awards”) relating to an aggregate of 1,500,000 underlying shares of our common stock. The Director RSU Awards were vested at grant upon the consummation of the Virgin Galactic Business Combination but will not settle into shares of common stock until a date, selected by us, between January 1, 2020 and December 31, 2020. See the section this prospectus titled “Director Compensation—Director Compensation Table for Fiscal Year 2019.”

•

Virgin Galactic Holdings, Inc. approved and implemented a compensation program for its non-employee directors (the “Director Compensation Program”) that consists of annual retainer fees and long-term equity awards for the our non-employee directors who are determined to not be affiliated with Virgin Galactic and/or SCH. The initial eligible directors are Drs. Austin and Ryans and Messrs. Kreeger and Mattson. Under the Director Compensation Program, each initial eligible director will receive an annual retainer $125,000 as cash compensation and will receive a restricted stock unit (“RSU”) award covering shares of our common stock with an aggregate value of $300,000, which will vest as to one-third of the shares subject to the award on each anniversary of the consummation of the Virgin Galactic Business Combination, subject to continued service. See the section of this prospectus titled “Director Compensation—Equity Compensation.”

•

Virgin Galactic Holdings, Inc. adopted the 2019 Incentive Award Plan (the “2019 Plan”) in connection with the closing of the Virgin Galactic Business Combination, under which we may grant cash and equity incentive awards covering shares of its common stock to employees, consultants and directors of the Company, and employees and consultants of its subsidiaries.

•

Virgin Galactic Holdings, Inc. entered into new employment agreements with its executive officers. The terms of these new employment agreements include salary compensation and equity incentive awards covering shares of our common stock. See the section of this prospectus titled “Compensation Discussion and Analysis—Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

•	An entity affiliated with The Boeing Company (“Boeing”) purchased 1,924,402 newly issued shares of our common stock in exchange for aggregate consideration of $20.0 million.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) related and/or directly attributable to the Virgin Galactic Business Combination, (ii) factually supportable, and (iii) with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined entity. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Virgin Galactic Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. SCH and the VG Companies have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming the following:

•

The additional redemption of 12,106,110 Class A public shares of SCH that occurred on October 23, 2019 at an assumed redemption price approximating $10.38 per share based on the trust account figures as of September 30, 2019, which is in addition to the redemption of 3,771,178 Class A public shares of SCH that occurred on September 9, 2019 already reflected in the historical unaudited condensed financial statements of SCH as of and for the nine months ended September 30, 2019.

•

The election by Vieco US for us to repurchase an assumed 5,148,894 shares of our common stock held by Vieco US at a price of $10.00 per share in cash (the “Repurchase”). The assumed Repurchase is derived from the remaining $51.5 million cash available as of September 30, 2019 for the Repurchase in excess of the $500.0 million balance required to be held by Virgin Galactic Holdings, Inc. in cash and cash equivalents subsequent to the Repurchase.

•

The election by Vieco US for Chamath Palihapitiya to purchase 10,000,000 shares of our common stock held by Vieco US at a price of $10.00 per share in cash as contemplated by a purchase agreement entered into in connection with the merger agreement relating to the Virgin Galactic Business Combination (the “Secondary Purchase”). The Secondary Purchase has no impact to the cash and cash equivalents balance or total shares of our common stock outstanding as presented in the unaudited pro forma condensed combined financial information.

After giving effect to the redemption of the Class A public shares, the Repurchase (using the assumed terms described above), and the Secondary Purchase, Vieco US would hold an assumed 114,851,106 shares of our common stock immediately after the closing of the Virgin Galactic Business Combination, which approximates a 58.6% ownership level.

Shareholder	No. of Shares	% Ownership
Vieco US(1)	114,851,106	58.6%
SCH’s public shareholders(2)	53,122,712	27.1%
SCH Sponsor Corp. & related parties (including Mr. Palihapitiya)(3)	25,750,000	13.1%
Boeing	1,924,402	1.0%
Shares issued to settle transaction costs	413,486	0.2%

Total(3)(4)	196,061,706	100.0%

(1)

The actual number of shares repurchased by us from Vieco US in the Repurchase was 5,209,562 shares at a price of $10.00 per share, and the actual number of shares held by Vieco US following the Repurchase was 114,790,438 shares.

(2)	Reflects the total redemption of 15,877,288 Class A public shares of SCH, of which 3,771,178 shares were redeemed on September 9, 2019 and 12,106,110 shares were redeemed on October 23, 2019.
(3)

Outstanding shares of our common stock held by SCH Sponsor Corp. excludes the 1,500,000 shares of the our common stock underlying the Director RSU Awards that were granted in connection with the Virgin Galactic Business Combination. The Director RSU Awards vested at the closing of the Virgin Galactic Business Combination but will not settle into shares of common stock until a date, selected by us, that occurs between January 1, 2020 and December 31, 2020.

(4)

The actual number of shares of our common stock outstanding after giving effect to the redemption of the Class A public shares, the Repurchase (on the terms described above in footnote 1) and the Secondary Purchase was 196,001,038 shares.

The unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public or private placement warrants issued by SCH as such securities were not exercisable until 30 days after the closing of the Virgin Galactic Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(In thousands, except share and per share amounts)

	(a) SCH	(b) The VG Companies	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	48	74,438	677,168	c
			(125,679)	d
			(51,489)	e
			25,102	f
			(21,875)	g
			(9,946)	h
			20,000	i	537,563
Restricted cash		11,028			11,028
Accounts receivable	—	890	—		890
Inventories	—	25,565	—		25,565
Prepayments and other current assets	74	3,577	—		3,651

Total current assets	122	115,498	463,077		578,697
Property, plant, and equipment, net	—	44,741	—		44,741
Marketable securities held in trust account	677,168	—	(677,168)	c	—
Other noncurrent assets	—	9,649	(7,151)	f	2,498

Total assets	$677,290	$169,888	$(221,242)		$625,936

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	5,480	9,055	—		14,535
Accrued liabilities	—	20,689	(6,123)	f	14,566
Customer deposits	—	82,202	—		82,202
Advances from related party	1,726	—	—		1,726
Due to related party, net	—	696	—		696

Total current liabilities	7,206	112,642	(6,123)		113,725
Deferred rent	—	7,783	—		7,783
Deferred underwriting fees	24,150	—	(24,150)	g	—

Total liabilities	$31,356	$120,425	$(30,273)		$121,508

Commitments
Class A ordinary shares	640,934	—	(125,679)	d
			(515,255)	j	—
Stockholders’ Equity
Common stock	—	—	(0)	e
			0	i
			5	j
			2	k
			13	l	20
Class A ordinary shares	0	—	(0)	k	—
Class B ordinary shares	2	—	(2)	k	—
Additional paid-in-capital	—	—	(51,489)	e
			(31,005)	f
			4,875	f
			2,275	g
			20,000	i
			515,250	j
			0	k
			98,338	m
			4,998	n
			(13)	l
			17,685	o	580,914
Membership units	—	98,338	(98,338)	m	—
Retained earnings (Accumulated deficit)	4,998	(48,878)	(4,998)	n	—
			(17,685)	o
			(9,946)	h	(76,509)
Accumulated other comprehensive income	—	3	—		3

Total stockholders’ equity	$5,000	$49,463	$449,965		$504,428

Total liabilities and stockholders’ equity	$677,290	$169,888	$(221,242)		$625,936

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2019

(In thousands, except share and per share amounts)

	(a) SCH	(b) The VG Companies	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$3,252	$—		$3,252
Cost of revenue	—	1,690	—		1,690

Gross profit	—	1,562	—		1,562
Selling, general, and administrative expenses	—	44,719	60	c
			675	d
			6,695	e	52,149
Research and development expenses	—	96,119	4,252	e	100,371
Operating costs	7,008	—	—		7,008

Operating loss	(7,008)	(139,276)	(11,682)		(157,966)
Interest income	12,025	1,137	(12,025)	f	1,137
Interest expense	—	(2)	—		(2)
Other income	—	128	—		128
Unrealized loss on marketable securities	(12)	—	12	g	—

Loss before income taxes	5,005	(138,013)	(23,695)		(156,703)
Income tax expense	—	123	—		123

Net income (loss)	$5,005	$(138,136)	$(23,695)		$(156,826)

Earnings (loss) per share
Basic and diluted	$(0.32)				$(0.79)	h

Weighted average shares outstanding
Basic and diluted	20,192,094		178,116,636	i	198,308,730	i

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(In thousands, except share and per share amounts)

	(a) SCH	(b) The VG Companies	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$2,849	$—		$2,849
Cost of revenue	—	1,201	—		1,201

Gross profit	—	1,648	—		1,648
Selling, general, and administrative expenses	—	50,902	80	c
			900	d
			8,927	e	60,809
Research and development expenses	—	117,932	5,669	e	123,601
Operating costs	1,344	—	—		1,344

Operating loss	(1,344)	(167,186)	(15,576)		(184,106)
Interest income	12,580	633	(12,580)	f	633
Interest expense	—	(10)	—		(10)
Other income	—	28,571	—		28,571
Unrealized loss on marketable securities	(271)	—	271	g	—

Loss before income taxes	10,965	(137,992)	(27,885)		(154,912)
Income tax expense	—	147	—		147

Net income (loss)	$10,965	$(138,139)	$(27,885)		$(155,059)

Earnings (loss) per share
Basic and diluted	$(0.04)				$(0.78)	h

Weighted average shares outstanding
Basic and diluted	20,080,848		177,480,858	i	197,561,706	i

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Virgin Galactic Business Combination had been consummated on September 30, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2018, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Virgin Galactic Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of the VG Companies with the acquisition being treated as the equivalent of the VG Companies issuing stock for the net assets of SCH, accompanied by a recapitalization. The net assets of SCH will be stated at historical cost, with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

Equity awards granted under the 2019 Plan to executive officers and employees in connection with the closing of the Virgin Galactic Business Combination were 5,912,609 nonqualified stock options and 1,795,209 RSUs. The nonqualified stock options are subject to service-based vesting conditions that are met over a four year graded vesting period. The RSU awards are subject to service-based and share price-based vesting conditions. The service-based condition for the RSUs granted is met over a four year graded-vesting period; the share price-based vesting condition for each RSU granted is based on a $10.00 share price hurdle to be met at each service vesting date. The grant date fair values of the equity awards were determined based on the fair value of VGH’s underlying common stock of $11.79 per share as of the date of the closing of the Virgin Galactic Business Combination using valuation techniques with the most reliable information available as of the date of this prospectus.

The unaudited pro forma condensed combined financial information does not include the effect of the outstanding warrants as they were not exercisable upon the close of the Virgin Galactic Business Combination.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Virgin Galactic Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital (“APIC”) and are assumed to be cash settled.

The unaudited pro forma condensed combined financial information do not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Management believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical periods presented due to having not yet launched its commercial human spaceflight service.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 reflects the following adjustments:

(a)	Represents the SCH historical unaudited condensed balance sheet as of September 30, 2019.

(b)	Represents the VG Companies historical unaudited condensed consolidated balance sheet as of September 30, 2019.

(c)

Represents the reclassification of the marketable securities held in SCH’s trust account to cash and cash equivalents to liquidate these investments and make the funds available for general use by Virgin Galactic Holdings, Inc.

(d)

Represents the cash disbursed from the trust account to holders of redeemable SCH’s Class A public shares for the additional redemption of 12,106,110 Class A public shares of SCH at an assumed redemption price approximating $10.38 per share based on the trust account figures as of September 30, 2019, which is in addition to the redemption of 3,771,178 Class A public shares of SCH that occurred on September 9, 2019 already reflected in the historical unaudited condensed financial statements of SCH as of and for the nine-months ended September 30, 2019.

(e)

Represents the assumed repurchase and retirement by Virgin Galactic Holdings, Inc. of 5,148,894 of its outstanding shares of common stock held by Vieco US for $51.5 million in connection with the Virgin Galactic Business Combination.

(f)

Represents the settlement by Virgin Galactic Holdings, Inc. of the remaining unpaid direct and incremental transaction costs incurred by SCH, V10, and the VG Companies prior to, or concurrent with, the closing of the Virgin Galactic Business Combination, of which $25.1 million was settled in cash and $4.9 million was settled by the issuance of 413,486 shares of common stock. As of September 30, 2019, the VG Companies have deferred direct and incremental transaction costs incurred of $7.2 million of which $6.1 million is unpaid. Excluding the outstanding underwriting fees, total direct and incremental transaction costs incurred of $31.0 million have been charged directly to equity in connection with the Virgin Galactic Business Combination.

(g)

Represents a cash disbursement by Virgin Galactic Holdings, Inc. to settle the outstanding underwriting fees incurred by SCH in connection with the SCH initial public offering that were deferred until the closing of the Virgin Galactic Business Combination. The final amount owed subsequent to all redemptions was $21.9 million.

(h)

Represents a cash disbursement by the VG Companies to settle amounts owed to participants of the amended Cash Incentive Plan upon the achievement of the second qualifying milestone in connection with the closing of the Virgin Galactic Business Combination.

(i)

Represents the $20.0 million cash investment by Boeing in exchange for the issuance of 1,924,402 newly issued shares of common stock immediately following the consummation of the Virgin Galactic Business Combination.

(j)	Represents the redeemable Class A public shares of SCH that were not redeemed and thus converted into shares of Virgin Galactic Holdings, Inc. common stock upon the Domestication.

(k)

Represents the automatic conversion on a one-for-one basis of the outstanding non-redeemable Class A public shares of SCH and the outstanding non-redeemable Class B ordinary shares of SCH into shares of common stock of Virgin Galactic Business Combination upon the Domestication, excluding the 1,500,000 shares of common stock underlying the Director RSU Awards that were granted and vested in connection with the closing of the Virgin Galactic Business Combination.

(l)	Represents the issuance by Virgin Galactic Holdings, Inc. of 130,000,000 new shares of its common stock in connection with the reverse recapitalization.

(m)	Represents the elimination of the VG Companies’ consolidated membership units with a corresponding adjustment to APIC for the Company in connection with the reverse recapitalization.

(n)	Represents the elimination of SCH’s retained earnings with a corresponding adjustment to APIC for Virgin Galactic Holdings, Inc. in connection with the reverse recapitalization.

(o)

Represents the stock based compensation of approximately $17.7 million associated with 1,500,000 Director RSU Awards that were granted and vested in connection with the Virgin Galactic Business Combination based on the fair value of the underlying common stock of Virgin Galactic Holdings, Inc. of $11.79 per share as of the date of the closing of the Virgin Galactic Business Combination. There has been no tax withholding liability presented on the unaudited pro forma condensed combined balance sheet as the associated vested and unsettled Director RSU Awards were granted to non-employee directors.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2019

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 reflects the following adjustments:

(a)	Represents the SCH historical unaudited condensed statement of operations for the nine months ended September 30, 2019.

(b)	Represents the VG Companies historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2019.

(c)	Represents the net increase in trademark license royalty expense under the Amended TMLA.

(d)

Represents the compensation for the initial eligible directors under the Director Compensation Program, which consists of $0.4 million for the retainer fees and $0.3 million for the stock-based compensation expenses associated with the grant of 101,780 RSUs at the closing of the Virgin Galactic Business Combination.

(e)

Represents the estimated change in aggregate compensation for Virgin Galactic Holdings, Inc.’s executive officers and employees, which consists of $0.2 million in salary compensation and $10.8 million for the stock-based compensation expenses associated with the grant of 5,912,609 options and 1,795,209 RSUs at the closing of the Virgin Galactic Business Combination.

(f)	Represents the elimination of the interest income earned on marketable securities held in SCH’s trust account.

(g)	Represents the elimination of the unrealized loss on marketable securities held in SCH’s trust account.

(h)	Represents the basic and diluted loss per share as a result of the pro forma adjustments for the nine months ended September 30, 2019.

(i)

Represents the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. Refer to the table below for the reconciliation of the pro forma adjustments for the weighted average shares of common stock outstanding.

	Pro Forma Combined
(In thousands, except share and per share amounts)
Numerator
Net loss	$(156,826)

Denominator
Vieco US	114,851,106
SCH’s public shareholders	53,122,712
SCH Sponsor Corp. & related parties (including Mr. Palihapitiya)	25,750,000
Boeing	1,924,402
Shares issued to settle transaction costs	413,486
RSU awards—vested and unsettled	2,247,024

Basic and diluted weighted average shares of common stock outstanding	198,308,730	i

Loss per share
Basic and diluted	$(0.79)	h

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2018

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 reflects the following adjustments:

(a)	Represents the SCH historical audited statement of operations for the year ended December 31, 2018.

(b)	Represents the VG Companies historical audited combined statement of operations for the year ended December 31, 2018.

(c)	Represents the net increase in trademark license royalty expense under the Amended TMLA.

(d)

Represents the compensation for the initial eligible directors under the Director Compensation Program, which consists of $0.5 million for the retainer fees and $0.4 million for the stock-based compensation expenses associated with the grant of 101,780 RSUs at the closing of the Virgin Galactic Business Combination.

(e)

Represents the estimated change in aggregate compensation for Virgin Galactic Holdings, Inc.’s executive officers and employees, which consists of $0.2 million in cash compensation and $14.4 million for the stock-based compensation expenses associated with the grant of 5,912,609 options and 1,795,209 RSUs at the closing of the Virgin Galactic Business Combination.

(f)	Represents the elimination of the interest income earned on marketable securities held in SCH’s trust account.

(g)	Represents the elimination of the unrealized loss on marketable securities held in SCH’s trust account.

(h)	Represents the basic and diluted loss per share as a result of the pro forma adjustments for the year ended December 31, 2018.

(i)

Represents the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. Refer to the table below for the reconciliation of the pro forma adjustments for the weighted average shares of common stock outstanding.

	Pro Forma Combined
(In thousands, except share and per share amounts)
Numerator
Net loss	$(155,059)

Denominator
Vieco US	114,851,106
SCH’s public shareholders	53,122,712
SCH Sponsor Corp. & related parties (including Mr. Palihapitiya)	25,750,000
Boeing	1,924,402
Shares issued to settle transaction costs	413,486
RSU awards—vested and unsettled	1,500,000

Basic and diluted weighted average shares of common stock outstanding	197,561,706	i

Loss per share
Basic and diluted	$(0.78)	h

SCH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Social Capital Hedosophia Holdings Corp. prior to the consummation of the Virgin Galactic Business Combination.

Overview

As of September 30, 2019, we were a blank check company incorporated on May 5, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses.

On July 9, 2019, as amended on October 2, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vieco USA, Inc., a Delaware corporation (“Vieco US”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“V10”), Foundation Sub 1, Inc., a Delaware corporation and our direct wholly owned subsidiary (“Merger Sub A”), Foundation Sub 2, Inc., a Delaware corporation and our direct wholly owned subsidiary (“Merger Sub B”), Foundation Sub LLC, a Delaware limited liability company and our direct wholly owned subsidiary (“Merger Sub LLC” and, collectively with Merger Sub A and Merger Sub B, the “Merger Subs”), TSC Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco US (“Company A”), Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco US (“Company B”), and VGH, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Vieco US (“Company LLC” and, collectively with Company A and Company B, the “VG Companies”).

On October 25, 2019, as contemplated by the Merger Agreement and following approval by our shareholders at an extraordinary general meeting held October 23, 2019:

•

we filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we were domesticated and continue as a Delaware corporation, changing our name to “Virgin Galactic Holdings, Inc.”;

•

all outstanding shares of common stock or limited liability company interests, as applicable, of each of the VG Companies were cancelled in exchange for the right to receive 130,000,000 shares of the Company’s common stock (at a deemed value of $10.00 per share) for an aggregate merger consideration of $1.3 billion (the “Aggregate Merger Consideration”) and (x) Merger Sub A merged with and into Company A, the separate corporate existence of Merger Sub A ceasing and Company A being the surviving corporation and our wholly owned subsidiary, (y) Merger Sub B, merged with and into Company B, the separate corporate existence of Merger Sub B ceasing and Company B being the surviving corporation and our wholly owned subsidiary and (z) Merger Sub LLC merged with and into Company LLC, the separate company existence of Merger Sub LLC ceasing and Company LLC being the surviving company and our wholly owned subsidiary (collectively referred to as the “Mergers” and together with the Domestication, the “Virgin Galactic Business Combination”); and

•	Vieco US elected for us to repurchase 5,209,562 shares of our common stock from Vieco US at a purchase price of $10.00 per share (the “Repurchase”).

In connection with the consummation of the Virgin Galactic Business Combination, each of our issued and outstanding Class A ordinary shares, par value $0.0001 per share, was converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share. Each of our issued and outstanding Class B ordinary shares, par value $0.0001 per share, was converted, on a one-for-one basis, into a share of common stock; provided, however, that with respect to our Class B ordinary shares held by SCH Sponsor Corp. (the “Sponsor”), the Sponsor instead received upon the conversion of the Class B ordinary shares held by it 15,750,000 shares of common stock.

Pursuant to the Purchase Agreement entered into on July 9, 2019, as supplemented by the Assignment, Consent and Waiver Agreement, dated as of October 2, 2019, by and among us, Chamath Palihapitiya, Vieco US and V10 (the “Purchase Agreement”), Chamath Palihapitiya, our chief executive officer prior to the consummation of the Virgin Galactic Business Combination, purchased (concurrently with the consummation of the Mergers) 10,000,000 shares of our common stock from Vieco US at a price of $10.00 per share in cash.

Results of Operations

Through September 30, 2019 we had neither engaged in any operations nor generated any revenues. Our only activities from May 5, 2017 (inception) to September 30, 2019 were organizational activities and those necessary to consummate our initial public offering (the “Public Offering”), described below, identifying a target company for a Business Combination and activities in connection with the Virgin Galactic Business Combination. We have generated and expect to generate non-operating income in the form of interest income on marketable securities held after the Public Offering. We have incurred and expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses.

For the nine months ended September 30, 2019, we had net income of $5,005,004, which consists of interest income on marketable securities held in the Trust Account of $12,025,143, offset by operating costs of $7,008,314 and an unrealized loss on marketable securities held in the Trust Account of $11,825.

For the nine months ended September 30, 2018, we had net income of $7,236,056, which consists of interest income on marketable securities held in the Trust Account of $8,757,384, offset by operating costs of $1,216,144 and an unrealized loss on marketable securities held in the Trust Account of $305,184.

For the year ended December 31, 2018, we had net income of $11.0 million, which consists of interest income on marketable securities held in the trust account of $12.6 million, offset by operating costs of $1.3 million and an unrealized loss on marketable securities held in our trust account of $0.3 million.

For the period from May 5, 2017 (inception) through December 31, 2017, we had net income of $1.3 million, which consists of interest income on marketable securities held in the trust account of $2.1 million, offset by operating costs of $0.6 million and an unrealized loss on marketable securities held in our trust account of $0.1 million.

Liquidity and Capital Resources

For the nine months ended September 30, 2019, net cash used in operating activities was $1,757,811. Net income of $5,005,004 was affected by interest earned on marketable securities held in the Trust Account of $12,025,143, an unrealized loss on marketable securities held in the Trust Account of $11,825 and changes in our operating assets and liabilities, which provided $5,250,503 of cash from operating activities.

For the nine months ended September 30, 2018, net cash used in operating activities was $798,376. Net income of $7,236,056 was impacted by interest earned on marketable securities held in the Trust Account of $8,757,384, an unrealized loss on marketable securities held in our Trust Account of $305,184 and changes in our operating assets and liabilities, which provided $417,768 of cash from operating activities.

For the year ended December 31, 2018, net cash used in operating activities was $1.2 million. Net income of $11.0 million was affected by interest earned on marketable securities held in the trust account of $12.6 million, an unrealized loss on marketable securities held in the trust account of $0.3 million and changes in our operating assets and liabilities, which provided $0.2 million of cash from operating activities.

For the period from May 5, 2017 (inception) through December 31, 2017, cash used in operating activities was $0.6 million, consisting primarily of net income of $1.3 million and an unrealized loss on marketable securities held in the trust account of $0.1 million, offset by interest earned on cash and marketable securities held in the trust account of $2.1 million. Changes in operating assets and liabilities used $0.04 million of cash from operating activities.

As of September 30, 2019, we had marketable securities held in the Trust Account of $677,167,505 (including approximately $24,879,000 of interest income, net of unrealized losses) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2019, we did not withdraw any funds from the interest earned on the Trust Account.

We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete the Virgin Galactic Business Combination.

As of September 30, 2019, we had cash of $48,489 held outside of the Trust Account.

Through September 30, 2019, we principally financed our operations from inception using proceeds from the sale of our equity securities to our shareholders prior to the Public Offering and such amount of proceeds from the Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of September 30, 2019, we had $48,489 in our operating bank accounts, $677,167,505 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem our ordinary shares in connection therewith and a working capital deficit of $7,083,017.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

As of September 30, 2019, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and administrative and support services. We began incurring these fees on September 18, 2017, but ceased to incur these fees following the completion of the Virgin Galactic Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary shares subject to possible redemption

Prior to the consummation of the Virgin Galactic Business Combination, we accounted for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”)

Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Net loss per ordinary share

Prior to the consummation of the Virgin Galactic Business Combination, we applied the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which were not redeemable as of September 30, 2019 and were not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

THE VG COMPANIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of the VG Companies and their subsidiaries prior to the consummation of the Virgin Galactic Business Combination, and to Virgin Galactic Holdings, Inc. and its subsidiaries after the Virgin Galactic Business Combination.

Overview

We are at the vanguard of a new industry, pioneering the commercial exploration of space with reusable spaceflight systems. We believe the commercial exploration of space represents one of the most exciting and important technology initiatives of our time. This industry has begun growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics. As government space agencies have retired or reduced their own capacity to send humans into space, private companies are beginning to make crucial inroads into the fields of human space exploration. We have embarked into this commercial exploration journey with a mission to put humans into space and return them safely to Earth on a routine and consistent basis. We believe the success of this mission will provide the foundation for a myriad of exciting new industries.

We are a vertically integrated aerospace company pioneering human spaceflight for private individuals and researchers. Our spaceship operations consist of commercial human spaceflight and flying payloads into space. Our operations also include the design and development, manufacturing, ground and flight testing, and post-flight maintenance of our spaceflight vehicles. We focus our efforts in spaceflights using our reusable technology for human tourism and for research and education. We intend to offer our customers a unique, multi-day experience culminating in a spaceflight that includes several minutes of weightlessness and views of Earth from space. As part of our commercial operations, we have exclusive access to the Gateway to Space facility at Spaceport America located in New Mexico. Spaceport America is the world’s first purpose built commercial spaceport and will be the site of our initial commercial spaceflight operations. We believe the site provides us with a competitive advantage when creating our spaceflight plans as it not only has a desert climate with relatively predictable weather conditions preferable to support our spaceflights, it also has airspace that is restricted for surrounding commercial air traffic that facilitates frequent and consistent flight scheduling.

Our primary mission is to launch the first commercial program for human spaceflight. In December 2018 we made history by flying our groundbreaking spaceship, SpaceShipTwo, to space. This represented the first flight of a spaceflight system built for commercial service to take humans into space. Shortly thereafter, we flew our second spaceflight in SpaceShipTwo in February 2019, and, in addition to the two pilots, carried a crew member in the cabin. Since our December 2018 spaceflight, over 3,000 individuals have expressed interest in space travel by registering through our website. We had also received reservations for 606 spaceflight tickets and collected approximately $82.2 million in Future Astronaut deposits as of September 30, 2019. With each ticket purchased, Future Astronauts will experience a multi-day journey that includes a tour of the spaceport, flight suit fitting, spaceflight training and culminating with a trip to space on the final day.

We have also developed an extensive set of vertically integrated aerospace development capabilities encompassing preliminary vehicle design and analysis, detail design, manufacturing, ground testing, flight testing, and maintenance of our spaceflight system. Our spaceflight system consists of three primary components: our carrier aircraft, WhiteKnightTwo; our spaceship, SpaceShipTwo; and our hybrid rocket motor.

SpaceShipTwo is a spaceship with the capacity to carry pilots and future astronauts, or payloads, into space and return them safely to Earth. Fundamentally, SpaceShipTwo is a rocket-powered aerospace vehicle that operates more like a plane than a traditional rocket. SpaceShipTwo is powered by a hybrid rocket propulsion system, which we refer to as RocketMotorTwo, which propels the spaceship on a trajectory into space. SpaceShipTwo’s cabin has been designed to maximize the Future Astronaut’s safety, experience and comfort. A dozen windows line the sides and ceiling of the spaceship, offering the Future Astronauts the ability to view the blackness of space as well as stunning views of the Earth below. Our mothership, WhiteKnightTwo, is a twin-fuselage, custom-built aircraft designed to carry SpaceShipTwo up to an altitude of approximately 45,000 feet where the spaceship is released for its flight into space. Using WhiteKnightTwo’s air launch capability, rather than a standard ground-launch, reduces the energy requirements of our spaceflight system as SpaceShipTwo does not have to rocket its way through the higher density atmosphere closest to the Earth’s surface.

Our team is currently in various stages of designing, testing and manufacturing additional spaceships, carrier aircraft and rocket motors in order to meet the expected demand for human spaceflight experiences. Concurrently, we are researching and developing new products and technologies to grow our company. We are developing a captive carry/launch service that will be featured in our carrier aircraft, WhiteKnightTwo. Such features of the WhiteKnightTwo, along with its ability to carry heavy payloads into high altitudes, offers us a unique market offering for a wide array of future astronauts in the future.

Our operations also include efforts in spaceflight opportunities for research and education. For example, professional researchers have utilized parabolic aircraft and drop towers to create moments of microgravity and conduct significant research activities. In most cases, these solutions offer only seconds of microgravity per flight and do not offer access to the upper atmosphere or space. Other researchers have conducted experiments on sounding rockets or satellites. These opportunities are expensive, infrequent and impose highly limiting operational constraints. We believe that research experiments will benefit from prolonged exposure to space conditions and yield better results aboard SpaceShipTwo due to the large cabin, gentler flight, relatively low cost, advantageous operational parameters, and frequent flights. As such, researchers and educators are able to conduct critical experiments and obtain important data without having to sacrifice time and resources. Our commitment to advancing research and science was present in our December 2018 and February 2019 spaceflights as we transported payloads into space for research purposes under a NASA flight contract.

We have also leveraged our knowledge and expertise in manufacturing spaceships to occasionally perform engineering services for future astronauts, such as research, design, development, manufacturing and integration of advanced technology systems.

Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the prospectus titled “Risk Factors.”

Commercial Launch of Our Human Spaceflight Program

We are in the final phases of developing our commercial spaceflight program. Prior to commercialization, we must complete our test flight program, which includes a rigorous series of ground and flight tests, including our baseline spaceflight metrics, flight paths and safety protocol that will be used throughout our spaceflight program. We expect to conclude the final portion of the test flight program, which includes a submission to the Federal Aviation Administration for a modification to our license that will allow us to conduct a spaceflight with a customer on board, in 2020. Any delays in successful completion of our test flight program will impact our ability to generate human spaceflight revenue.

Customer Demand

While not yet in commercial service for human spaceflight, we have already received significant interest from potential Future Astronauts. Going forward, we expect the size of our backlog and the number of Future Astronauts that have flown to space on our spaceflight system to be an important indicator of our future performance. As of September 30, 2019, we had reservations for SpaceShipTwo flights from 606 Future

Astronauts. Since 2014, we have not been actively selling our astronaut experience, having established a proof of market and in order to focus resources on community management and achieving technological feasibility of our spaceflight system, but we have received more than 3,000 flight reservation inquiries since SpaceShipTwo’s first spaceflight in December 2018.

Available Capacity and Annual Flight Rate

We face constraints of resources and competing demand for our human spaceflights. We expect to commence commercial operations with a single SpaceShipTwo, VSS Unity, and a single WhiteKnightTwo carrier aircraft, VMS Eve, which together comprise our only spaceflight system. As a result, our annual flight rate will be constrained by the availability and capacity of this spaceflight system. To reduce this constraint, we are in various stages of designing, testing and manufacturing two additional SpaceShipTwo vehicles as well as an additional WhiteKnightTwo carrier. We believe that expanding the fleet will allow us to increase our annual flight rate.

Safety Performance of Our Spaceflight Systems

Our spaceflight systems are highly specialized with sophisticated and complex technology. We have built operational processes to ensure that the design, manufacture, performance and servicing of our spaceflight systems meet rigorous quality standards. However, our spaceflight systems are still subject to operational and process problems, such as manufacturing and design issues, pilot errors, or cyber-attacks. Any actual or perceived safety issues may result in significant reputational harm to our business and our ability to generate human spaceflight revenue.

Component of Results of Operations

Revenue

To date, we have primarily generated revenue by transporting scientific payloads using our spaceflight systems and by providing engineering services as a subcontractor to the primary contractor of a long-term contract with the U.S. government. We also have generated revenues from a sponsorship arrangement.

Following the commercial launch of our human spaceflight services, we expect the significant majority of our revenue to be derived from sales of tickets to fly to space. We also expect that we will continue to receive a small portion of our revenue by providing services relating to the research, design, development, manufacture and integration of advanced technology systems.

Cost of Revenue

Costs of revenue related to spaceflights include costs related to the consumption of a rocket motor, fuel, payroll and benefits for our pilots and ground crew, and maintenance. Cost of revenue related to the engineering services consist of expenses related to materials and human capital, such as payroll and benefits. Once we have completed our test flight program and commenced commercial operations, we will capitalize the cost to construct any additional SpaceShipTwo vehicles. Cost of revenue will include vehicle depreciation once those spaceships are placed into service. We have not capitalized any spaceship development costs to date.

Gross Profit and Gross Margin

Gross profit is calculated based on the difference between our revenue and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin has varied historically based on the mix of revenue-generating spaceflights and engineering services. As we approach the commercialization of our spaceflights, we expect our gross profit and gross margin may continue to vary as we scale our fleet of spaceflight systems.

Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities, including the lease with Spaceport America, and equipment; professional fees; and other general corporate costs. Human capital expenses primarily include salaries and benefits. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Research and Development

Research and development expense represents costs incurred to support activities that advance our human spaceflight towards commercialization, including basic research, applied research, concept formulation studies, design, development, and related testing activities. Research and development costs consist primarily of the following costs for developing our spaceflight systems:

•	flight testing programs, including rocket motors, fuel, and payroll and benefits for pilots and ground crew performing test flights;

•	equipment, material, and labor hours (including from third party contractors) for developing the spaceflight system’s structure, spaceflight propulsion system, and flight profiles; and

•	rent, maintenance, and depreciation of facilities and equipment and other overhead expenses allocated to the research and development departments.

As of September 30, 2019, our current primary research and development objectives focus on the development of our SpaceShipTwo vehicles for commercial spaceflights and developing our RocketMotorTwo, a hybrid rocket propulsion system that will be used to propel our SpaceShipTwo vehicles into space. The successful development of SpaceShipTwo and RocketMotorTwo involves many uncertainties, including:

•	timing in finalizing spaceflight systems design and specifications;

•	successful completion of flight test programs, including flight safety tests;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•	performance of a limited number of suppliers for certain raw materials and components;

•	performance of our third-party contractors that support our research and development activities;

•	our ability to maintain rights from third parties for intellectual properties critical to research and development activities; and

•	our ability to continue funding and maintain our current research and development activities.

A change in the outcome of any of these variables could delay the development of SpaceShipTwo and RocketMotorTwo, which in turn could impact when we are able to commence our human spaceflights.

As we are currently still in our final development and testing stage of our spaceflight system, we have expensed all research and development costs associated with developing and building our spaceflight system. We expect that our research and development expenses will decrease once technological feasibility is reached for our spaceflight systems as the costs incurred to manufacture additional SpaceShipTwo vehicles, built by leveraging the invested research and development, will no longer qualify as research and development activities.

Interest Income

Interest income consists primarily of interest earned on cash and cash equivalents held by us in interest bearing demand deposit accounts.

Interest Expense

Interest expense relates to our capital lease obligations.

Other Income

Other income consists of miscellaneous non-operating items, such as public relations events, merchandising, and legal settlements.

Income Tax Provision

We are subject to income taxes in the United States and the United Kingdom. Our income tax provision consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Results of Operations

The following tables set forth our results of operations for the periods presented and expresses the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparisons of financial results is not necessarily indicative of future results.

	Nine Months Ended September 30,		$ Change	% Change	Years Ended December 31,		$ Change	% Change
	2019	2018			2018	2017
	($ in thousands)				($ in thousands)
Revenue	$3,252	$1,562	$1,690	108%	$2,849	$1,754	$1,095	62%
Cost of revenue	1,690	387	1,303	337	1,201	488	713	146

Gross profit	1,562	1,175	387	33	1,648	1,266	382	30
Operating expenses:
Selling, general and administrative expenses	44,719	37,389	7,330	20	50,902	46,886	4,016	9
Research and development expenses	96,119	84,971	11,148	13	117,932	93,085	24,847	27

Operating loss	(139,276)	(121,185)	(18,091)	15	(167,186)	(138,705)	(28,481)	21
Interest income	1,137	344	793	231	633	241	392	163
Interest expense	2	8	(6)	(75)	10	21	(11)	(52)
Other income	128	28,542	(28,414)	(100)	28,571	453	28,118	6,207

Loss before income taxes	(138,013)	(92,307)	(45,706)	50	(137,992)	(138,032)	40	(<0)
Income tax expense	123	115	8	7	147	155	-8	(5)

Net loss	$(138,136)	$(92,422)	$(45,714)	49%	$(138,139)	$(138,187)	$48	(<0)%

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018 and Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenue

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Revenue increased by $1.7 million, or 108%, to $3.3 million for the nine months ended September 30, 2019 compared to $1.6 million for the nine months ended September 30, 2018. This is primarily due to flying payload in February 2019 in connection with our testing program and an increase in engineering services providing under long-term U.S. government contracts in 2019.

Year ended December 31, 2018 compared to year ended December 31, 2017. Revenue increased by $1.1 million, or 62%, to $2.8 million in 2018 compared to $1.8 million in 2017 primarily due to flying payload in December 2018 in connection with our testing program.

Cost of Revenue and Gross Profit

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Cost of revenue increased by $1.3 million, or 337%, to $1.7 million for the nine months ended September 30, 2019 from $0.4 million for the nine months ended September 30, 2018. The change in cost of revenue is primarily due to labor costs associated with providing engineering services under long-term U.S. government contracts and flight costs for flying payload in February 2019. Gross profit increased by $0.4 million, or 33%, to $1.6 million for the nine months ended September 30, 2019 from to $1.2 million for the nine months ended September 30, 2018. Gross margin for the nine months ended September 30, 2019 decreased by 27 percentage points compared to the nine months ended September 30, 2018. The increase in gross profit and the decrease in gross margin is primarily driven by smaller gross margins associated with the increased mix of long-term engineering services and similarly for flying payload in February 2019.

Year ended December 31, 2018 compared to year ended December 31, 2017. Cost of revenue for 2018 increased by $0.7 million, or 146%, to $1.2 million compared to $0.5 million in 2017. The change in cost of revenue is primarily due to flight costs for flying payload in December 2018. Gross profit for 2018 increased by $0.4 million, or 30%, to $1.6 million compared to $1.3 million in 2017. Gross margin for 2018 decreased by 14 percentage points compared to 2017. The increase in gross profit and the decrease in gross margin is primarily driven by smaller gross margins associated with the increased revenues recognized for flying payload in December 2018.

Selling, General and Administrative Expenses

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Selling, general and administrative expenses increased by $7.3 million, or 20%, to $44.7 million for the nine months ended September 30, 2019 from $37.4 million for the nine months ended September 30, 2018. This $7.3 million increase was primarily due to general corporate growth, including preparation for becoming a public company in connection with the Virgin Galactic Business Combination.

Year ended December 31, 2018 compared to year ended December 31, 2017. Selling, general and administrative expenses for 2018 increased by $4.0 million, or 9%, to $50.9 million compared to $46.9 million in 2017. This $4.0 million increase was primarily due to human capital expenses, such as payroll and benefits, related to growth outside our research and development headcount.

Research and Development Expenses

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018. Research and development expenses increased by $11.1 million, or 13%, to $96.1 million for the nine months ended September 30, 2019 from $85.0 million for the nine months ended September 30, 2018. The increase was due to costs associated with developing our spaceflight system, of which $7.5 million was due to increased material costs and $3.1 million was due to increased human capital expenses, such as payroll, benefits and third-party contractor costs, related to growth in our engineering research and development headcount. Total spaceflight system development costs incurred during the nine months ended September 30, 2019 was $83.6 million as compared to $73.0 million for the nine months ended September 30, 2018. The remaining increase in research and development of $0.5 million is due to costs associated with test flights which totaled $12.5 million for nine months ended September 30, 2019 as compared to $12.0 million for the nine months ended September 30, 2018. Test flight expenses include costs related to consumption of rocket motors, fuel, and payroll and benefit costs for our pilots and ground crew.

Year ended December 31, 2018 compared to year ended December 31, 2017. Research and development expenses increased by $24.8 million, or 27%, to $117.9 million for 2018 from $93.1 million in 2017. The increase was due to costs associated with developing our spaceflight system, of which $10.9 million was due to increased human capital expenses, such as payroll and benefits, related to growth in our engineering research and development headcount and $11.3 million for material costs. Total spaceflight system development costs incurred during 2018 was $101.5 million as compared to $79.4 million in 2017. The remaining increase in research and development of $2.7 million is due to costs associated with test flights which totaled $16.5 million for 2018 as compared to $13.7 million in 2017. Test flight expenses include costs related to consumption of rocket motors, fuel, and payroll and benefit costs for our pilots and ground crew.

Interest Income

Interest income increased by $0.8 million, or 231%, to $1.1 million for the nine months ended September 30, 2019 from $0.3 million for the nine months ended September 30, 2018. Interest incomes increased by $0.4 million, or 163%, to $0.6 million for the year ended December 30, 2018 from $0.2 million for the year ended December 31, 2017. The increase for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018 and for the year ended December 31, 2018 as compared to the year ended December 31, 2017 was primarily due to customer deposits held in depository accounts being moved to a higher interest-bearing account in the second half of 2018.

Interest Expense

Interest expense was immaterial for the nine months ended September 30, 2019 and 2018 and for the year ended December 31, 2018 and 2017.

Other Income

Other income decreased by $28.4 million, or 100%, to $0.1 million for the nine months ended September 30, 2019 from $28.5 million for the nine months ended September 30, 2018. Other income for 2018 increased by $28.1 million, or 6,207%, to $28.6 million compared to $0.5 million in 2017. These changes were primarily due to the $28.0 million gain from a legal settlement received from one of our suppliers during the first half of the year ended December 31, 2018.

Income Tax Expense

Income tax expense was immaterial for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018 and 2017. We have accumulated net operating losses at the federal and state level as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses shown above are primarily related to minimum state filing fees in the states where we have operations as well as corporate income taxes for our operations in the United Kingdom, which operates on a cost-plus arrangement.

Liquidity and Capital Resources

Prior to the consummation of the Virgin Galactic Business Combination, our operations had historically participated in cash management and funding arrangements managed by Vieco 10 Limited (“V10”). Only cash and cash equivalents held in bank accounts legally owned by entities dedicated to us are reflected in the condensed consolidated balance sheets. Cash and cash equivalents held in bank accounts legally owned by V10 were not directly attributable to us for any of the periods presented. Transfers of cash, both to and from V10 by us have been reflected as a component of net parent investment and membership equity in the condensed consolidated balance sheets and as a financing activity on the accompanying condensed consolidated statements of cash flows.

As of September 30, 2019, we had cash, cash equivalents and restricted cash of $85.5 million. From the time of our inception to the consummation of the Virgin Galactic Business Combination, we have financed our operations and capital expenditures through cash flows financed by V10. We expect our principal sources of liquidity following the Virgin Galactic Business Combination and the investment by an entity affiliated with The Boeing Company will be our cash and cash equivalents and any additional capital we may obtain through borrowings or additional sales of our equity securities.

Historical Cash Flows

	Nine Months Ended September 30,		Years Ended December 31,
	2019	2018	2018	2017
	(In Thousands)		(In Thousands)
Net cash provided by (used in)
Operating activities	$(128,286)	$(101,905)	$(145,703)	$(136,675)
Investing activities	(13,680)	(6,655)	(10,590)	(5,597)
Financing activities	146,064	110,089	156,595	137,870

Net change in cash, cash equivalents and restricted cash	$4,098	$1,529	$302	$(4,402)

Operating Activities

Net cash used in operating activities was $128.3 million for the nine months ended September 30, 2019, primarily consisting of $138.1 million of net losses, adjusted for non-cash items, which primarily included depreciation and amortization expense of $4.9 million and a $5.3 million increase in cash provided by an increase in due to related parties, net, accounts payable and accrued liabilities and customer deposits and decreases in prepayments and other current assets and accounts receivable offset by an increase in inventories and other noncurrent assets.

Net cash used in operating activities was $101.9 million for the nine months ended September 30, 2018, primarily consisting of $92.4 million of net losses, adjusted for non-cash items, which primarily included depreciation and amortization expense of $4.3 million and offset by a $13.3 million increase in cash consumed primarily by an increase in inventories, due from related party, net, and accounts receivable and a decrease in customer deposits, accounts payable and accrued liabilities.

Net cash used in operating activities was $145.7 million for 2018, primarily consisting of $138.1 million of net losses, adjusted for certain non-cash items, which primarily included depreciation and amortization expense of $5.8 million and $(0.5) million of deferred rent expense, as well as a $12.9 million increase in cash consumed primarily by an increase in inventories, due from related party, net, accounts receivable, and a decrease in customer deposits offset by an increase in accounts payable and accrued liabilities.

Net cash used in operating activities was $136.7 million for 2017, primarily consisting of $138.2 million of net losses, adjusted for certain non-cash items, which primarily included depreciation and amortization expense of $5.1 million and $1.5 million of deferred rent expense, as well as a $5.1 million increase in cash consumed primarily by an increase in due from related party, net, and inventories and a decrease in customer deposits, offset by a decrease in prepayments and other current assets and accounts receivable and an increase in accounts payable and accrued liabilities.

Investing Activities

Net cash used in investing activities was $13.7 million for the nine months ended September 30, 2019, primarily consisting of purchases of manufacturing equipment, leasehold improvements at the Mojave Air and Space Port facility, purchases of furniture and fixtures, IT infrastructure upgrades, and spare parts as well as construction activities at the Gateway to Space facility and at spaceflight systems fueling facilities.

Net cash used in investing activities was $6.7 million for the nine months ended September 30, 2018, primarily consisting of purchases of manufacturing equipment, upgrades to communications systems, design and architectural services for the Gateway to Space facility and the purchase of a support aircrafts and spare parts.

Net cash used in investing activities was $10.6 million for 2018, primarily consisting of purchases of tooling and manufacturing equipment, design and construction projects at our New Mexico facility, including upgrades to communications systems, IT infrastructure upgrades, main hangar design and architectural services, buildout of maintenance and ground support facilities, and spaceflight systems fueling facilities.

Net cash used in investing activities was $5.6 million for 2017, primarily consisting of purchase of tooling and manufacturing equipment, design and construction projects at our New Mexico facility, as well as purchase of ground support equipment and parts, IT hardware, and furniture and fixtures.

Financing Activities

Net cash provided by financing activities was $146.1 million for the nine months ended September 30, 2019, consisting primarily of equity contributions received from V10.

Net cash provided by financing activities was $110.1 million for the nine months ended September 30, 2018, consisting primarily of equity contributions received from V10.

Net cash provided by financing activities was $156.6 million for 2018, consisting primarily of equity contributions received from V10.

Net cash provided by financing activities was $137.9 million for 2017, consisting primarily of equity contributions received from V10.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development of our spaceflight system and the commercialization of our human spaceflight operations. In addition, we expect cost of revenue to increase significantly as we commence commercial operations and add additional spaceships to our operating fleet.

Specifically, our operating expenses will increase as we:

•	scale up our manufacturing processes and capabilities to support expanding our fleet with additional spaceships, carrier aircraft and rocket motors upon commercialization;

•	pursue further research and development on our future human spaceflights, including those related to our research and education efforts, supersonic and hypersonic point-to-point travel;

•	hire additional personnel in research and development, manufacturing operations, testing programs, and maintenance as we increase the volume of our spaceflights upon commercialization;

•	seek regulatory approval for any changes, upgrades or improvements to our spaceflight technologies and operations in the future, especially upon commercialization;

•	maintain, expand and protect our intellectual property portfolio; and

•

hire additional personnel in management to support the expansion of our operational, financial, information technology, and other areas to support our operations as a public company upon the consummation of the Virgin Galactic Business Combination.

In connection with the entry into the merger agreement relating to the Virgin Galactic Business Combination, on July 8, 2019, Corvina Holdings Ltd. an affiliate of V10, agreed to provide financial support sufficient for us to satisfy our obligations and debt service requirements as they come due and will satisfy, on a timely basis, all our liabilities and obligations that we are unable to satisfy when due from July 8, 2019 through and including the earlier of (i) October 31, 2020 and (ii) the date on which we obtain adequate third-party funding required to satisfy the above. The latter was accomplished with the proceeds received upon the consummation of the Virgin Galactic Business Combination, and the Boeing investment.

We expect that our cash and cash equivalents as of September 30, 2019 and the additional cash and cash equivalents we received upon the consummation of the Virgin Galactic Business Combination and the Boeing investment will enable us to fund our operating expenses and capital expenditure requirements for at least 24 months. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control.

Additionally, we are in the final phases of developing our commercial spaceflight program. While we anticipate initial commercial launch with a single SpaceShipTwo, we currently have two additional SpaceShipTwo vehicles under construction and expect the direct costs to complete these two vehicles to be in the range of $40 million to $60 million. Assuming commercial adoption of our human spaceflight program occurs at the level we anticipate, we plan to expand the fleet to a total of five SpaceShipTwo vehicles by the end of 2023. We anticipate the costs to manufacture additional vehicles will begin to decrease as we continue to scale up our manufacturing processes and capabilities. Until we have achieved technological feasibility with our spaceflight systems, we will not capitalize expenditures incurred to construct any additional components of our spaceflight systems and continue to expense these costs as incurred to research and development.

The commercial launch of our human spaceflight program and the anticipated expansion of our fleet have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Some of these risk and uncertainties are described in more detail in this prospectus under the section titled “Risk Factors.”

Commitments and Contingencies

The following table summarizes our contractual obligations as of September 30, 2019.

		Payments Due by Periods (1)
	Total	< 1 year	1-3 years	3-5 years	> 5 years
	(In thousands)
Operating lease obligations	$48,439	$1,018	$7,772	$7,310	$32,339

We are a party to operating leases primarily for land and buildings (e.g., office buildings, warehouses and spaceport) and certain equipment (e.g., copiers) under non-cancelable operating leases. These leases expire at various dates through 2035.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies related to revenue recognition, inventories, research and development, income taxes, stock-based compensation, and the cash incentive plan have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.

Revenue Recognition

We have yet to undertake our first commercial spaceflight for paying private individuals and consequently have not generated any human spaceflight revenue. In December 2018 and February 2019, we successfully carried payloads into space and accordingly recognized revenue related to these spaceflights. Additionally, we have one fixed-price contract as a subcontractor to the primary contractor of a long-term contract with the U.S. government, under which we perform the specified work on a time-and-materials basis subject to a guaranteed maximum price.

For fiscal years ended December 31, 2018 and 2017, we recognize revenue when delivery of our obligations to our customer has occurred, the collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Revenue is measured at the fair value of the consideration received excluding discounts, rebates, Value Added Tax, and other sales taxes or duty. Cash payments for spaceflights are classified as customer deposits until persuasive evidence of an arrangement exists. Revenues from spaceflight is recognized when spaceflight service has been delivered. Revenue from engineering services is recognized on a time-and-materials basis for direct labor hours incurred at fixed hourly rates.

For the nine months ended September 30, 2019, we recognize revenue when control of the promised service is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those services, in accordance with the new standards. However, there is no significant impact in the recognition of revenue.

Inventories

Inventories consist of raw materials expected to be used for the development of the human spaceflight program and customer specific contracts. Inventories are stated at the lower of cost or net realizable value. If events or changes in circumstances indicate that the utility of our inventories have diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. We capitalize labor, material, subcontractor and overhead costs as work-in-process for contracts where control has not yet passed to the customer. In addition, we capitalizes costs incurred to fulfill a contract in inventories in advance of contract award as work-in-process if we determine that contract award is probable. We determine the costs of other product and supply inventories by using the first-in first-out or average cost methods.

Research and Development

We conduct research and development activities to develop existing and future technologies that advance our spaceflight system towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing our spaceflight system and flight profiles primarily include equipment, material, and labor hours. Costs incurred for performing test flights primarily include rocket motors, fuel, and payroll and benefits for pilots and ground crew. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. We expense all research and development costs as incurred. Once we have achieved technological feasibility, we will capitalize the costs to construct any additional components of our spaceflight systems.

Income Taxes

We adopted the separate return approach for the purpose of presenting the combined financial statements, including the income tax provisions and the related deferred tax assets and liabilities. Our historic operations reflect a separate return approach for each jurisdiction in which we had a presence and V10 filed a tax return.

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. Our assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, we consider the effect of our transfer pricing policies on that income. We have placed a valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As we grow, we will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. We adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on our financial condition and operating results. The income tax expense includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

We have not yet started commercial operations and as such we are accumulating net operating losses at the federal and state levels, which are reflected in the income tax provision section of the balance sheet. The presented income tax expenses in these statements are primarily related to minimum state filing fees in the states where we have operations as well as corporate income taxes for our operations in the United Kingdom, which operates on a cost-plus arrangement and therefore incurs income tax expenses.

Stock-Based Compensation

V10 granted options with performance conditions and service requirements. Compensation cost is recognized if it is probable that the performance condition will be achieved. The performance conditions restrict exercisability or settlement until certain liquidity events occur, such as a qualifying initial public offering or change in control. No accrual has been recorded as none of the performance conditions have been achieved nor deemed probable of being achieved. Please refer to Note 7 in our combined financial statements included elsewhere in this prospectus for further information regarding stock-based compensation. These options were cancelled in connection with the consummation of the Virgin Galactic Business Combination.

Cash Incentive Plan

Our employees participate in a multiyear cash incentive plan (the “Cash Incentive Plan”) to provide cash bonuses based on the attainment of three qualifying milestones with defined target dates. The maximum aggregate amount of cash awards under the Cash Incentive Plan is $30.0 million. Compensation cost is recognized if it is probable that a milestone will be achieved. No accrual has been recorded as none of the milestones have been achieved nor deemed probable of being achieved. Please refer to Note 1 in our combined financial statements included elsewhere in this prospectus for further information regarding cash-based bonus compensation.

Recent Accounting Pronouncements

Please refer to Note 2 in our condensed consolidated financial statements for the nine months ended September 30, 2019 included in this prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We have operations within the United States and the United Kingdom and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Risk

Cash and cash equivalents consist solely of cash held in depository accounts and as such are not affected by either an increase or decrease in interest rates. Furthermore, we consider all highly liquid investments with a maturity of three months or less as cash equivalents. Currently, we do not possess any cash equivalents, but if we did, the short-term nature of these investments would also not be significantly impacted by changes in the interest rates. We believe that a 10% increase or decrease in interest rates would not have a material effect on our interest income or expense.

Foreign Currency Risk

The functional currency of our operations in the United Kingdom is the local currency (pound sterling). We translate the financial statements of the operations in the United Kingdom to United States Dollars and as such we are exposed to foreign currency risk. Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk is not material to our overall operations and results.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our combined financial statements as of and for the year ended December 31, 2018, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of a sufficient number of personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment our information technology and application controls in our financial reporting.

We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:

•

We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes.

•

We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate.

•	We are designing and implementing information technology and application controls in our financially significant systems to address our relative information processing objectives.

•	We are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

•

Finally, we are designing and implementing additional integration in our financially significant systems to provide that our information technology processes alongside efforts in our business processes, are supporting our internal control over financial reporting.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

BUSINESS

Overview

We are a vertically-integrated aerospace company, pioneering human spaceflight for private individuals and researchers, as well as a manufacturer of advanced air and space vehicles. Using our proprietary and reusable technologies and supported by a distinctive, Virgin-branded customer experience, we are developing a spaceflight system designed to offer customers a unique, multi-day, transformative experience. This culminates in a spaceflight that includes views of Earth from space and several minutes of weightlessness that will launch from Spaceport America, New Mexico. We believe that one of the most exciting and significant opportunities of our time lies in the commercial exploration of space and the development of technology that will change the way we travel across the globe in the future. Together we are opening access to space to change the world for good.

Over the past decade, several trends have converged to invigorate the commercial space industry. Rapidly advancing technologies, decreasing costs, open innovation models with improved access to technology and greater availability of capital have driven significant growth in the commercial space market. According to a December 2019 article from the U.S. Chamber of Commerce, the commercial space market is expected to grow 6% per year, from $385 billion in 2017 to at least $1.5 trillion by 2040, reaching 5% of U.S. gross domestic product. As a result of these trends, we believe the exploration of space and the cultivation and monetization of space-related capabilities offer immense potential for the creation of economic value and future growth. Further, we believe we are at the center of these industry trends and well-positioned to capitalize on them by bringing human spaceflight to a broad global population that dreams of traveling to space.

The market for commercial human spaceflight for private individuals is new and untapped. As of December 31, 2019, only 575 humans have ever traveled above the Earth’s atmosphere into space to become officially recognized as astronauts, cosmonauts or taikonauts. Overwhelmingly, these men and women have been government employees handpicked by government space agencies such as the National Aeronautics and Space Administration (“NASA”) and trained over many years at significant expense. Private commercial space travel has been limited to a select group of individuals who were able to reach space, generally only at great personal expense and risk. We are planning to change that. We believe a significant market opportunity exists to provide high net worth individuals with a dynamic spaceflight experience at a fraction of the expense incurred by other private individuals to date. We believe this market opportunity is supported by the over 600 reservations and over $80.0 million of deposits we had booked as of December 31, 2019, and also by the more than 3,000 flight reservation inquiries we have received since SpaceShipTwo’s first spaceflight in December 2018.

Over the last 14 years, we have developed an extensive portfolio of proprietary technologies that are embodied in the highly specialized assets that we have developed or leased to enable commercial spaceflight and address these industry trends. These assets include:

•

Our carrier aircraft, WhiteKnightTwo. WhiteKnightTwo is a twin-fuselage, custom-built aircraft designed to carry our spaceship, SpaceShipTwo, up to an altitude of approximately 45,000 feet, where the spaceship is released for its flight into space. Our carrier aircraft is designed to launch thousands of SpaceShipTwo flights over its lifetime. This reusable launch platform design provides a flight experience and economics similar to commercial airplanes, and may offer a considerable economic advantage over other potential launch alternatives. Additionally, our carrier aircraft has a rapid turnaround time, enabling it to provide frequent spaceflight launch services for multiple spaceships.

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Our spaceship, SpaceShipTwo. SpaceShipTwo is a reusable spaceship with the capacity to carry two pilots and up to six Future Astronauts into space before returning them safely to the Earth’s surface. SpaceShipTwo is a rocket-powered winged vehicle designed to achieve a maximum speed of over Mach 3 and has a flight duration, measured from the takeoff of our carrier aircraft to the landing of SpaceShipTwo, of up to approximately 90 minutes. SpaceShipTwo’s cabin has been designed to optimize the Future Astronaut’s safety, experience and comfort. For example, the sides and ceiling of the spaceship’s cabin are lined by more than a dozen windows, offering Future Astronauts the ability to view the blackness of space as well as stunning views of the Earth below. With the exception of the rocket motor’s fuel and oxidizer, which must be replenished after each flight, SpaceShipTwo is designed as a wholly reusable spaceship.

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Our hybrid rocket motor, RocketMotorTwo. SpaceShipTwo is powered by a hybrid rocket propulsion system, RocketMotorTwo, that propels it on a trajectory into space. The term “hybrid” rocket refers to the fact that the rocket uses a solid fuel grain cartridge and a liquid oxidizer. The fuel cartridge is consumed over the course of a flight and replaced in between flights. RocketMotorTwo has been designed to provide performance capabilities necessary for spaceflight with a focus on safety, reliability and economy. Its design incorporates comprehensive critical safety features, including the ability to be safely shut down at any time, and its limited number of moving parts increases reliability and robustness for human spaceflight. Furthermore, the motor is made from a benign substance that needs no special or hazardous storage.

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Spaceport America. The Future Astronaut flight preparation and experience will take place at our operational headquarters at Spaceport America. Spaceport America is the first purpose-built commercial spaceport in the world and serves as the home of our terminal hangar building, officially designated the “Virgin Galactic Gateway to Space.” Spaceport America is located in New Mexico on 27 square miles of desert landscape, with access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling by preventing general commercial air traffic from entering the area. Additionally, the desert climate and its relatively predictable weather provide favorable launch conditions year-round. Our license from the U.S. Federal Aviation Administration (the “FAA”) includes Spaceport America as a location from which we can launch and land our spaceflight system on a routine basis.

We have designed our spaceflight system with a fundamental focus on safety. Important elements of our safety design include horizontal takeoff and landing, highly reliable and rigorously tested jet engines on our carrier aircraft, two pilots in our carrier aircraft and the spaceship to provide important redundancy, a proprietary feathering system that allows the spaceship to properly align for re-entry with limited pilot input, extensive screening and training of our pilots, and the ability to safely abort at any time during the mission. In 2016, the FAA granted us our commercial space launch license with a limited number of verification and validation steps that must be completed before the FAA will clear us to include future astronauts on our spaceflights. Specifically, we are required by the FAA to submit final integrated vehicle performance results conducted in an operational flight environment, including final configuration of critical systems and aspects of the environmental control system and human factors performance. We expect to be able to submit these results to the FAA during the first half of 2020.

Our goal is to offer our Future Astronauts an unmatched, safe and affordable journey to space without the need for any special prior experience or significant prior training and preparation. We have worked diligently for over a decade to plan every aspect of the Future Astronaut’s journey to become an astronaut, drawing on a world-class team with extensive experience with human spaceflight, high-end customer experiences and reliable transportation system operations and safety. Each Future Astronaut will spend four days at Spaceport America, with the first three days spent on pre-flight training and the spaceflight itself occurring on the fourth day. In space, they will be able to exit their seats and experience weightlessness, floating about the cabin and positioning themselves at one of the many windows around the cabin sides and top. After enjoying several minutes of weightlessness, our astronauts will maneuver back to their own seats to prepare for re-entry and the journey back into the Earth’s atmosphere. Upon landing, astronauts will disembark and join family and friends to celebrate their achievements and receive their astronaut wings.

We have historically sold spaceflight tickets at a price point of up to $250,000 per ticket. Given demand for human spaceflight experiences and the limited available capacity, however, we expect the price of our tickets to increase for a period of time. We also anticipate offering premium pricing options for future astronauts with an interest in further customizing or enhancing their astronaut journey. As of December 31, 2019, we had reservations for over 600 spaceflight tickets and over $80.0 million in deposits. We believe these sales are largely attributable to the strength and prominence of the Virgin Galactic brand, which has driven many of our future astronauts directly to us with inbound requests. As we transition to full commercialization, we intend to take a more active role in marketing and selling our spaceflight experience. Given that sales of spaceflights are consultative and generally require a one-on-one sales approach, we intend to go to market using our direct sales organization and may expand the reach of that organization using a global network of high-end travel professionals that we refer to as “Accredited Space Agents”.

Our senior management team has extensive experience in the aerospace industry and includes the former Chief of Staff for NASA as well as NASA’s space shuttle launch integration manager. Our team of pilots is similarly experienced, with over 216 years of collective flight experience, and includes former test pilots for NASA, the Royal Air Force, the U.S. Air Force, the Italian Air Force and the U.S. Marine Corps. Our commercial team is managed and supported by individuals with significant experience and success in building and growing a commercial spaceflight brand, selling spaceflight reservations and managing the pre-flight Future Astronaut community.

Commercial Space Industry

The commercial exploration of space represents one of the most exciting and important technological initiatives of our time. For the last six decades, crewed spaceflight missions commanded by the national space agencies of the United States, Russia and China have captured and sustained the attention of the world, inspiring countless entrepreneurs, scientists, inventors, ordinary citizens and new industries. Despite the importance of these missions and their cultural, scientific, economic and geopolitical influence, as of December 31, 2019, only 575 humans have ever traveled above the Earth’s atmosphere into space to become officially recognized astronauts, cosmonauts or taikonauts. Overwhelmingly, these men and women have been government employees handpicked by government space agencies such as NASA and trained over many years at significant expense. While these highly capable government astronauts have inspired millions, individuals in the private sector have had extremely limited opportunity to fly into space, regardless of their personal wealth or ambitions. We are planning to change that.

Over the past decade, several trends have converged to invigorate the commercial space industry. Rapidly advancing technologies, decreasing costs, open innovation models with improved access to technology and greater availability of capital have driven explosive growth in the commercial space market. According to a December 2019 article from the U.S. Chamber of Commerce, the commercial space market will grow 6% per year, from $385.0 billion in 2017 to at least $1.5 trillion by 2040, reaching 5% of U.S. gross domestic product. The growth in private investment in the commercial space industry has led to a wave of new companies reinventing parts of the traditional space industry, including human spaceflight, satellites, payload delivery and methods of launch, in addition to unlocking entirely new potential market segments. Government agencies have taken note of the massive potential and growing import of space and are increasingly relying on the commercial space industry to spur innovation and advance national space objectives. In the United States, this has been evidenced by notable policy initiatives and by commercial contractors’ growing share of space activity.

As a result of these trends, we believe the exploration of space and the cultivation and monetization of space-related capabilities offers immense potential for creation of economic value and future growth. Further, we believe we are at the center of these industry trends and well-positioned to capitalize on them by bringing human spaceflight to a broader global population that dreams of traveling to space. We are initially focused on human spaceflight for recreation and research, but we believe our differentiated technology and unique capabilities can be leveraged to address numerous additional commercial and government opportunities in the commercial space industry.

We have developed extensive vertically integrated aerospace development capabilities for developing, manufacturing and testing aircraft and related propulsion systems. These capabilities encompass preliminary systems and vehicle design and analysis, detail design, manufacturing, ground testing, flight testing and post-delivery support and maintenance. We believe our unique approach and rapid prototyping capabilities enable innovative ideas to be designed quickly and built and tested with process and rigor. In addition, we have expertise in configuration management and developing documentation needed to transition our technologies and systems to commercial applications. Further, we have developed a significant amount of know-how, expertise and capability that we believe we can leverage to capture growing demand for innovative, agile and low-cost development projects for third parties, including contractors, government agencies and commercial service providers. We are actively exploring strategic relationships to identify new applications for our technologies and to develop advanced aerospace technologies for commercial and transportation applications that we believe will accelerate progress within relevant industries and enhance our growth.

Human Spaceflight

The market for commercial human spaceflight for private individuals is new and virtually untapped. To date, private commercial space travel has been limited to a select group of individuals who were able to reach space only at great personal expense and risk. In effect, these individuals became temporary members of the Russian Space Agency, were required to learn the Russian language and trained for months prior to spaceflight. In 2001, Dennis Tito was the first private individual to purchase a ticket for space travel, paying an estimated $20.0 million for a ride to the International Space Station (the “ISS”) on a Russian Soyuz rocket. Since then, six individuals have purchased tickets and flown successful orbital missions that have included time on the ISS, and current prices for spaceflights to the ISS approximately range between $50.0 million and $75.0 million per trip. One individual, Charles Simonyi, flew twice.

Other than these limited and extremely expensive alternatives, we are unaware of any currently available alternatives for private space travel. Historically, the privatization of human spaceflight has been limited primarily by cost and availability to private individuals. In the past, the technologies necessary to journey to space have been owned and controlled strictly by government space agencies. With the exception of a few seats on the Russian Soyuz rocket, government agencies have not demonstrated interest in providing vehicles or seats to the private sector for human spaceflight. Instead, government efforts in human spaceflight have focused on research missions and have historically required billions of dollars of investment. Because of the government’s research orientation and because of the high cost of development, historically there has been limited innovation to foster the commercial viability of human spaceflight. For example, most spacecraft were developed as single-use vehicles; and while the Space Shuttle was built as a reusable vehicle, it required significant recovery and refurbishment between flights.

The interconnected dynamics of national security concerns, government funding, a lack of competing technologies and economies of scale, as well as the infrequency of flights, have all contributed to sustained high costs of human spaceflight. In addition to the cost, privatization has also been limited by concerns surrounding the ability to safely transport untrained general members of the public into space.

While these obstacles have significantly limited the adoption of human space travel, we believe the few private individuals who have already flown at significant personal cost provide important insight into the potential demand for private space travel, particularly if these obstacles can be addressed. To evaluate the potential market opportunity, we have performed a high-level analysis based on publicly available information to estimate the net worth of our existing reservation holders. Based on that analysis, we estimate that over 90% of our existing reservation holders have a net worth of over $1.0 million, and approximately 70% have a net worth of less than $20.0 million. As a result, we expect our commercial human spaceflight offering will receive interest broadly across the spectrum of high net worth individuals. However, in the near term we expect the majority of our future astronauts will consist of individuals with a net worth of $10.0 million or more.

An October 2019 report by the Credit Suisse Research Institute estimated that in 2019 there were approximately 2.0 million high net worth individuals globally with a net worth greater than $10.0 million and that this group of individuals was expected to grow at a compound annual growth rate of approximately 5.9% through 2023. In light of this, we believe a significant market opportunity exists for a company that can provide high net worth individuals with the opportunity to enjoy a spaceflight experience in comfort and safety. We believe this is supported by the over 600 reservations, backed by over $80.0 million of deposits, that we had received as of December 31, 2019. This customer backlog represents approximately $120.0 million in expected future revenue upon payment of the full ticket price for SpaceShipTwo flights. Though we have not been actively selling our astronaut experience since 2014, having established proof of market and in order to focus resources on community management and achieving, we have received more than 3,000 flight reservation inquiries since SpaceShipTwo’s first spaceflight in December 2018.

Our Strategy

Using our proprietary and reusable flight system, and supported by a distinctive, Virgin-branded customer experience, we are seeking to provide affordable, safe, reliable and regular transportation to space. To accomplish this we intend to:

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Launch our commercial program for human spaceflight. In December 2018, we flew our first spaceflight using our current SpaceShipTwo, VSS Unity. This marked the first ever flight of a vehicle designed for commercial service to take humans into space and was the first crewed space launch from U.S. soil since 2011. In February 2019, we flew VSS Unity to space for a second time and, in addition to the two pilots, carried a crew member in the cabin. The crew member was able to unbuckle her seatbelt and float around the cabin in weightlessness – another first for a commercial space vehicle. All five crew members flown across these two flights were thereafter awarded official U.S. government commercial astronaut wings in recognition of having traveled more than 50 miles above sea level. We are now in the final phases of readying our commercial spaceflight program. As part of this preparatory work, we are transitioning our operational headquarters to our purpose-built facility at Spaceport America in New Mexico and completing the final work on VSS Unity for commercial service, including the installation of the cabin interior. The interior furnishings and fixtures are also being installed at Spaceport America, along with finalizing everything needed to prepare our first future astronauts for flight. We expect to conclude the final portion of the flight test program from Spaceport America and expect successful completion of those tests in 2020.

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Expand the fleet to increase our flight rate. We will commence commercial operations with our SpaceShipTwo spaceship, VSS Unity, and our WhiteKnightTwo carrier aircraft, VMS Eve, which together comprise our spaceflight system. We believe these craft will be sufficient to meet our initial operating plan. We have two additional SpaceShipTwo vehicles under construction, as well an additional WhiteKnightTwo carrier undergoing design engineering. We plan to expand the fleet to a total of five SpaceShipTwo vehicles in service by the end of 2023, which should allow us to increase our annual flight rate. Beyond that, we plan to identify opportunities to expand to additional spaceports.

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Lower operating costs. We are focused on developing and implementing manufacturing efficiencies in an effort to decrease the manufacturing cost per spaceship. Additionally, we expect that, as we commence commercial operations, our staff will become more efficient in various aspects of operations and maintenance such that we can reduce operating costs.

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Leverage our proprietary technology and deep manufacturing experience to augment our product and service offerings and expand into adjacent and international markets. We have developed an extensive set of vertically integrated aerospace development capabilities and technologies. While our primary focus for the foreseeable future will be on commercializing human space flight, we expect to explore the application of our proprietary technologies and our capabilities in areas such as design, engineering, composites manufacturing, high-speed propulsion and production for other commercial and government uses. Among other opportunities, we believe our technology could be used to develop supersonic and hypersonic vehicles that drastically reduce travel time for point-to-point international travel. By leveraging our technology and operations, we believe we will also have an opportunity in the future to pursue growth opportunities abroad, including by potentially opening additional spaceports or entering into other arrangements with different international government agencies.

Our Competitive Strengths

We are a pioneer in commercial human spaceflight with a mission to enhance our world by opening space to a broad audience and facilitating the further exploration of our Universe. We believe that our collective expertise, coupled with the following strengths, will allow us to build our business and expand our market opportunity and addressable markets:

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Differentiated technology and capabilities. Over the last 14 years, we have developed reusable vehicles and capabilities that will allow us to move towards airline-like operations for spaceflight, and which were the basis for the FAA granting us our commercial space launch license in 2016. Our spaceflight system and our hybrid rocket motor together enable the following key differentiators:

•	horizontal take-off and landing using winged vehicles and traditional airplane runway infrastructure that enable a familiar airplane-like experience;
•	use of our carrier aircraft for first stage of flight and then to air launch our spaceship, which is intended to maximize the safety and efficiency of our spaceflight system;

•	pilot-designed and pilot-flown missions to avoid complexity, aiding safety and customer confidence;

•	carbon composite construction that is light, strong and fatigue-resistant;

•	robust, controllable spaceship hybrid rocket motor propulsion system that can be safely shut down at any time during the flight;

•	large cabin with multiple windows, allowing for an experience of weightlessness and easy access to views of Earth for all of our future astronauts; and

•	unique “wing-feathering” system, designed to enable a safe, aerodynamically controlled re-entry into the Earth’s atmosphere on a repeated basis.

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Significant backlog and pent up customer demand. While not yet in commercial service, we have already received significant interest from Future Astronauts and research organizations. As of December 31, 2019, we had reservations for SpaceShipTwo flights from over 600 future astronauts, backed by over $80.0 million of deposits. We have not been actively selling new reservations for spaceflights since the end of 2014, having established a proof of market and in order to focus resources on community management and achieving commercialization. Since then, we have experienced strong additional demand, with more than 3,000 people having registered interest in flying to space since our first spaceflight in December 2018. Additionally, as of December 31, 2019, we have flown eight payloads for space research missions and intend to pursue similar arrangements for additional research missions.

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Iconic brand associated with unique customer experiences. The Virgin brand carries an exceptional reputation worldwide for innovation, customer experience, adventure and luxury. We have been planning our customer journey for many years and have refined our plans with the help of our potential Future Astronauts, many of whom are highly regarded enthusiasts who are committed to optimizing their experience and our success. The customer journey starts with marketing materials, the sales process and the purchase of a reservation. It concludes with a four-day spaceflight experience at Spaceport America, which includes a personalized training and preparation program designed to optimize the flight for each individual and incorporates an activity program for friends and family. The experience culminates in an epic flight to space and a full video and photographic record of the journey. A clear customer service ethos and language runs through the entire journey and is managed by our uniquely experienced team.

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Limited competition with natural barriers to entry. Entry into the commercial human spaceflight market requires a significant financial investment as well as many years of high-risk development. We were formed in 2004 after the basic architecture of our spaceflight system had been proven in prototype form, which in itself had taken several years. In total, development of our platform and capabilities has required more than $1 billion in total investment to date. We are aware of only one competitor with a similar investment of time and money in suborbital commercial human spaceflight, which is taking a different approach to its launch architecture.

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Highly specialized and vertically integrated design and manufacturing capabilities. We possess highly specialized and vertically integrated capabilities that enable us to manage and control almost all elements of design and manufacturing of our spaceship and our carrier aircraft. These capabilities include a unique approach to rapid prototyping that enables us to design, build and test innovative ideas quickly; a deep composite manufacturing experience with broad applications in the aerospace industry; a dedicated team and facilities that support the full development of our high performance vehicles; and a 200,000 square foot campus in Mojave, California that houses fabrication, assembly, hangar and office space and where we perform ground and test operations.

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First purpose-built commercial spaceport. Spaceport America was designed to be both functional and beautiful and sets the stage for our Future Astronaut experiences. Spaceport America is located in New Mexico on 27 square miles of desert landscape, with access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling and the desert climate and its relatively predictable weather provide favorable launch conditions year-round. The facilities were built with our operational requirements and our future astronauts in mind, with comprehensive consideration of its practical function, while also providing the basis for the Virgin Galactic experience.

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Experienced management team and an industry-leading flight team. Our management team has extensive experience in the aerospace industry and includes the former Chief of Staff for NASA as well as NASA’s Space Shuttle Launch Integration Manager. Our team of pilots is similarly experienced, with over 216 years of flight experience, and includes former test pilots for NASA, the Royal Air Force, the U.S. Air Force, the Italian Air Force and the U.S. Marine Corps. Our commercial team is managed and supported by individuals with significant experience and success in building and growing a commercial spaceflight brand, selling spaceflight reservations and managing the pre-flight Future Astronaut community.

Our Assets

Over the course of the last 14 years, we have developed an extensive portfolio of proprietary technologies that are embodied in the highly specialized vehicles that we have created to enable commercial spaceflight. These technologies underpin our carrier aircraft, WhiteKnightTwo; our spaceship, SpaceShipTwo; our hybrid rocket motor; and our safety systems. Our Future Astronauts will interact with these technologies at our operational headquarters at Spaceport America, the first purpose-built commercial spaceport, and our terminal hangar building, officially designated the “Virgin Galactic Gateway to Space.”

Our Carrier Aircraft—WhiteKnightTwo

WhiteKnightTwo is a twin-fuselage, custom-built aircraft designed to carry SpaceShipTwo up to an altitude of approximately 45,000 feet, where the spaceship is released for its flight into space. Using WhiteKnightTwo rather than a standard ground-launch rocket reduces the energy requirements for suborbital launch because SpaceShipTwo is not required to propel its way through the higher density atmosphere nearer to the Earth’s surface. Air-launch systems have a well-established flight heritage, having first been used in 1947 for the Bell X-1, which was the first aircraft to break the speed of sound, and later on the X-15 suborbital spaceplane, in Northrop Grumman’s Pegasus rocket system and in earlier versions of our spaceflight system.

WhiteKnightTwo’s differentiating design features include its twin boom configuration, its single-piece composite main wing spars, its reusability as the first stage in our space launch system, and its versatility as a flight trainer for SpaceShipTwo. The twin boom configuration allows for a spacious central area between the two fuselages to accommodate a launch pylon to which SpaceShipTwo can be attached. Both cabins of WhiteKnightTwo are constructed on the same tooling and are identical in shape and size to the SpaceShipTwo cabin. The commonality of cabin construction provides cost savings in production, as well as operational, maintenance and crew training advantages. WhiteKnightTwo’s all-composite material construction substantially reduces weight as compared to an all-metal design. WhiteKnightTwo is powered by four Pratt and Whitney Canada commercial turbo-fan engines. Spare parts and maintenance support are readily available for these engines, which have reliably been in service on WhiteKnightTwo since December 2008.

WhiteKnightTwo’s pilots are all located in the right boom during all phases of ground operations and flight. At present, the left boom is empty and unpressurized; however, in the future, the left boom could be used to accommodate additional crew, research experiments or astronauts training for their flight on SpaceShipTwo, if permitted by relevant government agencies.

WhiteKnightTwo’s 140 foot main wing houses large air brakes that allow WhiteKnightTwo to mimic SpaceShipTwo’s aerodynamic characteristics in the gliding portions of SpaceShipTwo’s flight. This provides our pilots with a safe, cost-effective and repeatable way to train for SpaceShipTwo’s final approach and landing.

Our carrier aircraft is designed to launch thousands of SpaceShipTwo flights over its lifetime. As such, our spaceflight launch platform system provides a flight experience and economics akin to commercial airplanes and offers a considerable economic advantage over other potential launch architectures. Additionally, our carrier aircraft has a rapid turnaround time, enabling it to provide frequent spaceflight launch services for multiple spaceships.

WhiteKnightTwo was designed with a view towards supporting our international expansion and has a range of up to 2,800 nautical miles. As a result, WhiteKnightTwo can transport SpaceShipTwo virtually anywhere in the world to establish launch capabilities.

WhiteKnightTwo has completed an extensive, multiyear test program that included a combination of ground and flight tests. As of December 31, 2019, WhiteKnightTwo had completed a total of 271 test flights, with more than 50 of those being dual tests with SpaceShipTwo.

Although specifically designed to carry and launch SpaceShipTwo, WhiteKnightTwo has various features that we believe could enable it to be used by third parties as a strategic asset for other commercial and government applications. These features include:

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Expansive payload and high altitude capacity. When not carrying SpaceShipTwo, WhiteKnightTwo has been designed to carry a payload pod that can carry up to 30,000 pounds at takeoff and 17,000 pounds at landing. Additionally, WhiteKnightTwo is designed to slow cruise and reach a maximum altitude above 55,000 feet, making it potentially compatible with, and differentiated for, a variety of government-related mission profiles.

•	Symmetrical airflow and benign separation characteristics. The symmetrical airflow design helps provide payload stability and facilitates a clean separation from the payload.

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Interchangeable payload pods. Pods can be used by various customers for a variety of missions. Payload pods can be swapped easily on the WhiteKnightTwo, requiring limited redesign of a pod to change payloads. This provides customers with significant optionality in terms of what payloads can be carried on the WhiteKnightTwo. Payload pods can be pressurized and human rated, allowing commercial off-the-shelf parts to be used to accelerate the development of the customer’s specific payload or technology. We have an existing contract to design a payload pod for a major U.S. aerospace prime contractor for a U.S. government contract that they have been awarded and expect to pursue similar work for commercial and government customers in the future.

Our Spaceship—SpaceShipTwo

SpaceShipTwo is a reusable spaceship with the capacity to carry two pilots and up to six spaceflight participants into space before returning them safely to the Earth’s surface. SpaceShipTwo is a rocket-powered winged vehicle designed to achieve a maximum speed of over Mach 3 and has a flight duration, measured from WhiteKnightTwo’s takeoff to landing, of up to approximately 90 minutes.

SpaceShipTwo begins each mission by being carried to an altitude of approximately 45,000 feet by WhiteKnightTwo before being released. Upon release, the pilot fires the hybrid rocket motor, which propels SpaceShipTwo on a near vertical trajectory into space. Once in space, after providing the Future Astronauts with amazing views and a weightlessness experience, a pilot uses the spaceship’s unique “wing-feathering” feature in order to prepare the vehicle for re-entry. The feathering system works like a shuttlecock in badminton, naturally orienting SpaceShipTwo into the desired re-entry position with minimal pilot input. This re-entry position uses the entire bottom of the spaceship to create substantial drag, thereby slowing the vehicle to a safe re-entry speed and preventing unacceptable heat loads. Once SpaceShipTwo has descended back to an altitude of approximately 55,000 feet above sea level, the wings un-feather back to their normal position, and SpaceShipTwo glides back to the base for a runway landing, similar to NASA’s Space Shuttle or any other glider. SpaceShipTwo’s feathering system was originally developed and tested on SpaceShipTwo’s smaller predecessor, SpaceShipOne.

SpaceShipTwo’s cabin has been designed to maximize customer safety and comfort. A dozen windows in the cabin line the sides and ceiling of the spaceship, offering future astronauts the ability to view the black of space as well as stunning views of the Earth below. Exposure to G-forces during ascent and descent is mitigated by the use of an articulated seat that is upright during rocket boost and reclined during re-entry, enabling future astronauts to experience G-forces that peak at approximately 3 to 4 times the force of gravity during re-entry in a relatively comfortable and safe orientation.

With the exception of the rocket motor’s fuel and oxidizer, which must be replenished after each flight, SpaceShipTwo is designed to be a reusable spaceship. Like WhiteKnightTwo, SpaceShipTwo was constructed with all-composite material construction, providing beneficial weight and fatigue characteristics.

SpaceShipTwo, the VSS Unity, is completing an extensive flight test program that began in March 2010 with the original SpaceShipTwo, VSS Enterprise, which was built by a third-party contractor. This flight program was designed to include a rigorous series of ground and flight tests. As of December 31, 2019, the SpaceShipTwo configuration had completed more than 50 test flights of which eight were rocket-powered test flights, including successful flights to space in December 2018 and February 2019. Prior to commercial launch, SpaceShipTwo will complete its flight test program at Spaceport America in New Mexico.

Hybrid Rocket Motor

SpaceShipTwo is powered by a hybrid rocket propulsion system, RocketMotorTwo, that propels it on a trajectory into space. The term “hybrid” rocket refers to the fact that the rocket uses a solid fuel grain and a liquid oxidizer. The fuel cartridge is consumed over the course of a flight, meaning that each SpaceShipTwo flight will require the installation of a new, replaceable fuel cartridge that contains the fuel used in the hybrid rocket motor. Assembly of this fuel cartridge is designed to be efficient and to support high rates of commercial spaceflight. In 2018, RocketMotorTwo set a Guinness world record as the most powerful hybrid rocket to be used in manned flight, and in February 2019 it was accepted into the permanent collection of the National Air and Space Museum.

RocketMotorTwo has been designed to provide required mission performance capability with a focus on safety, reliability and economy. Its design benefits from critical safety features including its ability to be shut down safely at any time and its limited number of moving parts, which increases reliability and robustness for human spaceflight. Furthermore, the motor is made from a benign substance that needs no special or hazardous storage.

Our in-house propulsion team is in the process of upgrading our fuel cartridge production plant to increase the production rate and to reduce unit production cost in order to accommodate planned growth in the SpaceShipTwo fleet and drive increasingly attractive per-flight economics.

Safety Systems

We have designed our spaceflight system with a fundamental focus on safety. Important elements of our safety design include:

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Horizontal takeoff and landing. We believe that launching SpaceShipTwo from WhiteKnightTwo offers several critical safety advantages. Among other advantages, horizontal launch generally requires less fuel, oxidizer and pressurant on board than would otherwise be required. Moreover, the horizontal launch method allows increased time for pilots and crew to respond to any potential problems that may arise with the spaceship or its propulsion system. As such, if the pilots observe a problem while SpaceShipTwo is still mated to WhiteKnightTwo, they can quickly and safely return to the ground without releasing SpaceShipTwo. Furthermore, if potential concerns emerge after release from WhiteKnightTwo, SpaceShipTwo can simply glide back to the runway.

•	WhiteKnightTwo engine reliability. Highly reliable and rigorously tested jet engines made by Pratt and Whitney Canada power the first 45,000 feet of the journey to space.

•	Two pilots per vehicle. Two pilots will fly in each WhiteKnightTwo and SpaceShipTwo. Having a second pilot in the vehicles spreads the workload and provides critical redundancies.

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Design of RocketMotorTwo. RocketMotorTwo is a simple and robust, human-rated spaceflight rocket motor with no turbo-pumps or complicated machinery. This rocket offers simple shut-off control at any point in the trajectory, unlike a traditional solid rocket motor.

•	Feathering system. Our unique wing feathering technology provides self-correcting capability that requires limited pilot input for SpaceShipTwo to align properly for re-entry.

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Astronaut preparation. Each of our Future Astronauts will go through a customized medical screening and flight preparation process, including training for use of communication systems, flight protocols, emergency procedures and G-force training. In addition, initial customer questionnaires and health tracking have been completed and are maintained in a comprehensive and secure medical database.

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Full mission abort capability. Due to our air-launch configuration and flight profile, mission abort capability exists at all points along the flight path and consists of aborts that mimic the normal mission profile. For example, if pre-launch release criteria are not met, the SpaceShipTwo is designed to remain attached to the carrier aircraft and make a smooth, mated landing. In the event of an abort in a short-burn duration, the spaceship pilot may choose to fly a parabolic, gliding recovery. For longer duration burns, pilots will continue to climb to configure a feathered re-entry and establish a gliding recovery at nominal altitudes.

Spaceport America

The Future Astronauts’ flight preparation and experience will take place at Spaceport America, the first purpose-built commercial spaceport in the world. Spaceport America is located in New Mexico on 27 square miles of desert landscape and includes a space terminal, hangar facilities and a 12,000 foot runway. The facility has access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling, and the desert climate and its relatively predictable weather provide favorable launch conditions year-round. The development costs of Spaceport America were largely funded by the State of New Mexico. Our license from the FAA includes Spaceport America as a location from which we can launch and land our spaceflight system.

The terminal hangar building, officially designated the “Virgin Galactic Gateway to Space,” was designed to be both functional and beautiful, matching future astronauts’ high expectations of a Virgin-branded facility and delivering an aesthetic consistent with the Virgin Galactic experience. The form of the building in the landscape and its interior spaces capture the drama and mystery of spaceflight, reflecting the thrill of space travel for our future astronauts. The LEED-Gold certified building has ample capacity to accommodate our staff, our customer training and preparation facilities and our fleet of vehicles.

The Astronaut Journey

Our goal is to offer our Future Astronauts an unmatched but affordable opportunity to experience spaceflight safely and without the need for any special prior experience or significant prior training and preparation. We have worked diligently for over a decade to plan every aspect of the customer’s journey to become an astronaut, drawing on a world-class team with extensive experience with human spaceflight, high-end customer experiences and reliable transportation system operations and safety. We have had the considerable advantage of building and managing our initial community of Future Astronauts, comprised of individuals from over 60 countries who have made reservations to fly on SpaceShipTwo. This community is actively engaged, allowing us to understand the style of customer service and experience expected before, during and after each flight. We have used customer input to ensure that each customer’s journey with us, from end to end, will represent a pinnacle life experience and achievement.

The journey begins with a personalized and consultative sales process. Once the reservation transaction is completed, the customer receives an “onboarding” call from our direct sales organization, known as our “Astronaut Office”, in London and is provided with a personalized welcome pack. This pack contains a desktop model of the spaceship, a Future Astronaut community membership card and other branded assets, along with a video message and personal letter from Sir Richard Branson welcoming the Future Astronaut into the Virgin Galactic family. Future Astronauts are kept apprised of community activity and company news through an app-accessed customer portal. Once we commence commercial operations, this portal will be the principal tool by which we will provide and receive necessary information from our future astronauts in preparation for their spaceflights.

Prior to traveling to Spaceport America to begin his or her journey, each customer will be required to complete a medical history questionnaire. In addition to completing this questionnaire, each customer will also undergo a physical exam with an aerospace medicine specialist, typically within six months of flight. Some future astronauts may be asked for additional testing as indicated by their health status. Based on our observations in tests involving a large group of our early future astronauts, we believe that the vast majority of people who want to travel to space in our program will not be prevented from doing so by health or fitness considerations.

Pre-Flight Training

Future Astronauts will participate in three days of pre-flight training at Spaceport America. The spaceflight is expected to occur on the fourth day of the astronaut experience.

Pre-flight training will include briefings, mock-up training and time spent with the mission’s fellow Future Astronauts and crew. The purpose of this training is to ensure that the future astronauts get the maximum enjoyment of their spaceflight experience while ensuring that they do so safely, particularly the key attributes of the unique sensation of weightlessness and the feeling of dramatic acceleration upon launch.

We have worked with training experts, behavioral health experts, experienced flight technicians, and experienced government astronauts in order to customize training for our suborbital missions. This program is expected to include training for emergency egress, flight communication systems, flight protocols, seat ingress and egress and will meet all training requirements prescribed by applicable regulation.

The training program has been built on the philosophy that familiarization with the systems, procedures, equipment and personnel that will be involved in the actual flight will make the Future Astronaut more comfortable and allow the customer to focus his or her attention on having the best possible experience. As a result, most training is expected to involve hands-on activities with real flight hardware or with high fidelity mock-ups.

Although broadly similar for each flight, the training program and the flight schedule may vary slightly depending on the backgrounds, personalities, physical health of the astronauts and weather and other conditions. Additionally, we expect to review, assess and modify the program regularly as we gain commercial experience.

The Spaceflight Experience

On the morning of their flight to space, the Future Astronauts will head out to the spaceport for their final flight briefings and preparation. Future astronauts will change into personal, custom-designed flight suits developed and fabricated by Under Armour via brand partnership. The Future Astronauts will then meet up with their fellow Future Astronauts and board SpaceShipTwo, which will already be mated to the WhiteKnightTwo.

The spaceship cabin has been designed, like the spaceport interior, to deliver an aesthetic consistent with our brand values and to optimize the flight experience. User experience features are expected to include strategically positioned high definition video cameras, flight data displays and cabin lighting. Virgin Group companies are renowned for their interior design, particularly in the aviation industry. That experience and reputation has been brought to bear on both spaceship and spaceport interiors in an effort to optimize the customer journey.

Once all future astronauts are safely onboard and the pilots have coordinated with the appropriate regulatory and operational groups, WhiteKnightTwo will take-off and climb to an altitude of approximately 45,000 feet. Once at altitude, the pilots will perform all necessary vehicle and safety checks and then will release SpaceShipTwo from WhiteKnightTwo. Within seconds, the rocket motor will be fired, instantly producing acceleration forces of up to 4Gs as the spaceship undertakes a near vertical climb and achieves speeds of more than Mach 3.

The rocket motor will fire for approximately 60 seconds, burning all of its propellant, and the spaceship will coast up to apogee. Our astronauts will be able to exit their seats and experience weightlessness, floating about the cabin and positioning themselves at one of the dozen windows around the cabin sides and top. The vehicle’s two pilots will maneuver the spaceship in order to give the astronauts spectacular views of the Earth and an opportunity to look out into the blackness of space. While the astronauts are enjoying their time in space, SpaceShipTwo’s pilots will have reconfigured the spaceship into its feathered re-entry configuration.

After enjoying several minutes of weightlessness, our astronauts will maneuver back to their own seats to prepare for re-entry. We have conducted seat egress and ingress testing in weightlessness to verify that our astronauts will be able to return to their seats quickly and safely. Our personalized seats, custom-designed to support each astronaut safely during each phase of flight, will cushion the astronauts as the spaceship rapidly decelerates upon re-entry. Our astronauts will enjoy the journey back into the Earth’s atmosphere at which time the pilot will lower the feather, and the spaceship will glide back to the original runway from which the combined WhiteKnightTwo and SpaceShipTwo pair had taken off less than two hours prior. Upon landing, astronauts will disembark and join family and friends to celebrate their achievements and receive their astronaut wings.

Sales and Marketing

As of December 31, 2019, we had reservations for over 600 spaceflight tickets and over $80.0 million in deposits, representing potential revenue of approximately $120.0 million. Through strong capabilities in community management we have high retention rates, despite deposits being refundable. We believe these sales are largely attributable to the strength and prominence of the Virgin Galactic brand, which has driven many of our future astronauts directly to us with inbound requests. For example, since the December 2018 spaceflight, over 3,000 individuals registered interest in a spaceflight reservation on our website. We have also benefited from Sir Richard Branson’s personal network to generate new inquiries and reservation sales, as well as referrals from existing reservation holders. As we transition to full commercialization, we intend to take a more active role in marketing and selling our spaceflight experience.

Given that sales of spaceflights are consultative and generally require a one-on-one sales approach, we intend to go to market using our direct sales organization. Our direct sales organization, known as the “Astronaut Office”, is headquartered in London, England. The Astronaut Office also actively manages our Future Astronaut community and sits within our commercial team, which has additional responsibilities including the management of related social channels, public relations, brand management and brand partnerships, including those with Under Armour and Land Rover.

We intend to expand the reach of our direct sales organization using a global network of high-end travel professionals that we refer to as “Accredited Space Agents”. Our Accredited Space Agents consist of high-end travel professionals worldwide that we hand-picked and individually trained to sell our spaceflights. Accredited Space Agents have contracted with us to sell spaceflight reservations and, while they actively sell other travel experiences, are precluded from selling spaceflight experiences from any other provider.

We are continuing to evaluate and develop our marketing strategy in anticipation of commercial operations and believe our existing direct sales organization, together with our available network of Accredited Space Agents, possess the people, processes, systems and experience we will need to support profitable and fast-growing commercial operations.

We have historically sold spaceflight tickets at a price point of up to $250,000 per ticket. However, given the expected demand for human spaceflight experiences and the limited available capacity, we expect the price of our tickets to increase for a period of time upon resuming sales activities. We also anticipate offering premium pricing options for future astronauts with an interest in further customizing or enhancing their astronaut journey.

Research and Education Applications

In addition to the potential market for human space travel, we believe our existing technology has potential application in other ancillary markets, such as research and education. Historically, the ability to perform research and education activities in space has been limited by the same challenges facing human spaceflight, including the significant cost associated with traveling to space and the limited physical capacity available for passengers or other payloads. Additionally, the long launch lead times and the low launch rate for these journeys make it difficult to run an experiment quickly or to fly repeated experiments, and there has traditionally been a significant delay in a researcher’s ability to obtain the data from the experiment once the journey was complete. Moreover, traditional spaceflight is hard on research payloads due to the high G-loads at launch. As a result, researchers have attempted to use parabolic aircraft and drop towers to create moments of microgravity and conduct significant research activities. While these solutions help address cost concerns, they offer only seconds of microgravity per flight and do not offer access to the upper atmosphere or space, rapid re-flight or, in the case of drop towers and sounding rockets, the opportunity for the principal investigator to fly with the scientific payload. We believe our existing spaceflight system addresses many of these issues by providing:

•	researchers the ability to accompany and monitor their experiments in space;

•	the ability to fly payloads repeatedly, which can enable lower cost and iterative experiments;

•	prompt access to experiments following landing;

•	access to a large payload capacity; and

•	in the case of sounding rockets, dramatically gentler G-loading.

We believe the demand for access to suborbital research is likely to come from educational and commercial research institutions across a broad range of technical disciplines. Multiple government agencies and research institutions have expressed interest in contracting with us to deliver research payloads to space and to conduct suborbital experiments. We have flown eight payloads for research-related missions and we expect research missions to form an important part of our launch manifest in the future.

Design, Development and Manufacturing

Our development and manufacturing team consists of over 500 talented and dedicated engineers, technicians and professionals with thousands of years of combined design, engineering, manufacturing and flight test experience from a wide variety of the world’s leading research, commercial and military aerospace organizations.

We have developed extensive vertically integrated aerospace development capabilities for developing, manufacturing and testing aircraft and related propulsion systems. These capabilities encompass preliminary systems and vehicle design and analysis, detail design, manufacturing, ground testing, flight testing and post-delivery support and maintenance. We believe our unique approach and rapid prototyping capabilities enable innovative ideas to be designed quickly and built and tested with process rigor. In addition, we have expertise in configuration management and developing documentation needed to transition our technologies and systems to commercial applications. We believe our breadth of capabilities, experienced and cohesive team, and culture would be difficult to re-create and can be easily leveraged on the future design, build and test of transformational aerospace vehicles.

The first vehicle we manufactured was VSS Unity, the second SpaceShipTwo. Leveraging the extensive design engineering invested in VSS Unity, we are currently manufacturing additional spaceships based on that design, at a substantially lower cost. In addition, we are manufacturing rocket motors to support growth of our commercial operations over time.

Additionally, we have developed a significant amount of know-how, expertise and capabilities that we believe we can leverage to capture growing demand for innovative, agile and low-cost development projects for third parties, including contractors, government agencies and commercial service providers. We are actively exploring strategic relationships to develop new applications for our technologies and to develop new aerospace technologies for commercial and transportation applications that we believe will accelerate progress within relevant industries and enhance our growth.

All of our manufacturing operations, which include among others fabrication, assembly, warehouse and both ground and test operations, are located in Mojave, California at the Air and Space Port, where our campus spans over 200,000 square feet. This location provides us with year-round access to airspace for various flight test programs. We believe having all manufacturing operations located at this campus facilitates rapid experimentation of new concepts, which is key to delivering innovation.

Additional Potential Applications of our Technology

We believe we can leverage our robust platform of advanced technologies, significant design, engineering and manufacturing experience, and thousands of hours of flight training to develop additional aerospace applications, including, among others, supersonic and hypersonic point-to-point travel. Supersonic and hypersonic aircraft are aircraft capable of traveling at speeds faster than the speed of sound and five times the speed of sound, respectively. We believe a significant market opportunity exists for vehicles with this capability, as they could be used to drastically reduce international travel times. Other potential applications of our technology include urban air mobility, or the ability to enable rapid, reliable transportation within cities and urban areas; captive carry and launch services; and high altitude long endurance vehicles. While our primary focus for the foreseeable future will be on commencing and managing our commercial human spaceflight operations, we expect to continue to explore and evaluate the application of our technologies into these and other ancillary applications.

Competition

The commercial spaceflight industry is still developing and evolving but we expect it to be highly competitive. Currently, our primary competitor in establishing a suborbital commercial human spaceflight market is Blue Origin, a privately-funded company that is seeking to develop a vertically-launched, suborbital spaceship. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing competitive products within the aerospace industry, including SpaceX and Boeing. While these companies are currently focused on providing orbital spaceflight transportation to government agencies, a fundamentally different product from ours, we cannot ensure that one or more of these companies will not shift their focus to include suborbital spaceflight and directly compete with us in the future.

Many of our current and potential competitors are larger and have substantially greater resources than we do. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or to offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with our products and services in the future. Any such foreign competitor could potentially, for example, benefit from subsidies from or other protective measures by its home country.

We believe our ability to compete successfully as a commercial provider of human spaceflight does and will depend on a number of factors including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the frequency and availability of our offerings. We believe that we compete favorably on the basis of these factors.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees, and we seek to control access to and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

Virgin Trademark License Agreement

We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to an amended and restated trademark license agreement (the “Amended TMLA”). Our rights under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by Virgin to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on our board of directors, we have agreed to provide Virgin with the right to appoint one director to our board of directors, provided the designee is qualified to serve on the board under all applicable corporate governance policies and applicable regulatory and listing requirements.

Unless terminated earlier, the Amended TMLA will have an initial term of 25 years expiring October 2044, subject to up to two additional 10-year renewals by mutual agreement of the parties. The Amended TMLA may be terminated by Virgin upon the occurrence of a number of specified events, including if:

•	we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);

•	we materially damage the Virgin brand;

•	we use the brand name “Virgin Galactic” outside of the scope of the activities licensed under the Amended TMLA (subject to a cure period);

•	we become insolvent;

•	we undergo a change of control to an unsuitable buyer, including to a competitor of Virgin;

•	we fail to make use of the “Virgin Galactic” brand to conduct our business;

•	we challenge the validity or entitlement of Virgin to own the “Virgin” brand; or

•

the commercial launch of our services does not occur by a fixed date or thereafter if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue).

Upon any termination or expiration of the Amended TMLA, unless otherwise agreed with Virgin, we will have 90 days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.

Pursuant to the terms of the Amended TMLA, we are obligated to pay Virgin quarterly royalties equal to the greater of (a) a low single-digit percentage of our gross sales and (b) (i) prior to the first spaceflight for paying future astronauts, a mid-five figure amount in dollars and (ii) from our first spaceflight for paying future astronauts, a low-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. In relation to certain sponsorship opportunities, a higher, mid-double-digit percentage royalty on related gross sales applies.

The Amended TMLA also contains, among other things, customary mutual indemnification provisions, representations and warranties, information rights of Virgin and restrictions on our and our affiliates’ ability to apply for or obtain registration for any confusingly similar intellectual property to that licensed to us pursuant to the Amended TMLA. Furthermore, Virgin is generally responsible for the protection, maintenance, enforcement and protection of the licensed intellectual property, including the Virgin brand, subject to our step-in rights in certain circumstances.

All Virgin and Virgin-related trademarks are owned by Virgin and our use of such trademarks is subject to the terms of the Amended TMLA, including our adherence to Virgin’s quality control guidelines and granting Virgin customary audit rights over our use of the licensed intellectual property.

Spacecraft Technology License Agreement

We are party to a Spacecraft Technology License Agreement, as amended, with Mojave Aerospace Ventures, LLC (“MAV”) pursuant to which we possess a non-exclusive, worldwide license under certain patents and patent applications, including improvements that have been reduced to practice within a specified period. Unless terminated earlier, the term of this license agreement will expire on the later of a fixed date and the expiration date of the last to expire of the patent rights granted under the agreement. The license agreement and the associated licenses granted thereunder may be terminated if we commit a material breach of our obligations under the agreement that is uncured for more than 30 days, or if we become insolvent.

Under the terms of the license agreement, we are obligated to pay MAV license fees and royalties through the later of a fixed date and the expiration date of the last to expire of the patent rights granted under the agreement of (a) a low-single-digit percentage of our commercial spaceflight operating revenue, subject to an annual cap that is adjusted annually for changes in the consumer price index, (b) a low-single-digit percentage of our gross operating revenue on the operation of spacecraft, and (c) a mid-single-digit percentage of our gross sales revenue of spacecraft sold to third parties.

Regulatory

Federal Aviation Administration

The regulations, policies and guidance issued by the FAA apply to the use and operation of our spaceflight system. When we operate our spaceflight system as “launch vehicles,” meaning a vehicle built to operate in, or place a payload or human beings in, space, and a suborbital rocket, the FAA’s commercial space transportation requirements apply. Operators of launch vehicles are required to have proper licenses, permits and authorizations from the FAA and comply with the FAA’s insurance requirements for third-party liability and government property. Congress enacted a law prohibiting the FAA from issuing regulations until 2023 for the safety of persons on launch vehicles such as SpaceShipTwo and WhiteKnightTwo, unless a death or serious injury, or event that could have led to a death or serious injury, were to occur earlier. Once this law expires, we may face increased and more expensive regulation from the FAA relating to our spaceflight activities. The FAA has an open notice of proposed rulemaking process relating to commercial launch that could impact our operations. While we are monitoring these developments, we cannot predict the timing, scope or terms of any proposed rulemaking relating to commercial launch.

When not operating as launch vehicles, our spaceflight system vehicles are regulated as experimental aircraft by the FAA. The FAA is responsible for the regulation and oversight of matters relating to experimental aircraft, the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA aircraft certification and maintenance, and other matters affecting air safety and operations.

We have a current FAA Reusable Launch Vehicle Operator License that allows test and payload revenue flights from both Mojave, California and Spaceport America, New Mexico. Prior to being able to carry spaceflight participants, we are required by the FAA to submit final integrated vehicle performance results conducted in an operational flight environment, including final configuration of critical systems and aspects of the environmental control system and human factors performance. We expect to be able to submit these results to the FAA during the first half of 2020.

Failure to comply with the FAA’s aviation or space transportation regulations may result in civil penalties or private lawsuits, or the suspension or revocation of licenses or permits, which would prevent us from operating our spaceflight system.

Informed Consent and Waiver

Our commercial human spaceflight operations and any third-party claims that arise from our operation of spaceflights are subject to federal and state laws governing informed consents and waivers of claims, including under the Commercial Space Launch Amendments Act of 2004 (“CSLA”) and the New Mexico Space Flight Informed Consent Act (“SFICA”).

Under U.S. federal law and the CSLA, operators of spaceflights are required to obtain informed consent from both participants and members of crew for any commercial human spaceflight. In addition, the CSLA requires that an operator must obtain any spaceflight participant’s informed consent before receiving compensation or making an agreement to fly. While compensation is not defined in regulation or statute, the FAA does not consider refundable deposits for future spaceflight to be compensation. Moreover, the CSLA established a three-tiered indemnification system, subject to appropriations, for a portion of claims by third parties for injury, damage or loss that result from a commercial spaceflight incident. All operators with an FAA-license for commercial launches and reentries are covered by this federal indemnification and are required to carry insurance in amounts up to the maximum probable loss level likely to occur in an accident subject to a cap. In the instance of a catastrophic loss, U.S. law provides that the federal government will pay up to $3.0 billion to indemnify the operator above the levels covered by insurance.

Additionally, the SFICA offers spaceport-related companies protection in New Mexico, where we will conduct our commercial operations, from lawsuits from passengers on space vehicles where spaceflight participants provide informed consent and a waiver of claims. This law generally provides coverage to operators, manufacturers and suppliers, and requires operators to maintain at least $1.0 million in insurance for all spaceflight activities. The SFICA will automatically be repealed in July 2021 unless New Mexico chooses to extend it.

At this time, no such claim regarding these informed consent provisions has been brought in New Mexico or in federal courts, and we are unable to determine whether the immunity provided by the CSLA, the SFICA or other applicable laws or regulations would be upheld by U.S. or foreign courts. The various federal and state regulations regarding informed consent for suborbital commercial spaceflight are evolving, and we continue to monitor these developments. However, we cannot predict the timing, scope or terms of any other state, federal or foreign regulations relating to informed consent and waivers of claims relating to commercial human spaceflight.

International Traffic in Arms Regulations and Export Controls

Our spaceflight business is subject to, and we must comply with, stringent U.S. import and export control laws, including the International Traffic in Arms Regulations (“ITAR”) and the U.S. Export Administration Regulations (“EAR”). The ITAR generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.

Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.

Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government.

Employees

Our employees are critical to our success. As of December 31, 2019, we had 723 employees and 179 contractors. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good.

Facilities

We operate primarily at two locations in California and New Mexico. All of our facilities are located on land that is leased from third parties. We believe that such facilities meet our current and future anticipated needs.

We maintain more than 200,000 square feet of manufacturing and operations facilities at the Mojave Air and Space Port in Mojave, California. This campus includes six main operational buildings and several storage buildings under separate lease agreements that collectively house fabrication, assembly, warehouse, office and test operations. These facilities are leased pursuant to several agreements, which generally have two- or three-year initial terms coupled with renewal options. Several leases are either operating in renewal periods or on a month-to-month basis.

We will conduct our commercial operations at Spaceport America in Sierra County, New Mexico. Located on more than 25 square miles of desert landscape and with access to more than 6,000 square miles of protected airspace, Spaceport America is the world’s first purpose-built commercial spaceport and is home to the Virgin Galactic Gateway to Space terminal. State and local governments in New Mexico have invested more than $200.0 million in Spaceport America, with Virgin Galactic serving as the facility’s anchor tenant under a 20-year lease scheduled to expire in 2028, subject to our right to extend the term for an additional five years.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

MANAGEMENT

Set forth below are the names, ages and positions of each of our officers and directors:

Name	Age	Position
George Whitesides	45	Chief Executive Officer and Director
Jonathan Campagna	47	Chief Financial Officer
Enrico Palermo	40	Chief Operating Officer and President, TSC, LLC
Mike Moses	52	President, VG, LLC
Chamath Palihapitiya	43	Chairperson of the Board of Directors
Wanda Austin	65	Director
Adam Bain	46	Director
Craig Kreeger	60	Director
Evan Lovell	50	Director
George Mattson	53	Director
James Ryans	44	Director

George Whitesides. Mr. Whitesides has served as our Chief Executive Officer and as a member of our board of directors since the closing of the Virgin Galactic Business Combination, and has served as the Chief Executive Officer of the VG Companies since May 2010. Prior to joining the VG Companies, Mr. Whitesides served as Chief of Staff for NASA from July 2009 to April 2010, and served on the NASA Transition Team from November 2008 to January 2009. Upon departure from the American space agency, he received the Distinguished Service Medal, the highest award the agency confers. Mr. Whitesides has served on various governmental and charitable boards in his career, such as chair of the Reusable Launch Vehicle Work Group for the Federal Aviation Administration’s Commercial Space Transportation Advisory Committee, and as a member of the board of Virgin Unite USA, a charitable entity related to Virgin Group Holdings Limited and its affiliates (collectively, the “Virgin Group”). Mr. Whitesides has also served on the executive committee of the Commercial Spaceflight Federation, an industry association (currently as Vice Chair), Caltech’s Space Innovation Council, Princeton University’s Advisory Council for Mechanical and Aerospace Engineering and the World Economic Forum’s Global Future Council on Space Technologies (as Co-Chair and Member). Mr. Whitesides graduated from Princeton University with a degree from the Woodrow Wilson School of Public and International Affairs, earned an MPhil in geographic information systems and remote sensing from the University of Cambridge and was a Fulbright Scholar. We believe Mr. Whitesides is well qualified to serve on our board of directors because of his deep knowledge of the aerospace industry and his extensive managerial experience, including as Chief Executive Officer of the VG Companies.

Jonathan Campagna. Mr. Campagna has served as our Chief Financial Officer since the closing of the Virgin Galactic Business Combination, and has served as the Chief Financial Officer for the VG Companies since April 2018. Mr. Campagna previously served as Vice President of Finance for the VG Companies from October 2015 to April 2018. Prior to joining the VG Companies, Mr. Campagna served as Controller from July 2012 to October 2015 at ICON Aircraft, a light sport aircraft manufacturer, where he helped transition the organization from a research and development centric organization to a full production environment. Before his tenure at ICON, Mr. Campagna held various financial leadership positions at Ericsson from April 2007 to July 2012, and prior to Ericsson was the Corporate Controller at Tandberg Television from June 2006 to April 2007, when it was acquired by Ericsson. Prior to Tandberg Television, Mr. Campagna was the Corporate Controller at GoldPocket Interactive, a media software provider, from May 2000 to June 2006, shortly after it was acquired by Tandberg Television. Mr. Campagna started his career in the audit and assurance services practice at PricewaterhouseCoopers after graduating from California Polytechnic State University, San Luis Obispo with a bachelor’s degree in Business Administration. Mr. Campagna is a certified public accountant (inactive) in the State of California.

Enrico Palermo. Mr. Palermo has served as our Chief Operating Officer since January 15, 2020. Previously, he was the President of TSC, LLC, a wholly owned subsidiary of ours focused on the development and manufacture of our spaceflight systems, from February 2018 to January 2020, where he was responsible for the development, manufacturing and testing of the VG Companies’ fleet of spaceships, carrier aircraft and rocket motors. Mr. Palermo previously served as TSC, LLC’s Executive Vice President and General Manager from August 2016 to February 2018 and as Vice President of Operations from July 2011 to July 2016. Mr. Palermo joined the VG Companies in November 2006 and was instrumental in implementing and developing spaceship manufacturing operations and capabilities for TSC, LLC in Mojave, California. Upon receipt of a scholarship from the European Space Agency, Mr. Palermo studied at the International Space University in Strasbourg, France, completing the university’s intensive Space Studies Program in September 2006. Mr. Palermo graduated from the University of Western Australia with a Bachelor of Engineering in Mechanical Engineering and Bachelor of Science in Physics and Applied Mathematics.

Mike Moses. Mr. Moses has served as the President of Virgin Galactic, LLC (“VG, LLC”), a wholly owned subsidiary of ours focused on the operation of our spaceflight systems, since June 2016 and is responsible for overseeing program development and spaceflight operations, including vehicle processing, flight planning, astronaut training and flight crew operations. Mr. Moses previously served as VG, LLC’s Vice-President of Operations from October 2011 to June 2016. Prior to joining the VG Companies, Mr. Moses served at NASA’s Kennedy Space Center in Florida as the Launch Integration Manager from August 2008 to October 2011, where he led all space shuttle processing activities from landing through launch, including serving as the chair of NASA’s Mission Management Team, where he provided ultimate shuttle launch decision authority. Mr. Moses served as Flight Director at NASA’s Johnson Space Center from April 2005 to August 2008 where he led teams of flight controllers in the planning, training and execution of space shuttle missions. Mr. Moses graduated from Purdue University with a bachelor’s degree in Physics and a master’s degree in Aeronautical and Astronautical Engineering, and earned a master’s degree in Space Sciences from the Florida Institute of Technology. Mr. Moses is a two-time recipient of the NASA Outstanding Leadership Medal.

Chamath Palihapitiya. Mr. Palihapitiya has served as the Chairperson of our board of directors since May 2017. Mr. Palihapitiya founded our company and served as its Chief Executive Officer since its inception until the closing of the Virgin Galactic Business Combination. Mr. Palihapitiya also served as a director of Slack Technologies Inc. from April 2014 to December 2019. Prior to founding Social Capital in 2011, Mr. Palihapitiya served as Vice President of User Growth at Facebook, and is recognized as having been a major force in its launch and growth. Mr. Palihapitiya was responsible for overseeing Monetization Products and Facebook Platform, both of which were key factors driving the increase in Facebook’s user base worldwide. Prior to working for Facebook, Mr. Palihapitiya was a principal at the Mayfield Fund, one of the United States’ oldest venture firms, before which he headed the instant messaging division at AOL. Mr. Palihapitiya graduated from the University of Waterloo, Canada with a degree in electrical engineering. We believe Mr. Palihapitiya is well qualified to serve as the Chairperson of our board of directors because of his extensive management history and experience in identifying, investing in and building next-generation technologies and companies, and because he is a significant stockholder of ours.

Wanda Austin. Dr. Austin has served as a member of our board of directors since the closing of the Virgin Galactic Business Combination. Dr. Austin served as Interim President of the University of Southern California from August 2018 to July 2019 and has held an adjunct Research Professor appointment at the University’s Viterbi School’s Department of Industrial and Systems Engineering since 2007. Dr. Austin has been a director of Chevron Corporation and Amgen Inc. since December 2016 and October 2017, respectively. From January 2008 to October 2016, Dr. Austin served as President and Chief Executive Officer of The Aerospace Corporation, an independent nonprofit corporation operating the only federally funded research and development center for the space enterprise and performing technical analyses and assessments for a variety of government, civil and commercial customers. Before becoming President and Chief Executive Officer, Dr. Austin served as Senior Vice President of the corporation’s National Systems Group and Engineering and Technology Group. From 2015 to January 2017, Dr. Austin served on the President’s Council of Advisors on Science and Technology, advising the President of the United States in areas where an understanding of science, technology and innovation was key to forming effective U.S. policy. Dr. Austin is also a co-founder of MakingSpace, Inc., a nonprofit focused on creating inclusive opportunities for collaboration, and served on the U.S. Human Spaceflight Review Committee from 2009 to 2010, the Defense Science Board from 2010 to 2016, the Space Foundation from 2013 to 2015, the California Council on Science and Technology from 2008 to 2013 and the NASA Advisory Council from 2005 to 2007 and 2014 to 2017. Dr. Austin is a fellow of the American Institute of Aeronautics and Astronautics and a member of the International Academy of Astronautics and the National Academy of Engineering. Dr. Austin holds a bachelor’s degree in mathematics from Franklin & Marshall College, masters degrees in systems engineering and mathematics from the University of Pittsburgh and a doctorate in systems engineering from the University of Southern California. We believe Dr. Austin is well qualified to serve on our board of directors because of her extensive financial and operational experience as well as her deep experience in the aerospace industry.

Adam Bain. Mr. Bain has served as a member of our board of directors since September 2017. Mr. Bain is a co-managing partner of 01 Advisors, a venture capital firm targeting high-growth technology companies, since co-founding the firm in January 2018. Since November 2016, Mr. Bain has also been an independent advisor and investor in select growth-stage companies. Previously, Mr. Bain was the Chief Operating Officer of Twitter from September 2015 until November 2016 and President of Global Revenue & Partnerships from 2010 to September 2015, where he was responsible for the business lines at the public company, building one of the fastest revenue ramps of a consumer internet business. Mr. Bain oversaw employees in multiple countries ranging from Product, Business Operations, Business Development, Media Partnerships, Developer Relations, Twitter’s International business and all of the go-to-market Sales teams for the advertising and data businesses. Previously, Mr. Bain was the President of the Fox Audience Network at Newscorp, responsible for monetizing Fox’s digital assets. Mr. Bain started his career running product and engineering teams at Fox Sports and the Los Angeles Times. Mr. Bain earned his Bachelor of Arts in English Journalism from Miami University in Ohio. Mr. Bain is well qualified to serve on our board of directors because of his extensive experience relating to business growth and development within technology and other related industries.

Craig Kreeger. Mr. Kreeger has served as a member of our board of directors since the closing of the Virgin Galactic Business Combination. Mr. Kreeger retired from his role as Chief Executive Officer of Virgin Atlantic after leading the company from February 2013 through December 2018. During his tenure at Virgin Atlantic, Mr. Kreeger was responsible for all airline operations and led the company to rebuild its balance sheet, launch its successful joint venture with Delta Airlines and develop a long-term strategy for expanding the joint venture to include AirFrance and KLM Royal Dutch Airlines. Prior to his tenure at Virgin Atlantic, Mr. Kreeger spent 27 years at American Airlines, where he held a variety of commercial, operational, financial and strategic roles. Mr. Kreeger spent his last six years at American as part of its leadership team overseeing its International Division and then all of its Customer Service. Mr. Kreeger holds a bachelor’s degree in Economics from the University of California at San Diego and a Master of Business Administration from the University of California at Los Angeles. We believe Mr. Kreeger is well qualified to serve on our board of directors because of his extensive operational, financial and managerial experience and his deep industry knowledge.

Evan Lovell. Mr. Lovell has served as a member of our board of directors since the closing of the Virgin Galactic Business Combination. Mr. Lovell has been a Partner of the Virgin Group since October 2012 and is responsible for managing the Virgin Group’s investment team globally. Mr. Lovell currently serves as a member of the board of directors for a number of Virgin Group portfolio companies, including BMR Energy Ltd., V Cruises US, LLC, Virgin Cruises Intermediate Limited, Virgin Cruises Limited, Vieco 10 Limited, Virgin Hotels, LLC, Virgin Sport Group Limited, Virgin Sport Management USA, Inc. and VO Holdings, Inc. From December 2008 to June 2019, Mr. Lovell was a member of the board of directors of AquaVenture Holdings Limited, and from April 2013 to December 2016 was a member of the board of directors of Virgin America Inc. From September 1997 to October 2007, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the board of a number of TPG portfolio companies. Mr. Lovell holds a bachelor’s degree in Political Science from the University of Vermont. We believe Mr. Lovell is well qualified to serve on our board of directors because of his extensive experience as a seasoned investor and operator.

George Mattson. Mr. Mattson has served as a member of our board of directors since the closing of the Virgin Galactic Business Combination. Mr. Mattson has served as a director for Delta Air Lines, Inc. since October 2012 and as Delta’s representative on the board of directors of the Air France KLM Group since November 2017. Previously, Mr. Mattson served as a Partner and Co-Head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from November 2002 through August 2012. Mr. Mattson joined Goldman Sachs in 1994, and served in a variety of positions before becoming Partner and Co-Head of the Global Industrials Group. Since his retirement from Goldman Sachs, Mr. Mattson has been a private investor involved in acquiring and growing middle market businesses. Mr. Mattson holds a bachelor’s degree in Electrical Engineering from Duke University and a Master of Business Administration from the Wharton School of the University of Pennsylvania. We believe Mr. Mattson is well qualified to serve on our board of directors because of his extensive professional and financial experience and his experience as a public company director.

James Ryans. Dr. Ryans has served as a member of our board of directors since February 2018. Dr. Ryans has been a professor of accounting at London Business School since 2016. Dr. Ryans teaches financial accounting at the graduate and post-graduate levels, and directs an executive education program on mergers and acquisitions. His current research focuses on topics in mergers and acquisitions, firm disclosure and government oversight of financial reporting. From 2012 until 2016, Dr. Ryans was a graduate student instructor at the University of California Berkeley. From 2003 to 2011, Dr. Ryans oversaw investments and business development at Chelsea Rhone LLC and its affiliate HealthCap RRG, a mutual insurance company. From 1999 until 2001, Dr. Ryans was a consultant with Deloitte & Touche. Dr. Ryans is a CFA charterholder and holds a Ph.D. in business administration from the University of California Berkeley, an MBA from the University of Michigan and a BASc in electrical engineering from the University of Waterloo. We believe Dr. Ryans is well qualified to serve on our board of directors because of his extensive background and expertise relating to financial consulting, financial accounting and other related industries.

Corporate Governance

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of eight directors. Subject to the terms of the Stockholders’ Agreement and our Certificate of Incorporation and Bylaws, the number of directors is fixed by our board of directors.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, our board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Vieco US, SCH Sponsor Corp. (the “Sponsor”) and Mr. Palihapitiya (together, the “Voting Parties”), whose total combined voting power represents more than 50% of our combined voting power , are party to the Stockholders’ Agreement pursuant to which, among other things, (i) Vieco US and Mr. Palihapitiya have rights to designate directors for election to the board of directors (and the Voting Parties will vote in favor of such designees at any annual or special meeting of stockholders in which directors are elected,), (ii) Vieco US has agreed not to take action to remove the members of the board of directors designated by Mr. Palihapitiya pursuant thereto, (iii) Mr. Palihapitiya has agreed not to take action to remove the members of the board of directors designated by Vieco US pursuant thereto and (iv) Vieco US has, under certain circumstances, the right to approve certain matters as set forth therein.

Under the Stockholders’ Agreement, Vieco US has the right to designate three directors (the “VG designees”) for as long as Vieco US beneficially owns 57,395,219 or more shares of our common stock, which represents 50% of the number of shares beneficially owned by Vieco US immediately following the closing of the Virgin Galactic Business Combination and related transactions, provided that when such beneficial ownerships falls below (x) 57,395,219 shares, Vieco US will have the right to designate only two directors, (y) 28,697,610 shares, Vieco US will have the right to designate only one director and (z) 11,479,044 shares, Vieco US will not have the right to designate any directors. Each of the Sponsor and Mr. Palihapitiya have agreed to vote, or cause to vote, all of their outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the VG designees.

Additionally, pursuant to the Stockholders’ Agreement, Mr. Palihapitiya also has the right to designate two directors (the “CP designees”), one of which must qualify as an “independent director” under stock exchange regulations applicable to us, for as long as Mr. Palihapitiya and the Sponsor collectively beneficially own at least 21,375,000 shares of our common stock, which represents 90% of the number of shares beneficially owned by them as of immediately following the closing of the Virgin Galactic Business Combination, but excluding the 10,000,000 shares purchased by Mr. Palihapitiya from Vieco US, provided that when such beneficial ownership falls below (x) 21,3750,000 shares, Mr. Palihapitiya will have the right to designate only one director, who will not be required to qualify as an “independent director” and (y) 11,875,000 shares, Mr. Palihapitiya will not have the right to designate any directors. Vieco US has agreed to vote, or cause to vote, all of its outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the CP designees. The initial chairperson of the board of directors is Mr. Palihapitiya until such time as Vieco US identifies a permanent chairperson who qualifies as an independent director and is reasonably acceptable to Mr. Palihapitiya.

Under the terms of the Stockholders’ Agreement, two directors (the “Other designees”), each of whom must qualify as an “independent director” under stock exchange regulations applicable to us and one of whom must qualify as an “audit committee financial expert” as defined under the rules of the SEC, were appointed in accordance with the Stockholders’ Agreement and, thereafter, will be as determined by the board of directors. In addition, under the terms of the Stockholders’ Agreement, the individual serving as our Chief Executive Officer (the “CEO designee”), was appointed in accordance with the Stockholders’ Agreement to our board of directors and will, going forward, be determined by what individual holds the title of Chief Executive Officer of the Company.

Vieco US designated Messrs. Kreeger, Lovell and Mattson for election to our board of directors, Mr. Palihapitiya designated Messrs. Palihapitiya and Bain for election to our board of directors, Drs. Austin and Ryans were designated as the Other designees for election to our board of directors and Mr. Whitesides was designated as the CEO designee.

Pursuant to the terms of the Stockholders’ Agreement, the VG designees, the CP designees and the Other designees are only able to be removed with or without cause at the request of the party entitled to designate such director. In all other cases and at any other time, directors are only able to be removed by the affirmative vote of at least a majority of the voting power of our common stock. Pursuant to the terms of the Stockholders’ Agreement, the CEO designee will be removed at such time when the individual ceases to serve as Chief Executive Officer of the Company.

In addition, under the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on our board of directors, such as Vieco US’s right to designate the VG designees under the Stockholders’ Agreement, we have agreed to provide VEL with the right to appoint one director to our board of directors (provided the designee is qualified to serve on the board under all applicable corporate governance policies and regulatory and NYSE requirements).

Director Independence

As a result of our common stock being listed on the NYSE, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. We undertook a review of the independence of the individuals named above and have determined that each of Drs. Austin and Ryans and Messrs. Bain, Kreeger and Mattson qualifies as “independent” as defined under the applicable NYSE rules.

Controlled Company Exemption

The Voting Parties collectively beneficially own more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE and may elect not to comply with certain corporate governance standards, including the following requirements:

•	that a majority of our board of directors consist of directors who qualify as “independent” as defined under the rules of the NYSE;

•	that we have a nominating and corporate governance committee and, if we have such a committee, that it is composed entirely of independent directors; and

•	that we have a compensation committee and, if we have such a committee, that it is composed entirely of independent directors.

We may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to Our Ownership Structure—Vieco US and the other stockholders that are party to the Stockholders’ Agreement have the ability to control the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.” and “Risk Factors—Risks Related to Our Ownership Structure—We are a controlled company within the meaning of the NYSE rules, and, as a result, qualify for, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. To the extent we utilize any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.” Notwithstanding the availability of these exemptions, our board of directors currently consists of a majority of directors who qualify as “independent” under the rules of the NYSE. Additionally, as described below, we maintain both a nominating and corporate governance committee and a compensation committee that consist entirely of independent directors.

Committees of the Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts our business through meetings of our board of directors and standing committees. We have a standing audit committee, compensation committee, nominating and corporate governance committee and safety committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of our board of directors when our board deems it necessary or advisable to address specific issues. Current copies of our charters are posted on our website, www.virgingalactic.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Our audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Drs. Austin and Ryans and Mr. Kreeger, with Dr. Ryans serving as chair. We have affirmatively determined that each member of the audit committee qualifies as independent under NYSE rules applicable to board members generally and under the NYSE rules and Exchange Act Rule 10A-3 specific to audit committee members. All members of our audit committee meet the requirements for financial literacy under the applicable NYSE rules. In addition, Dr. Ryans qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our compensation committee’s responsibilities include, among other things:

•

reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and setting the Chief Executive Officer’s compensation based on such evaluation;

•	reviewing and recommending the compensation of the members of the board of directors and the executive officers other than the Chief Executive Officer;

•	implementing and administering our incentive compensation and equity-based plans and arrangements;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	if required, producing a report on executive compensation to be included in our annual proxy statement.

Our compensation committee consists of Dr. Austin and Messrs. Bain and Mattson, with Dr. Austin serving as chair. We have affirmatively determined that each member of the compensation committee qualifies as independent under NYSE rules, including the heightened independence standards for members of a compensation committee, and that each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include, among other things:

•	assisting our board of directors in identifying individuals qualified to become members of our board of directors, consistent with criteria set forth in our governance guidelines;

•	recommending director nominees for election to our board of directors;

•	reviewing the appropriate composition of our board of directors and its committees; and

•	assessing our governance guidelines.

Our nominating and corporate governance committee consists of Dr. Ryans and Messrs. Bain and Mattson, with Mr. Bain serving as chair. We have affirmatively determined that each member of the nominating and corporate governance committee qualifies as independent under NYSE rules.

Safety Committee

Our safety committee’s responsibilities include, among other things:

•	reviewing our safety performance, including processes to ensure compliance with internal policies and goals and applicable laws and regulations;

•	providing input on the management of current and emerging safety issues;

•	assisting our board of directors with oversight of our risk management and security processes;

•	reviewing safety audit findings and resulting action plans; and

•	periodically visiting our facilities and reviewing any safety issues.

Our safety committee consists of Dr. Austin and Messrs. Kreeger and Lovell, with Mr. Kreeger serving as chair.

Boeing Board Observer Right

In connection with a subscription agreement dated October 7, 2019 between us and an entity affiliated with The Boeing Company (the “Boeing Agreement”), Boeing has a right to have a representative attend all meetings of our board of directors and to receive all materials provided to our board, subject to exceptions for us to preserve attorney-client privilege, avoid disclosure of trade secrets or prevent material competitive harm. This right will expire on October 7, 2023, subject to automatic two-year renewals unless we provide prior written notice, or such other time as when Boeing owns less than all of the shares of common stock purchased by it pursuant to the Boeing Agreement.

Code of Ethics

We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our code of ethics is available on our website, www.virgingalactic.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2019 compensation program for our named executive officers, who were:

•	George Whitesides, our Chief Executive Officer;

•	Jon Campagna, our Chief Financial Officer;

•	Michael Moses, who serves as President of VG, LLC; and

•	Enrico Palermo, who serves as President of TSC, LLC and, as of January 13, 2020, who serves as our Chief Operating Officer.

In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2019 executive compensation program and the compensation awarded to our named executive officers for 2019. The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures.

Executive Summary

Compensation Highlights

The key elements of our 2019 compensation program for our named executive officers, as well as the key features expected for our 2020 compensation program, are as follows:

Compensation Element	Objective

Base Salary	• Recognize ongoing performance of job responsibilities, sustained high performance and contributions to Company success • Attract and retain talent

Cash-Based Incentive Compensation	• Reward the achievement of corporate objectives and individual contributions towards achieving those objectives

Equity-Based Compensation

•   Support the retention of executives

•   Motivate management to create long-term stockholder value

•   Align our named executive officers’ interests with those of our stockholders’ interests over the long-term

Compensation Program Objectives

The main objectives of the Company’s executive compensation program are as follows:

•	Motivate, attract and retain qualified executives who are committed to the Company’s mission, performance and culture.

•

Create a fair, reasonable and balanced compensation program that rewards executives’ performance and contributions to the Company while closely aligning the interests of the executives with those of stockholders.

•	Provide a compensation package to our executives that is competitive with compensation paid by other companies in our industry, and with other companies with which we compete for talent.

We believe that the Company’s executive compensation program design features are relevant to accomplishing the following:

•	Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	Ensure a significant portion of each executive’s compensation tied to the future share performance of the Company, thus aligning their interests with those of our stockholders.

•	Equity compensation and vesting periods for equity awards encourage executives to remain employed and focus on sustained share price appreciation.

•	A mix between cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of the Company.

Role of the Board, Management and Compensation Consultant

In 2019 we did not have a compensation committee, and so decisions regarding executive compensation were made by our board of directors, in consultation with our Chief Executive Officer (except with respect to his own compensation) and, prior to the Virgin Galactic Business Combination, the board of our former parent company, V10. In 2019 we engaged the services of an outside independent compensation consultant, Mercer (US) Inc. (“Mercer”), to assist in determining the appropriate amounts, types and mix of compensation for our executive officers in connection with the consummation of the Virgin Galactic Business Combination, and generally to achieve the overall objectives as described above.

Mercer recommended, based on its review of the survey data, current industry trends, existing employment arrangements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each named executive officer as well as the amount and vesting schedules of equity awards to be granted to each named executive officer in connection with the closing of the Virgin Galactic Business Combination. The board of directors considered these recommendations, along with the Company’s and the individual’s overall performance and the unique circumstances associated with any individual executive in determining these compensation levels, although no particular executive compensation peer group percentile was targeted for any of our named executive officers.

Stockholder Say-on-Pay Vote

During 2019, we became a large accelerated filer and exited the “emerging growth company” status as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As such, our stockholders will have their first opportunity to cast an advisory vote to approve our named executive officers’ compensation at our annual meeting to be held in 2020. In the future, we intend to consider the outcome of the say-on-pay votes when making compensation decisions regarding our named executive officers.

Elements of Our Executive Compensation Program

The Company’s primary components of compensation for its executive officers have been base salary, incentive cash bonuses and annual grants of long-term equity-based incentive compensation. We have no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.

Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

In connection with the completion of the Virgin Galactic Business Combination, we increased the named executive officers’ base salaries. In addition, in connection with his appointment as Chief Operating Officer, our compensation committee increased Mr. Palermo’s salary from $350,000 to $425,000, effective December 9, 2019. As of the end of fiscal year 2019, our named executive officers were entitled to the following base salaries:

Named Executive Officer	Pre-Business Combination 2019 Base Salary	2019 Base Salary
George Whitesides	$350,000	$450,000
Jon Campagna	$257,000	$350,000
Michael Moses	$314,000	$350,000
Enrico Palermo	$314,000	$425,000

Cash-Based Incentive Compensation

2019 Annual Cash Bonus

Prior to the completion of the Virgin Galactic Business Combination, Messrs. Whitesides, Campagna, Moses and Palermo were eligible to earn annual cash bonuses targeted at 50%, 30%, 40%, 40% of their respective base salaries. In connection with the Virgin Galactic Business Combination, we increased the annual target cash bonus to 50% of their respective base salaries. For 2019, each named executive officer will be eligible to earn a bonus based on the attainment of Company and individual performance metrics, as determined by our compensation committee, in its discretion. The compensation committee has not yet made determinations regarding bonus payments with respect to 2019, but anticipates that such determinations will be made in the first quarter of 2020.

Cash Incentive Plan

The VG Companies currently maintain a Cash Incentive Plan in which each of the named executive officers participates. The named executive officers are eligible to receive bonuses under the cash incentive plan upon the VG Companies’ achievement of three specified performance objectives (each such objective a “qualifying milestone”). Payment of bonuses pursuant to the cash incentive plan, if any, is contingent upon the applicable named executive officer’s continued employment through the applicable payment date.

The first qualifying milestone was not achieved under the cash incentive plan. In connection with the Virgin Galactic Business Combination, the second qualifying milestone was amended such that participants, including the named executive officers, received 100% of the amount that such participant would have received upon the achievement of the second qualifying milestone upon the closing of the Virgin Galactic Business Combination, subject to continued employment with the VG Companies through the closing. In addition, the third qualifying milestone was amended such that the amount payable upon achievement of the third qualifying milestone will be conditioned upon the achievement of a specified financial goal prior to or as of the end of calendar year 2027, subject to the executive’s continued employment.

The following table shows the bonus paid to each of the named executive officers upon the closing of the Virgin Galactic Business Combination (i.e., the amended second qualifying milestone) and the remaining bonus opportunity that may become payable upon achieving the amended third qualifying milestone.

Named Executive Officer	Closing /Second Qualifying Milestone ($)	Amended Third Qualifying Milestone Opportunity ($)
George Whitesides	1,500,000	2,000,000
Jon Campagna	450,000	78,125
Michael Moses	1,000,000	1,000,000
Enrico Palermo	750,000	600,000

Equity Compensation

In connection with the Virgin Galactic Business Combination, SCH adopted the 2019 Incentive Award Plan (the “2019 Plan”), under which we may grant cash and equity incentive awards to directors, employees and consultants of our Company and our affiliates, to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success.

In 2019, we approved equity awards to our named executive officers in connection with the Virgin Galactic Business Combination, in the form of stock options and restricted stock units. Restricted stock unit awards were granted to the named executive officers in connection with the closing, but stock options were granted to each named executive officer as to 50% of the award in connection with the closing, and will be granted as to the remaining 50% of the award on the first anniversary of the closing (the “Anniversary Awards”), subject to continued service through the applicable grant date.

The equity awards will vest over a four year period. Stock options and restricted stock unit awards granted in connection with the closing will vest as to 25% of the shares subject to each award on the first anniversary of the closing and as to the remaining 75% in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date. Anniversary Awards will vest along the same schedule, except the vesting dates will be keyed off of the grant date (rather than the date of the closing).

The following table sets forth the stock options and RSUs granted to our named executive officers in 2019; it also includes the Anniversary Awards that are expected to be granted in 2020.

Named Executive Officer	2019 RSUs Granted	2019 Stock Options Granted	Anniversary Awards (Stock Options) to be Granted in 2020
George Whitesides	194,844	641,681	641,680
Jon Campagna	92,783	305,562	305,562
Michael Moses	139,175	458,343	458,343
Enrico Palermo	139,175	458,343	458,343

Other Elements of Compensation

Retirement Plans

In 2019, the named executive officers participated in a 401(k) retirement savings plan maintained by an affiliate of the VG Companies. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2019, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made.

Employee Benefits and Perquisites

Health/Welfare Plans. In 2019, the named executive officers participated in health and welfare plans maintained by an affiliate of the VG Companies, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	life insurance; and

•	vacation and paid holidays.

Perquisites. In 2019, Mr. Palermo received a $3,508 car allowance. In addition, Mr. Moses was entitled to certain benefits in connection with his relocation to Las Cruces, New Mexico in 2019, specifically: (i) a lump sum payment of $4,600 (to be used towards miscellaneous costs), (ii) Company-paid or reimbursed shipment of household goods and house-hunting trips and (iii) a retention/relocation bonus payment of $15,000. Mr. Moses may be required to repay these amounts if he quits or his employment is terminated for cause, in each case, prior to July 29, 2020. In addition, each of Mr. Whitesides and his wife is entitled to a Company paid commercial space flight. We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to the named executive officers.

Severance and Change in Control-Based Compensation

Prior to the Virgin Galactic Business Combination, the VG Companies had entered into employment agreements with each of Messrs. Whitesides and Palermo that provided the executive with severance protections upon a termination of employment without cause and, for Mr. Whitesides, with good reason. In connection with the closing of the Virgin Galactic Business Combination, we replaced these arrangements and entered into new employment agreements with each of our named executive officers that provides for severance upon a termination of employment without cause or for good reason. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our named executive officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

Tax Considerations

As a general matter, our board of directors and the compensation committee review and consider the various tax and accounting implications of compensation programs we utilize.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, our board of directors or compensation committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the board of directors or compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our board of directors or compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
George Whitesides	2019	346,346	1,500,000	1,384,605	4,988,505	17,875	8,237,331
Chief Executive Officer	2018	350,673	93,850	—	—	17,334	461,857

Jon Campagna	2019	245,019	450,000	659,337	2,375,477	18,093	3,747,926
Chief Financial Officer

Michael Moses	2019	308,899	1,015,000	989,009	3,563,216	64,502	5,940,626
President, VG, LLC	2018	300,986	68,850	—	—	17,531	387,367

Enrico Palermo	2019	312,625	750,000	989,009	3,563,216	19,332	5,634,182
President, TSC, LLC (4)	2018	297,684	68,850	—	—	15,553	382,087

(1)

With respect to 2019, amounts represent (i) annual bonuses earned by each named executive officer in 2019 and paid in cash in 2020, based on the attainment of individual and Company performance metrics as determined by the compensation committee in its discretion (ii) discretionary bonuses payable to each of our named executive officers upon the closing of the Virgin Galactic Business Combination pursuant to the Cash Milestone Plan and (iii) with respect to Mr. Moses, a one-time $15,000 retention/relocation bonus. The amount of compensation payable under the 2019 bonus program has not yet been determined; it is anticipated that any compensation under the 2019 bonus program will be determined in the first quarter of 2020. The amounts payable to Messrs. Whitesides, Campagna, Moses and Palermo pursuant to the Cash Milestone Plan are $1,500,000, $450,000, $1,000,000 and $750,000, respectively.

(2)

The amounts shown for 2019 represents the grant date fair value RSUs and stock options awarded to the named executive officers in 2019, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

(3)	For 2019, amounts in this column include the amounts set forth in the table below:

Named Executive Officer	401(k) Plan Contributions ($)(a)	AD&D Premiums ($)	Car Allowance ($)	Relocation ($)	Gross Up ($)
George Whitesides	17,623	252	—	—	—
Jon Campagna	17,900	193	—	—	—
Michael Moses	17,579	228	—	31,845	19,450
Enrico Palermo	15,597	227	3,508	—	—

(a)	Amounts include safe harbor and profit sharing employer matching contributions made in 2019.

(4)	Mr. Palermo was appointed as our Chief Operating Officer in January 2020.

Grants of Plan-Based Awards in Fiscal 2019

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Stock and Option Awards ($)(1)
George Whitesides	October 25, 2019	—	641,681	11.79	4,988,505
	December 30, 2019	194,844	—	—	1,384,605

Jon Campagna	October 25, 2019	—	305,562	11.79	2,375,477
	December 30, 2019	92,783	—	—	659,337

Michael Moses	October 25, 2019		458,343	11.79	3,563,216
	December 30, 2019	139,175	—	—	989,009

Enrico Palermo	October 25, 2019	—	458,343	11.79	3,563,216
	December 30, 2019	139,175	—	—	989,009

(1)

The amounts in the table reflect the full grant date fair value of time-vesting option and RSU awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of the employment agreements we entered into with our named executive officers in connection with the Virgin Galactic Business Combination.

General Description of Employment Agreements

Each agreement will continue until terminated in accordance with its terms, and provides for an annual base salary, target annual bonus and eligibility to participate in customary health, welfare and fringe benefit plans, provided by the Company to its employees.

Pursuant to the employment agreements, each named executive officer entitled, in connection with the Virgin Galactic Business Combination, to receive stock options to purchase shares of the Company’s common stock and a restricted stock unit award covering shares of the Company’s common stock. The restricted stock units were granted in connection with the closing of the Virgin Galactic Business Combination, and were effective as of the date of the filing of the Form S-8 for the 2019 Plan. Half of the stock options were granted to the executives at the closing and half will be granted on the first anniversary of the closing, subject to the executive’s continued employment through the applicable grant date. Awards granted in connection with the closing will vest as to 25% of the shares subject to the award on the one year anniversary of the closing and as to the remaining 75% in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date. Awards granted on the first anniversary of the closing will vest along the same schedule, except the vesting dates will be keyed off of the grant date (rather than the closing). The following table sets forth the number of shares subject to each award:

Named Executive Officer	2019 RSUs Granted	2019 Stock Options Granted	Stock Options to be Granted in 2020
George Whitesides	194,844	641,681	641,680
Jon Campagna	92,783	305,562	305,562
Michael Moses	139,175	458,343	458,343
Enrico Palermo	139,175	458,343	458,343

The employment agreements also contain customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to the executive.

George Whitesides Employment Agreement

On October 25, 2019, we entered into an employment agreement with Mr. Whitesides. Pursuant to his employment agreement, Mr. Whitesides serves as the Chief Executive Officer of the Company and reports directly to the Company’s board of directors. Under the employment agreement, Mr. Whitesides is entitled to receive an initial annual base salary of $450,000, subject to increase at the discretion of the Company’s board of directors or a subcommittee thereof and is eligible to receive an annual performance bonus targeted at 50% of Mr. Whitesides’ then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s board of directors or a subcommittee thereof. Mr. Whitesides also is eligible to earn a one-time cash bonus equal to $500,000, to be paid on the first anniversary of the achievement of a commercial launch, subject to his employment through the payment date. In addition, Mr. Whitesides is entitled to join a spaceflight in connection with the performance of his duties, and his wife is entitled to join a spaceflight.

Jon Campagna Employment Agreement

On October 25, 2019, we entered into an employment agreement with Mr. Campagna. Pursuant to his employment agreement, Mr. Campagna serves as the Chief Financial Officer of the Company and reports directly to our Chief Executive Officer. Mr. Campagna’s service pursuant to the employment agreement will continue until terminated in accordance with its terms. Under the employment agreement, Mr. Campagna is entitled to receive an initial annual base salary of $350,000, subject to increase at the discretion of the Company’s board of directors or a subcommittee thereof and is eligible to receive an annual performance bonus targeted at 50% of Mr. Campagna’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s board of directors or a subcommittee thereof.

Michael Moses Employment Agreement

On October 25, 2019, we entered into an employment agreement with Mr. Moses. Pursuant to his employment agreement, Mr. Moses serves as the President of VG, LLC and reports directly to our Chief Executive Officer. Under the employment agreement, Mr. Moses is entitled to receive an initial annual base salary of $350,000, subject to increase at the discretion of the Company’s board of directors or a subcommittee thereof and is eligible to receive an annual performance bonus targeted at 50% of Mr. Moses then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s board of directors or a subcommittee thereof.

Enrico Palermo Employment Agreement

On October 25, 2019, we entered into an employment agreement with Mr. Palermo, which was amended January 13, 2020. Pursuant to his amended employment agreement, Mr. Palermo serves as the Chief Operating Officer of Virgin Galactic Holdings, LLC and President of TSC, LLC and reports directly to our Chief Executive Officer. Under his amended employment agreement, Mr. Palermo is entitled to receive an initial annual base salary of $425,000, subject to increase at the discretion of the Company’s board of directors or a subcommittee thereof and is eligible to receive an annual performance bonus targeted at 50% of Mr. Palermo’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s board of directors or a subcommittee thereof. Mr. Palermo also is entitled to an annual vehicle allowance of $3,600. In addition, Mr. Palermo is entitled to receive a $60,000 bonus in connection with certain events related to entering into his amended employment agreement.

Pursuant to his amended employment agreement Mr. Palermo received, in connection with his appointment as Chief Operating Officer, an additional award of stock options to purchase an aggregate of 291,656 shares of the Company’s common stock (the “Palermo Options”) and a restricted stock unit award covering 55,000 shares of the Company’s common stock (the “Palermo RSUs” and, together with the Palermo Option, the “Palermo Equity Awards”). The Palermo RSUs and half of the Palermo Options were granted on January 13, 2020; the other half of the Palermo Options will be granted on January 13, 2021, subject to Mr. Palermo’s continued employment through the applicable grant date. The Palermo Equity Awards granted on January 13, 2020 will vest as to 25% of the shares subject to the award on the one year anniversary of the grant date and as to the remaining 75% in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date. Palermo Equity Awards granted on January 13, 2021 will vest on a similar four-year vesting schedule from and after the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2019.

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
George Whitesides	—		641,681	(2)	—		11.79		10/25/2029	—		—
	—		—		—		—		—	194,844	(3)	2,250,448.2
	905,614	(4)					4.81	(5)	07/24/2024

Jon Campagna	—		305,562	(2)	—		11.79		10/25/2029	—		—
	—		—		—		—		—	92,783	(3)	1,071,644
					35,084	(6)	4.81	(5)	07/24/2024

Michael Moses	—		458,343	(2)			11.79		10/25/2029	—		—
	—		—		—		—		—	139,175	(3)	1,607,471

Enrico Palermo	—		458,343	(2)	—		11.79		10/25/2029	—		—
	—		—		—		—		—	139,175	(3)	1,607,471

(1)	The market value of shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($11.55) as reported on the NYSE on December 31, 2019.
(2)

This stock option will vest as to 25% of the shares underlying the option on October 25, 2020, and as to the remaining 75% of the underlying shares in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(3)

This restricted stock unit award will vest as to 25% of the shares underlying the option on October 25, 2020, and as to the remaining 75% of the underlying shares in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date. In addition, the number of shares that vest will be subject to the satisfaction of a stock price goal on the applicable vesting date.

(4)	Represents a stock option covering shares of VO Holdings, Inc. granted to Mr. Whitesides that was fully vested as of the date of grant.
(5)	Represents the per share exercise price of the stock option or stock appreciation right covering shares of VO Holdings, Inc.
(6)

Represents a stock appreciation right covering shares of VO Holdings, Inc. common stock granted to Mr. Campagna which will vest only upon the occurrence of an initial public offering or a change in control with respect to VO Holdings, Inc.

2019 Option Exercises and Stock Vested

None of our named executive officers exercised any stock options in 2019, and no stock awards held by our named executive officers vested in 2019.

Potential Payments Upon Termination or Change in Control

In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with the Company occurred on December 31, 2019 and, where relevant, that a change of control of the Company occurred on December 31, 2019. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the named executive officers during his employment that are available to all salaried employees, such as accrued vacation).

We have entered into certain agreements with each of our named executive officers that provide our named executive officers with severance protections. The employment agreements provide that the named executive officers will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason, whether or not in connection with a change in control.

Under the employment agreements, if the executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the employment agreement, and referred to herein as a qualifying termination) then the executive will be entitled to receive the following severance payments and benefits:

•	an amount equal to 0.5 (or, with respect to Mr. Whitesides, 1.0) times the sum of (a) the executive’s annual base salary then in effect and (b) his target annual bonus amount; and

•	continued healthcare coverage for 12 months after the termination date.

However, if either such termination of employment occurs on or within 24 months following a “change in control” (as defined in the 2019 Plan), then the executive instead will be entitled to receive the following severance payments and benefits:

•	an amount equal to 1.0 (or, with respect to Mr. Whitesides, 1.5) times the sum of (a) the executive’s annual base salary then in effect and (b) his target annual bonus amount;

•	continued healthcare coverage for 18 months after the termination date; and

•	full accelerated vesting of all outstanding and unvested time-based vesting equity awards.

The severance payments and benefits described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts.

Name	Benefit	Termination without “Cause” or Resignation for “Good Reason”	“Change in Control” with Termination

George Whitesides	Cash Payment	$675,000	$1,012,500
	Vesting of Equity Awards	—	$2,250,448
	Value of Benefits	$23,125	$35,515
	Total	$698,125	$3,298,463

Jon Campagna	Cash Payment	$262,500	$525,000
	Vesting of Equity Awards	—	$1,071,644
	Value of Benefits	$11,535	$23,620
	Total	$274,035	$1,620,264

Michael Moses	Cash Payment	$262,500	$525,000
	Vesting of Equity Awards	—	$1,607,471
	Value of Benefits	$11,352	$23,247
	Total	$273,852	$2,155,518

Enrico Palermo	Cash Payment	$318,750	$637,500
	Vesting of Equity Awards	—	$1,607,471
	Value of Benefits	$11,459	$23,462
	Relocation Cost Reimbursement	$50,000	$50,000
	Total	$380,209	$2,318,433

DIRECTOR COMPENSATION

Prior to the closing of the Virgin Galactic Business Combination, we did not pay compensation to any of our directors. In connection with the execution of the merger agreement entered in connection with the Virgin Galactic Business Combination, the board of directors of Social Capital Hedosophia Holdings Corp. approved the grant of the restricted stock unit awards to the following members of our board of directors, which vested and were converted into the right to receive an aggregate of 1,500,000 shares of our common stock at the closing of the Virgin Galactic Business Combination as follows: 1,200,000 restricted stock units to Adam Bain; and 100,000 restricted stock units to each of James Ryans, Jacqueline D. Reses and Andrea Wong (the “Director RSU Awards”). The Director RSU Awards will be settled into shares of Virgin Galactic common stock on a date, selected by our Company, that occurs between January 1 and December 31 of the year following the closing of the Virgin Galactic Business Combination.

In connection with the closing of the Virgin Galactic Business Combination we adopted and implemented a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors who are determined to not be affiliated with Virgin Group and/or Social Capital Hedosophia Holdings Corp. (the “Director Compensation Program”).

The initial eligible directors are Drs. Austin and Ryans and Messrs. Kreeger and Mattson. In connection with the closing of the Virgin Galactic Business Combination and under the Director Compensation Program, we granted each eligible director a restricted stock unit award covering shares of our common stock with an aggregate value of $300,000, which will vest as to one-third of the shares subject to the award on each anniversary of the closing, subject to continued service.

The Director Compensation Program consists of the following components:

Cash Compensation

•	Annual Retainer: $125,000

•	Annual Committee Chair Retainer:

•	Audit: $40,000

•	Compensation: $10,000

•	Nominating and Corporate Governance: $7,500

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $20,000

•	Compensation: $5,000

•	Nominating and Corporate Governance: $3,750

The annual cash retainer will be paid in quarterly installments in arrears. Annual cash retainers will not be pro-rated for any partial calendar quarter of service.

Equity Compensation

•

Initial Grant to each eligible director who is initially elected or appointed to serve on our board of directors after the Closing: restricted stock unit award with an aggregate value of $150,000, which will vest as to one-third of the shares subject to the award on each anniversary of the grant date, subject to continued service.

•

Annual Grant to each eligible director who is serving on our board of directors as of the date of the annual stockholders’ meeting beginning with calendar year 2020: restricted stock unit award with an aggregate value of $125,000, which will vest in full on the earlier of the one-year anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

In addition, each equity award granted to the eligible directors under the Director Compensation Program will vest in full immediately prior to the occurrence of a change in control (as defined in the 2019 Plan).

Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2019 Plan.

Director Compensation Table for Fiscal Year 2019

The following table contains information concerning the compensation of our non-employee directors in fiscal year 2019. Mses. Reses and Wong ceased serving on the board of directors at the time of the closing of the Virgin Galactic Business Combination.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Wanda Austin	31,206	300,000	—	331,205
Adam Bain	—	12,516,000	—	12,516,000
Craig Kreeger	31,206	300,000	—	331,205
George Mattson	27,534	300,000	—	327,534
Jaqueline D. Reses	—	1,043,000	—	1,043,000
James Ryans	34,877	1,343,000	—	1,377,877
Andrea Wong	—	1,043,000	—	1,043,000

(1)

Amounts reflect the full grant-date fair value of stock awards and stock options granted during 2019 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The table below shows the aggregate numbers of RSU awards held as of December 31, 2019 by each non-employee director who was serving as of December 31, 2019.

Name	Restricted Stock Units Outstanding at Fiscal Year End
Wanda Austin	25,445
Adam Bain	1,200,000
Craig Kreeger	25,445
George Mattson	25,445
Jaqueline D. Reses	100,000
James Ryans	125,445
Andrea Wong	100,000

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advance from Related Party

During the year ended December 31, 2019, a related party advanced an aggregate of $2.7 million for working capital purposes prior to the closing of the Virgin Galactic Business Combination. The advances were non-interest bearing, unsecured and due on demand. All advances were repaid in full in connection with the closing of the Virgin Galactic Business Combination.

Founder Shares

In May 2017, the Sponsor purchased 14,375,000 of our then-outstanding Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.002 per share (after giving effect to a surrender of shares by the Sponsor for no value on May 18, 2017 and a subsequent share capitalization on August 23, 2017). On September 13, 2017, we effected a pro rata share capitalization resulting in an increase in the total number of these shares outstanding from 14,375,000 to 17,250,000 in order to maintain the ownership of these shares by the Sponsor at 20% of the issued and outstanding ordinary shares of SCH upon consummation of its initial public offering.

In connection with the Virgin Galactic Business Combination, the 17,250,000 then-outstanding of our Class B ordinary shares were converted automatically into 15,750,000 shares of our common stock.

Private Placement Warrants

Simultaneously with the consummation of our initial public offering, the Sponsor purchased 8,000,000 warrants to purchase one Class A ordinary share at an exercise price of $11.50 at a price of $1.50 per warrant, or $12.0 million in the aggregate, in a private placement. In connection with the Virgin Galactic Business Combination, each of those warrants converted automatically into a warrant to acquire one share of our common stock.

Repurchase from Vieco USA, Inc.

As contemplated by the merger agreement entered in connection with the Virgin Galactic Business Combination, we repurchased from Vieco US on October 25, 2019, at the election of Vieco US, 5,209,562 of the shares of our common stock that had been issued to Vieco US as consideration for the Virgin Galactic Business Combination, at a purchase price of $10.00 per share.

Purchase Agreement

Pursuant to a purchase agreement by and among us, Mr. Palihapitiya, Vieco US and V10 and initially entered into on July 9, 2019 in connection with the execution of the merger agreement entered in connection with the Virgin Galactic Business Combination, Mr. Palihapitya purchased (concurrently with the consummation of the mergers) 10,000,000 shares of our common stock from Vieco US at a price of $10.00 per share in cash.

Director RSU Awards

In connection with the execution of the merger agreement entered in connection with the Virgin Galactic Business Combination, our board of directors approved a grant of restricted stock unit awards to select members of the board of directors that vested in connection with the closing of Virgin Galactic Business Combination, representing the right to receive an aggregate of 1,500,000 shares of our common stock (comprised of 1,200,000 restricted stock units to Adam Bain and 100,000 restricted stock units to each of James Ryans and two former members of our board of directors, Jacqueline D. Reses and Andrea Wong). These awards will settle into shares of our common stock on a date of our choosing between January 1st and December 31st of 2020.

Stockholders’ Agreement

In connection with the closing of the Virgin Galactic Business Combination, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Vieco US, the Sponsor and Mr. Palihapitiya.

Board Composition

Under the Stockholders’ Agreement, Vieco US has the right to designate three VG designees for as long as Vieco US beneficially owns 57,395,219 or more shares of our common stock, which represents 50% of the number of shares beneficially owned by Vieco US immediately following the closing of the Virgin Galactic Business Combination and related transactions, provided that when such beneficial ownerships falls below (x) 57,395,219 shares, Vieco US will have the right to designate only two directors, (y) 28,697,610 shares, Vieco US will have the right to designate only one director and (z) 11,479,044 shares, Vieco US will not have the right to designate any directors. Each of the Sponsor and Mr. Palihapitiya have agreed to vote, or cause to vote, all of their outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the VG designees.

Additionally, pursuant to the Stockholders’ Agreement, Mr. Palihapitiya also has the right to designate two CP designees, one of which must qualify as an “independent director” under stock exchange regulations applicable to us, for as long as Mr. Palihapitiya and the Sponsor collectively beneficially own at least 21,375,000 shares of our common stock, which represents 90% of the number of shares beneficially owned by them as of immediately following the closing of the Virgin Galactic Business Combination, but excluding the 10,000,000 shares purchased by Mr. Palihapitiya from Vieco US, provided that when such beneficial ownership falls below (x) 21,3750,000 shares, Mr. Palihapitiya will have the right to designate only one director, who will not be required to qualify as an “independent director” and (y) 11,875,000 shares, Mr. Palihapitiya will not have the right to designate any directors. Vieco US has agreed to vote, or cause to vote, all of its outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the CP designees. The initial chairperson of the board of directors is Mr. Palihapitiya until such time as Vieco US identifies a permanent chairperson who qualifies as an independent director and is reasonably acceptable to Mr. Palihapitiya.

Under the terms of the Stockholders’ Agreement, two directors, each of whom qualify as an “independent director” under stock exchange regulations applicable to us and one of whom must qualify as an “audit committee financial expert” as defined under the rules of the SEC, were appointed in accordance with the Stockholders’ Agreement and, thereafter, will be as determined by the board of directors. In addition, under the terms of the Stockholders’ Agreement, the individual serving as our Chief Executive Officer was appointed in accordance with the Stockholders’ Agreement to our board of directors and will, going forward, be determined by what individual holds the title of our Chief Executive Officer.

Resignation; Removal; Vacancies

Upon any decrease in the number of directors that Vieco US or Mr. Palihapitiya is entitled to designate for nomination to our board, Vieco US or Mr. Palihapitiya, as applicable, shall take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of our stockholders. If as a result of changes in ownership by Vieco US or by the Sponsor and Mr. Palihapitiya of our common stock such that there are any seats on our board of directors for which none of Vieco US or Mr. Palihapitiya have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and our certificate of incorporation and bylaws.

Vieco US and Mr. Palihapitiya will have the exclusive right to remove one or more of the VG designees or CP designees, respectively, from the Board and Vieco US and Mr. Palihapitiya will have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of VG designees or CP designees, respectively (in each case, so long as the applicable party retains its right to designate a director to such seat on our board by virtue of its ownership levels of our common stock). Until the earliest of (i) the date Mr. Palihapitiya is no longer entitled to designate two CP designees to our board or, if earlier, the date Vieco US is no longer entitled to designate two or more VG designees to our board, in each case, pursuant to the Stockholders’ Agreement (the “Sunset Date”) and (ii) the expiration of the lock-up period under the Registration Rights Agreement (as defined below, Vieco US will take no action to cause the removal of any of the other designees appointed under the Stockholders’ Agreement. Until the Sunset Date, Vieco US must consult and discuss with the other members of our board of directors before undertaking any action to cause the removal of one or more of the other designees.

Chairperson of the Board

For so long as Mr. Palihapitiya is entitled to designate at least one director for election to our board in accordance with the terms and conditions of the Stockholders’ Agreement, we and the other parties to the Stockholders’ Agreement will take all necessary action to cause Mr. Palihapitiya to be the chair of our board of directors. However, at such time as Vieco US identifies and nominates a permanent chairperson who is reasonably acceptable to Mr. Palihapitiya and whom the board determines qualifies as an “independent director” under applicable stock exchange regulations, Mr. Palihapitiya will resign from the role of chair and the new director will replace a resigning other designee on our board and assume the role of chair.

Voting; Necessary Actions

In addition, pursuant to the Stockholders’ Agreement, we and the other parties thereto have agreed not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of our board as provided in the agreement. Each of the stockholders party to the agreement, to the extent not prohibited by our certificate of incorporation, will vote all of their respective shares of our common stock in such manner as may be necessary to elect and/or maintain in office as members of our board those individuals designated in accordance with the Stockholders’ Agreement and to otherwise effect the intent of the provisions of the Stockholders’ Agreement.

Vieco US Approval Rights; Limitations

Pursuant to the Stockholders’ Agreement, among other things, Vieco US also has certain approval rights with respect to significant corporate transactions and other actions involving us as set forth below.

For so long as Vieco US is entitled to designate one director to our board under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or board as required by law, we must obtain Vieco US’s prior written consent to engage in:

•	any business combination or similar transaction;

•	amendments to our certificate of incorporation or bylaws, any similar documents of any of our subsidiaries, the Stockholders’ Agreement and the Registration Rights Agreement;

•	a liquidation or related transaction; or

•	an issuance of capital stock in excess of 5% of our then issued and outstanding shares.

For so long as Vieco US is entitled to designate two directors to our board under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or board as required by law, we must obtain Vieco US’s prior written consent to engage in:

•	a business combination or similar transaction having a fair market value of $10.0 million or more;

•	a non-ordinary course sale of assets or equity interest having a fair market value of $10.0 million or more;

•	an acquisition of any business or assets having a fair market value of $10.0 million or more;

•	an acquisition of equity interests having a fair market value of $10.0 million or more;

•	an engagement of any professional advisers, including, without limitation, investment bankers and financial advisers;

•	the approval of a non-ordinary course investment having a fair market value of $10.0 million or more;

•	increasing or decreasing the size of our board;

•	an issuance or sale of any of our capital stock, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of our capital stock;

•	making any dividends or distributions to the stockholders other than redemptions and those made in connection with the cessation of services of employees;

•	incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•	amendments to our certificate of incorporation or bylaws, any similar documents of any of our subsidiaries, the Stockholders’ Agreement and the Registration Rights Agreement;

•	a liquidation or similar transaction;

•	transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;

•	engaging any professional advisors for any of the matters listed above; or

•	the authorization or approval, or entrance into any agreement to engage in any of the matters listed above.

However, the Stockholders’ Agreement also contemplates that: (i) no transaction involving consideration of $120,000 or more, between Vieco US or any affiliate of Vieco US, on the one hand, and us on the other, may be approved without the affirmative vote of at least a majority of our directors that were not designated by Vieco US under the terms of the Stockholders’ Agreement (or otherwise) and (ii) Vieco US and the directors it has designated to the board of directors of VGH, Inc., as applicable, will be required to first consult and discuss with the board of directors of VGH, Inc. before (x) adopting, amending or repealing, in whole or in part, our certificate of incorporation or bylaws or (y) taking any action by written consent as our stockholder, in each case, in addition to any vote or consent required under our certificate of incorporation or bylaws, and otherwise in accordance with the other terms and subject to the other conditions contemplated by the Stockholders’ Agreement.

Termination

The provisions of the Stockholders’ Agreement relating to the stockholders’ agreement to vote, Vieco US’s approval rights and our covenants will terminate automatically on the first date on which no voting party has the right to designate a director to our board of directors under the Stockholders’ Agreement; provided, that the provisions of the Stockholders’ Agreement regarding indemnification of our directors and maintenance of director and officer liability insurance by us will survive such termination. The provisions of the Stockholders’ Agreement regarding our use of controlled company exemptions will terminate automatically when we no longer qualify as a controlled company under applicable exchange listing rules. The remaining provisions of the Stockholders’ Agreement will terminate automatically as to each voting party when such party ceases to beneficially own any of our securities that may be voted in the election of our directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of VGH, Inc. common stock, but excluding shares of stock underlying unexercised options or warrants) by such party.

Transfer Restrictions and Registration Rights

At the closing of the Virgin Galactic Business Combination, we entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with Vieco US, the Sponsor and Mr. Palihapitiya, pursuant to which we have agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our common stock and other equity securities that are held by the parties thereto from time to time.

Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of our common stock held by the Sponsor immediately following the closing of the Virgin Galactic Business Combination and the shares of our common stock received by Vieco US in connection with the Virgin Galactic Business Combination, including a two-year lock-up of such shares in each case, subject to limited exceptions as contemplated thereby (including that Vieco US may transfer up to 50% of the shares).

VG Companies’ Historical Relationship with V10

Prior to the closing of the Virgin Galactic Business Combination, the VG Companies were dependent on V10 for its support to fund the VG Companies’ operations. For the year ended December 31, 2019, net transfers from V10 to the VG Companies were $162.6 million.

In connection with the Virgin Galactic Business Combination, we entered into new or amended agreements in order to provide a framework for its relationship with VEL, V10 and their respective affiliates (other than the VG Companies), including the Amended TMLA and the Transition Services Agreements as described below under “—Agreements with V10 in Connection with the Business Combination.”

Agreements with V10 and Its Affiliates in Connection with the Business Combination

Virgin Trademark License Agreement

We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to an amended and restated trademark license agreement (the “Amended TMLA”). Our rights under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by Virgin to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on our board of directors, we have agreed to provide Virgin with the right to appoint one director to our board of directors, provided the designee is qualified to serve on the board under all applicable corporate governance policies and applicable regulatory and listing requirements.

Unless terminated earlier, the Amended TMLA will have an initial term of 25 years expiring October 2044, subject to up to two additional 10-year renewals by mutual agreement of the parties. The Amended TMLA may be terminated by Virgin upon the occurrence of a number of specified events, including if:

•	we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);

•	we materially damage the Virgin brand;

•	we use the brand name “Virgin Galactic” outside of the scope of the activities licensed under the Amended TMLA (subject to a cure period);

•	we become insolvent;

•	we undergo a change of control to an unsuitable buyer, including to a competitor of Virgin;

•	we fail to make use of the “Virgin Galactic” brand to conduct our business;

•	we challenge the validity or entitlement of Virgin to own the “Virgin” brand; or

•

the commercial launch of our services does not occur by a fixed date or thereafter if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue).

Upon any termination or expiration of the Amended TMLA, unless otherwise agreed with Virgin, we will have 90 days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.

Pursuant to the terms of the Amended TMLA, we are obligated to pay Virgin quarterly royalties equal to the greater of (a) a low single-digit percentage of our gross sales and (b) (i) prior to the first spaceflight for paying customers, a mid-five figure amount in dollars and (ii) from our first spaceflight for paying customers, a low-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. In relation to certain sponsorship opportunities, a higher, mid-double-digit percentage royalty on related gross sales applies. In the year ended December 31, 2019, we paid Virgin a total of $0.1 million under the Amended TMLA and its predecessor agreement.

The Amended TMLA also contains, among other things, customary mutual indemnification provisions, representations and warranties, information rights of Virgin and restrictions on our and our affiliates’ ability to apply for or obtain registration for any confusingly similar intellectual property to that licensed to us pursuant to the Amended TMLA. Furthermore, Virgin is generally responsible for the protection, maintenance, enforcement and protection of the licensed intellectual property, including the Virgin brand, subject to our step-in rights in certain circumstances.

All Virgin and Virgin-related trademarks are owned by Virgin and our use of such trademarks is subject to the terms of the Amended TMLA, including our adherence to Virgin’s quality control guidelines and granting Virgin customary audit rights over our use of the licensed intellectual property.

Transition Services Agreements

At the closing of the Virgin Galactic Business Combination, we entered into the U.S. Transition Services Agreement, pursuant to which we and Galactic Ventures LLC and Virgin Orbit, LLC, which had previously part of the same consolidated corporate group as the VG Companies, established a service schedule to control the provision of services among the parties. Virgin Orbit, LLC provides propulsion engineering, tank design support services, tank manufacturing services, and office space access and usage services to us, as well as business development and regulatory affairs services. We provide office space, logistics and welding services, and IT services to Virgin Orbit, LLC. We provide pilot utilization services, finance and accounting services, and insurance advisory services to Virgin Orbit, LLC. Galactic Ventures LLC will continue to provide IT services us for so long as such IT services have not been fully transitioned or the applicable contracts have not been assigned. We received $0.2 million under the U.S. Transition Services Agreement in the year ended December 31, 2019.

At the closing of the Virgin Galactic Business Combination, we also entered into the U.K. Transition Services Agreement, pursuant to which certain of our employees based in the United Kingdom continue to receive access to certain third party and Virgin Group employee benefits services.

Compensation of Chief Astronaut Instructor

Our chief astronaut instructor, Natalie Beth Moses, is an immediate family member of one of our executive officers. Mrs. Moses received approximately $258,000 in total compensation in 2019.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained on terms no less favorable than in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 5, 2020 for:

•	each person who is known to be the beneficial owner of more than 5% of shares of our outstanding common stock;

•	each of our current named executive officers and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting securities is based on 195,154,475 shares of our common stock issued and outstanding as of February 5, 2020.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Shares Beneficially Owned
	Shares	% of Ownership
Name and Address of Beneficial Owner(1)
5% Holders
Vieco US(2)	114,790,438	58.8%
SCH Sponsor Corp.(3)	23,750,000	11.7%

Directors and Named Executive Officers
Chamath Palihapitiya(3),(4)	33,750,000	16.6%
Wanda Austin	—	—
Adam Bain(5)	1,200,000	*
Craig Kreeger	—	—
Evan Lovell	—	—
George Mattson	—	—
James Ryans	100,000	*
George Whitesides(6)	5,850	*
Jonathan Campagna	—	—
Mike Moses	—	—
Enrico Palermo	—	—
All directors and executive officers as a group (11 individuals)	35,055,850	17.3%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 166 North Roadrunner Parkway, Suite 1C, Las Cruces, NM 88011.
(2)

Vieco US is a Delaware corporation and wholly owned subsidiary of V10. V10 is a company limited by shares under the laws of the British Virgin Islands. Virgin Investments Limited holds an approximate 80.7% ownership interest in V10, and Aabar Space Inc. holds an approximate 19.3% ownership interest in V10. Virgin Investments Limited is wholly owned by Virgin Group Investments LLC, whose sole managing member is Corvina Holdings Limited, which is wholly owned by Virgin Group Holdings Limited (“Virgin Group Holdings”). Virgin Group Holdings is owned by Sir Richard Branson, and he has the ability to appoint and remove the management of Virgin Group Holdings and, as such, may indirectly control the decisions of Virgin Group Holdings regarding the voting and disposition of securities held by Virgin Group Holdings. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group Holdings. The address of Vieco US is 65 Bleeker Street, 6th Floor, New York, New York 10012. The address of V10, Virgin Group Holdings Limited, Virgin Investments Limited and Corvina Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. The address of Sir Richard Branson is Headland House, Moskito Island, VG 1150, British Virgin Islands.
(3)

Includes 15,750,000 shares of our common stock directly held by the Sponsor and 8,000,000 shares issuable upon the exercise of warrants issued to the Sponsor in a private placement concurrent with our initial public offering. Chamath Palihapitiya and Ian Osborne may be deemed to beneficially own securities held by the Sponsor by virtue of their shared control over the Sponsor. The address of the Sponsor is 317 University Avenue, Suite 200, Palo Alto, California 94301.

(4)

Mr. Palihapitiya has pledged, hypothecated or granted security interests in all of the shares of our common stock held by him (but not those shares held by the Sponsor) pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them and may seek recourse against the borrower.

(5)

Consists of shares of our common stock underlying the restricted stock unit awards that vested upon the consummation of the Virgin Galactic Business Combination but will not settle into shares of our common stock until a date, selected by us, that occurs between January 1, 2020 and December 31, 2020.

(6)	Includes 5,850 shares of common stock held directly by George Whitesides.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.” The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Authorized Capital Stock

The total amount of our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

General

Holders of our common stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we expect to issue all shares of our capital stock in uncertificated form.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Stockholders’ Agreement, dated October 25, 2019, by and among us, Vieco US, the Sponsor and Mr. Palihapitya (as may be amended from time to time, the “Stockholders’ Agreement”), our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Under the Stockholders’ Agreement, Vieco US has the right to designate three directors (the “VG designees”) for as long as Vieco US beneficially owns a number of shares of our common stock representing at least the 50% of the number of shares beneficially owned by Vieco US immediately following the effective time of the transactions effected on October 25, 2019 in connection with our initial business combination, provided that (x) when such percentage falls below 50%, Vieco US will have the right to designate only two directors, (y) when such percentage falls below 25%, Vieco US will have the right to designate only one director and (z) when such percentage falls below 10%, Vieco US will not have the right to designate any directors. Each of SCH Sponsor and Mr. Palihapitiya have agreed to vote, or cause to vote, all of their outstanding shares of common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the VG designees.

Additionally, pursuant to the Stockholders’ Agreement, Mr. Palihapitiya has the right to designate two directors (“CP designees”), one of which must qualify as an “independent director” under applicable stock exchange regulations, for as long as Mr. Palihapitiya and SCH Sponsor collectively beneficially own a number of shares of our common stock representing at least 90% of the number of shares beneficially owned by them as of immediately following the effective time of the transactions effected on October 25, 2019 in connection with our initial business combination (excluding the shares purchased from Vieco US by Mr. Palihapitiya on that date), provided that (x) when such percentage falls below 90%, Mr. Palihapitiya will have the right to designate only one director, who will not be required to qualify as an “independent director” and (y) when such percentage falls below 50%, Mr. Palihapitiya will not have the right to designate any directors. Vieco US has agreed to vote, or cause to vote, all of its outstanding shares of our common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the CP designees.

Dividend Rights

Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

Our certificate of incorporation provides that a special meeting of stockholders may be called by the (a) the chairperson of our board of directors, (b) our board of directors or (c) for so long as we qualify as a “controlled company” under Section 303A of the NYSE Listed Company Manual (a “Controlled Company”), by any holder of record of at least 25% of our issued and outstanding shares, provided that our board of directors approves such request.

Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Stockholders’ Agreement, for so long as we qualify as a Controlled Company, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the holders of record of not less than a majority of our outstanding shares of stock entitled to vote thereon. Pursuant to the Stockholders’ Agreement, Vieco US will first consult and discuss with our board of directors before taking such action by written consent for so long as the earlier to occur of (i) Vieco US no longer has the right to designate two directors to our board of directors and (ii) Mr. Palihapitiya no longer has the right to designate two directors to our board of directors (the “Sunset Date”).

Removal of Directors

Pursuant to the Stockholders’ Agreement, Vieco US has the exclusive right to remove one or more of the Vieco US directors from our board of directors and Mr. Palihapitiya has the exclusive right to remove one or more of Mr. Palihapitiya’s directors from our board of directors. Vieco US and Mr. Palihapitiya have the exclusive right to designate directors for election to our board of directors to fill vacancies created by reason of death, removal or resignation of the Vieco US directors and the directors designated by Mr. Palihapitiya, respectively. Vieco US will not be able to remove independent directors until the expiration of the earlier of the Sunset Date and the expiration of the two-year lock-up period.

Vieco US’s Approval Rights

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors. However, pursuant to the Stockholders’ Agreement, no amendment to our certificate of incorporation or bylaws may be made without Vieco US’s prior written consent for so long as Vieco US has the right to designate one director to our board of directors under the Stockholders’ Agreement.

Operational Matters

Vieco US has expansive rights of approval for certain material operational and other matters for us, including:

•

for so long as Vieco US is entitled to designate one director to our board of directors under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or our board of directors as required by law, we and our subsidiaries must obtain Vieco US’s prior written consent to engage in:

•	any business combination or similar transaction;

•	a liquidation or related transaction; or

•	an issuance of capital stock in excess of 5% of our then issued and outstanding shares or those of any of our subsidiaries; and

•

for so long as Vieco US is entitled to designate two directors to our board of directors under the Stockholders’ Agreement, in addition to any vote or consent of our stockholders or board of directors as required by law, we must obtain Vieco US’s prior written consent to engage in:

•	a business combination or similar transaction having a fair market value of $10.0 million or more;

•	a non-ordinary course sale of assets or equity interest having a fair market value of $10.0 million or more;

•	an acquisition of any business or assets having a fair market value of $10.0 million or more;

•	approval of any non-ordinary course investment having a fair market value of $10.0 million or more;

•	an issuance or sale of any shares of our capital stock, other than an issuance of shares of our capital stock upon the exercise of options to purchase shares of our capital stock;

•	making any dividends or distribution to our stockholders other than those made in connection with the cessation of services of employees;

•	incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•	amendment of the terms of the Stockholders’ Agreement or the Amended and Restated Registration Rights Agreement, dated October 25, 2019, by and among us, Vieco US, the Sponsor and Mr. Palihapitiya;

•	a liquidation or similar transaction;

•	transactions with any interested stockholder pursuant to Item 404 of Regulation S-K; or

•	increasing or decreasing the size of our board of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) our board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by our board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under our certificate of incorporation, we have opted out of Section 203 of the DGCL.

Pursuant to the Stockholders’ Agreement, until the Sunset Date, our board of directors may not approve any transaction (excluding those involving consideration less than $0.1 million) between an interested stockholder (defined as Vieco US or any affiliate of Vieco US) and us, without the affirmative vote of at least a majority of our directors that are not designees of Vieco US.

Under certain circumstances, this provision would make it more difficult for us to effect various transactions with a person who would be an “interested stockholder” for these purposes. However, this provision would not be likely to discourage any parties interested in entering into a potential transaction with us, other than Vieco US and its affiliates. This provision may encourage Vieco US and Vieco US’s affiliates, to the extent they are interested in entering into certain significant transactions with us, to negotiate in advance with the full board of directors because the board approval requirement would be satisfied by the affirmative vote of at least a majority of our directors that are not designees of Vieco US.

Corporate Opportunity

Under our certificate of incorporation, an explicit waiver regarding corporate opportunities is granted to certain “exempted persons” (including Vieco US and Mr. Palihapitiya and their respective affiliates, successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who will serve as our directors). Such “exempted persons” will not include us or our officers or employees and such waiver will not apply to any corporate opportunity that is expressly offered to any of our directors in their capacity as such (in which such opportunity we do not renounce an interest or expectancy). Our certificate of incorporation provides that, to the fullest extent permitted by law, (i) the exempted persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the exempted persons, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and (iii) no exempted person will have any duty to communicate or offer such business opportunity to us and no exempted person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such exempted person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers or employees for breach of fiduciary duty, any provision of the DGCL, our certificate of incorporation or our bylaws or other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We are registering the issuance of shares of our common stock underlying the warrants. The warrants may be exercised upon the surrender of the certificate evidencing such warrant, or, in the case of a warrant represented by a book-entry, the warrants to be exercised on the records of The Depositary Trust Company (the “Depositary”) to an account of Continental Stock Transfer & Trust Company, as Warrant Agent, at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time on or before the expiration date at the offices of Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrants will be required to be exercised on a cashless basis in the event of a redemption of the warrants pursuant to the warrant agreement governing the warrants in which our board of directors has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The prices at which the shares of our common stock underlying the warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up to the nearest whole number the number of shares of common stock to be issued to such holder.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Virgin Galactic Holdings, Inc.

EXPERTS

The combined financial statements of the VG Companies as of and for the years ended December 31, 2018 and 2017 included in this prospectus have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Virgin Galactic Holdings, Inc. (f/k/a Social Capital Hedosophia Holdings Corp.) as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Information” at www.virgingalactic.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

VIRGIN GALACTIC HOLDINGS, INC.

(f/k/a SOCIAL CAPITAL HEDOSOPHIA HOLDING CORP.)

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Financial Statements as of September 30, 2019 and December 31, 2018, and for the Nine Months Ended September 30, 2019 and 2018

Condensed Balance Sheets	F-2

Condensed Statements of Operations	F-3

Condensed Statements of Changes In Shareholders’ Equity	F-4

Condensed Statements of Cash Flows	F-5

Notes to Unaudited Condensed Interim Financial Statements	F-6

Financial Statements as of December 31, 2018 and 2017, and for the Year Ended December 31, 2018 and for the Period from May 5, 2017 (Inception) to December 31, 2017

Report of Independent Registered Public Accounting Firm	F-12

Balance Sheets	F-13

Statements of Operations	F-14

Statements of Changes In Shareholders’ Equity	F-15

Statements of Cash Flows	F-16

Notes to Financial Statements	F-17

VIRGIN GALACTIC BUSINESS

VIRGIN GALACTIC HOLDINGS, INC.

(f/k/a SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.)

CONDENSED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$48,489	$462,162
Prepaid expenses	74,258	45,339

Total Current Assets	122,747	507,501
Marketable securities held in Trust Account	677,167,505	704,250,272

Total Assets	$677,290,252	$704,757,773

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,479,951	$200,529
Advances from related party	1,725,813	381,675

Total Current Liabilities	7,205,764	582,204
Deferred underwriting fees	24,150,000	24,150,000

Total Liabilities	31,355,764	24,732,204

Commitments
Class A ordinary shares subject to possible redemption, 61,738,641 and 66,136,664 shares at redemption value at September 30, 2019 and December 31, 2018, respectively	640,934,487	675,025,568

Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,490,181 and 2,863,336 shares issued and outstanding (excluding 61,738,641 and 66,136,664 shares subject to possible redemption) at September 30, 2019 and December 31, 2018, respectively	349	286
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 17,250,000 shares issued and outstanding	1,725	1,725
Retained earnings	4,997,927	4,997,990

Total Shareholders’ Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$677,290,252	$704,757,773

The accompanying notes are an integral part of the unaudited condensed financial statements.

VIRGIN GALACTIC HOLDINGS, INC.

(f/k/a SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating costs	$4,211,109	$224,827	$7,008,314	$1,216,144

Loss from operations	(4,211,109)	(224,827)	(7,008,314)	(1,216,144)
Other income:
Interest income on marketable securities held in Trust Account	3,470,728	3,401,636	12,025,143	8,757,384
Unrealized gain (loss) on marketable securities held in Trust Account	258,197	(139,893)	(11,825)	(305,184)

Other income, net	3,728,925	3,261,743	12,013,318	8,452,200

Net income (loss)	$(482,184)	$3,036,916	$5,005,004	$7,236,056

Weighted average shares outstanding, basic and diluted (1)	20,350,919	20,107,675	20,192,094	20,068,828

Basic and diluted loss per ordinary share (2)	$(0.20)	$(0.00)	$(0.32)	$(0.04)

(1)	Excludes an aggregate of up to 61,738,641 and 66,133,484 shares subject to redemption at September 30, 2019 and 2018, respectively.
(2)

Net loss per ordinary share – basic and diluted excludes income attributable to ordinary shares subject to redemption of $3,529,428 and $11,370,605 for the three and nine months ended September 30, 2019, respectively, and $3,126,381 and $8,101,434 for the three and nine months ended September 30, 2018, respectively.

The accompanying notes are an integral part of the unaudited condensed financial statements.

VIRGIN GALACTIC HOLDINGS, INC.

(f/k/a SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.)

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2018	2,780,258	$278	17,250,000	$1,725	$3,667,278	$1,330,720	$5,000,001
Change in value of ordinary shares subject to possible redemption	37,441	4	—	—	(1,758,028)	—	(1,758,024)
Net income	—	—	—	—	—	1,758,024	1,758,024

Balance – March 31, 2018	2,817,699	282	17,250,000	1,725	1,909,250	3,088,744	5,000,001
Change in value of ordinary shares subject to possible redemption	39,976	4	—	—	(1,909,250)	(531,870)	(2,441,116)
Net income	—	—	—	—	—	2,441,116	2,441,116

Balance – June 30, 2018	2,857,675	286	17,250,000	1,725	—	4,997,990	5,000,001
Change in value of ordinary shares subject to possible redemption	8,841	1	—	—	—	(3,036,917)	(3,036,916)
Net income	—	—	—	—	—	3,036,916	3,036,916

Balance – September 30, 2018	2,866,516	$287	17,250,000	$1,725	$—	$4,997,989	$5,000,001

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	2,863,336	$286	17,250,000	$1,725	$—	$4,997,990	$5,000,001
Change in value of ordinary shares subject to possible redemption	(3,921)	—	—	—	—	(4,042,995)	(4,042,995)
Net income	—	—	—	—	—	4,042,995	4,042,995

Balance – March 31, 2019	2,859,415	286	17,250,000	1,725	—	4,997,990	5,000,001
Change in value of ordinary shares subject to possible redemption	241,504	24	—	—	—	(1,444,217)	(1,444,193)
Net income	—	—	—	—	—	1,444,193	1,444,193

Balance – June 30, 2019	3,100,919	310	17,250,000	1,725	—	4,997,966	5,000,001
Change in value of ordinary shares subject to possible redemption	389,262	39	—	—	—	482,145	482,184
Net loss	—	—	—	—	—	(482,184)	(482,184)

Balance – September 30, 2019	3,490,181	$349	17,250,000	$1,725	$—	$4,997,927	$5,000,001

The accompanying notes are an integral part of the unaudited condensed financial statements.

VIRGIN GALACTIC HOLDINGS, INC.

(f/k/a SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$5,005,004	$7,236,056
Adjustments to reconcile net income to net cash provided by operating activities:
Interest earned on marketable securities held in Trust Account	(12,025,143)	(8,757,384)
Unrealized loss on marketable securities held in Trust Account	11,825	305,184
Changes in operating assets and liabilities:
Prepaid expenses	(28,919)	190,515
Accounts payable and accrued expenses	5,279,422	227,253

Net cash used in operating activities	(1,757,811)	(798,376)

Cash flow from investing activities:
Cash withdrawn from Trust Account in connection with redemptions	39,096,085	—

Net cash provided by investing activities	39,096,085	—
Cash flows from financing activities:
Receipt of amounts due from underwriter	—	657,138
Advances from related party	1,344,138	376,068
Redemption of Class A common shares	(39,096,085)	—
Repayment of advances from related party	—	(126,378)

Net cash (used in) provided by financing activities	37,751,947	906,828

Net change in cash	(413,673)	108,452
Cash at beginning of period	462,162	696,382

Cash at ending of period	$48,489	$804,834

Non-cash investing and financing activities:
Change in value of ordinary shares subject to possible redemption	$5,005,004	$7,236,056

The accompanying notes are an integral part of the unaudited condensed financial statements.

VIRGIN GALACTIC HOLDINGS, INC.

(f/k/a SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

(Unaudited)

NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

As of September 30, 2019, Social Capital Hedosophia Holdings Corp. (the “Company”) was a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

All activity from May 5, 2017 (inception) through September 30, 2019 related to the Company’s formation, the Company’s initial public offering of 69,000,000 units (the “Public Offering”), the simultaneous sale of 8,000,000 warrants (“Private Placement Warrants”) in a private placement (the “Private Placement”) at a price of $1.50 per warrant to SCH Sponsor Corp. (the “Sponsor”), identifying a target company for a Business Combination and activities in connection with the Virgin Galactic Business Combination (as defined below), as more fully described in Note 5.

On September 9, 2019, in connection with its Extraordinary General Meeting held on September 9, 2019, the Company’s shareholders approved to extend the period of time for which the Company is required to consummate a Business Combination from September 18, 2019 to December 18, 2019. In connection therewith, the shareholders elected to redeem an aggregate of 3,771,178 shares of the Company’s Class A ordinary shares. As a result, an aggregate of approximately $39,100,000 (or approximately $10.367 per share) was removed from the Company’s Trust Account to pay such shareholders, leaving approximately $677,200,000 in the Trust Account.

On October 25, 2019, the Company filed a notice of deregistration with the Cayman Islands Registrar of Companies and concurrently filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation, changing its name to “Virgin Galactic Holdings, Inc.” (the “Domestication”). In connection with the Domestication, each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company was converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share. Each of issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company was converted, on a one-for-one basis, into a share of common stock; provided, however, that with respect to the Class B ordinary shares of the Company held by the Sponsor, the Sponsor instead received upon the conversion of the Class B ordinary shares held by it 15,750,000 shares of common stock. In connection with the mergers of the Merger Subs (as defined below) with the VG Companies (as defined below), all outstanding shares of common stock or limited liability company interests, as applicable, of the VG Companies were cancelled in exchange for the right to receive 130,000,000 shares of the Company’s common stock for an aggregate merger consideration of $1.3 billion. Vieco US elected for the Company to repurchase 5,209,562 shares of the Company’s common stock from Vieco US at a purchase price of $10.00 per share.

NOTE 2. LIQUIDITY

As of September 30, 2019, the Company had principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Public Offering and such amount of proceeds from the Public Offering that were placed in an account outside of the Trust Account (as defined below) for working capital purposes. In connection with the closing of the Offering and the Private Placement on September 18, 2017, an amount of $690,000,000 (or $10.00 per Class A ordinary share sold to the public in the

Offering included in the Units) from the sale of the Units and Private Placement Warrants was placed in a trust account (the “Trust Account”). As of September 30, 2019, the Company had $48,489 in its operating bank accounts, $677,167,505 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $7,083,017, which includes the deferral of approximately $1,726,000 of payments until the consummation of a Business Combination.

Until the consummation of the Virgin Galactic Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2018 included in this prospectus and notes thereto, as well as the Company’s Current Report on Form 8-K and Current Report on Form 8-K/A, each filed on October 29, 2019, relating to the consummation of the Virgin Galactic Business Combination.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at September 30, 2019 and 2018, which were not then redeemable and not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Public Offering and Private Placement to purchase 31,000,000

Class A ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.

Reconciliation of Net Loss per Ordinary Share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$(482,184)	$3,036,916	$5,005,004	$7,236,056
Less: Income attributable to ordinary shares subject to possible redemption	(3,529,428)	(3,126,381)	(11,370,605)	(8,101,434)

Adjusted net loss	$(4,011,612)	$(89,465)	$(6,365,601)	$(865,378)

Weighted average shares outstanding, basic and diluted	20,350,919	20,107,675	20,192,094	20,068,828

Basic and diluted net loss per ordinary share	$(0.20)	$(0.00)	$(0.32)	$(0.04)

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

NOTE 4. RELATED PARTY TRANSACTIONS

Advance from Related Party

During the nine months ended September 30, 2019 and the year ended December 31, 2018, a related party advanced an aggregate of $1,344,138 and $381,675, respectively, for working capital purposes. The advances are non-interest bearing, unsecured and due on demand. As of September 30, 2019 and December 31, 2018, outstanding advances amounted to $1,725,813 and $381,675, respectively. The advances from related party were repaid in connection with the consummation of the Virgin Galactic Business Combination.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on September 18, 2017 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space and administrative and support services. For each of the three and nine months ended September 30, 2019 and 2018, the Company incurred $30,000 and $90,000 in fees for these services. At September 30, 2019 and December 31, 2018, fees amounting to $245,000 and $155,000, respectively, are included in accounts payable and accrued expenses in the accompanying condensed balance sheets. The administrative services agreement terminated upon the completion of the Virgin Galactic Business Combination.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (other than the Sponsor’s commitment to provide the Company an aggregate of $200,000 in loans in order to finance transaction costs in connection with a Business Combination). In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. All outstanding loans were repaid in connection with the consummation of the Virgin Galactic Business Combination.

NOTE 5. COMMITMENTS

The underwriters of the Company’s Public Offering were entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Public Offering, or $24,150,000, payable upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement entered into in connection with the Public Offering. At completion of the Virgin Galactic Business Combination, the Company paid the deferred underwriting commission.

The underwriters agreed to reimburse the Company for an amount equal to 10% of the discount paid to the underwriters for financial advisory services provided by Connaught (UK) Limited in connection with the Public Offering, of which $1,000,000 was paid at the closing of the Public Offering and $2,415,000 was paid at the closing of the Virgin Galactic Business Combination.

As of September 30, 2019, the Sponsor, the holders of the Private Placement Warrants (or underlying Class A ordinary shares) and the holders of any warrants (or underlying Class A ordinary shares) issued upon conversion of working capital loans made by the Company’s Sponsor, officers, directors or their affiliates, if any such loans are issued, were entitled to registration rights with respect to their securities pursuant to an agreement dated as of September 13, 2017. The holders of 30% of the registrable securities were entitled to demand that the Company register these securities. In addition, the holders had certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination. No working capital loans were converted to warrants in connection with the consummation of the Virgin Galactic Business Combination.

Merger Agreement

On July 9, 2019, as amended on October 2, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vieco USA, Inc., a Delaware corporation (“Vieco US”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“V10”), Foundation Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub A”), Foundation Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub B”), Foundation Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub LLC” and, collectively with Merger Sub A and Merger Sub B, the “Merger Subs”), TSC Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco US (“Company A”), Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Vieco US (“Company B”), and VGH, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Vieco US (“Company LLC” and, collectively with Company A and Company B, the “VG Companies”).

On October 25, 2019, as contemplated by the Merger Agreement and following approval by the Company’s shareholders at an extraordinary general meeting held October 23, 2019:

•

the Company effected the Domestication by filing a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation, changing its name to “Virgin Galactic Holdings, Inc.”;

•

all outstanding shares of common stock or limited liability company interests, as applicable, of each of the VG Companies were cancelled in exchange for the right to receive 130,000,000 shares of the Company’s common stock (at a deemed value of $10.00 per share) for an aggregate merger consideration of $1.3 billion (the “Aggregate Merger Consideration”) and (x) Merger Sub A merged with and into Company A, the separate corporate existence of Merger Sub A ceasing and Company A being the surviving corporation and a wholly owned subsidiary of the Company, (y) Merger Sub B, merged with and into Company B, the separate corporate existence of Merger Sub B ceasing and Company B being the surviving corporation and a wholly owned subsidiary of the Company and (z) Merger Sub LLC merged with and into Company LLC, the separate company existence of Merger Sub LLC ceasing and Company LLC being the surviving company and a wholly owned subsidiary of the Company (collectively referred to as the “Mergers” and together with the Domestication, the “Virgin Galactic Business Combination”); and

•	Vieco US elected for the Company to repurchase 5,209,562 shares of the Company’s common stock from Vieco US at a purchase price of $10.00 per share (the “Repurchase”).

In connection with the consummation of the Virgin Galactic Business Combination, each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the Company was converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share. Each of issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company was converted, on a one-for-one basis, into a share of common stock; provided, however, that with respect to the Class B ordinary shares of the Company held by the Sponsor, the Sponsor instead received upon the conversion of the Class B ordinary shares held by it 15,750,000 shares of common stock.

Purchase Agreement

Pursuant to the Purchase Agreement entered into on July 9, 2019, as supplemented by the Assignment, Consent and Waiver Agreement, dated as of October 2, 2019, by and among Chamath Palihapitiya, Vieco US, the Company and V10 (the “Purchase Agreement”), Chamath Palihapitiya, the chief executive officer of the Company prior to the consummation of the Virgin Galactic Business Combination, purchased (concurrently with the consummation of the Mergers) 10,000,000 shares of common stock of the Company from Vieco US at a price of $10.00 per share in cash.

NOTE 6. SHAREHOLDERS’ EQUITY

Preferred Shares

As of September 30, 2019 the Company was authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2019 and December 31, 2018, there were no preferred shares issued or outstanding. The certificate of incorporation filed in connection with the consummation of the Virgin Galactic Business Combination authorizes 10,000,000 shares of preferred stock, par value $0.0001 per share, with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

Ordinary Shares

As of September 30, 2019, the Company was authorized to issue 500,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, both with a par value of $0.0001 per share. At September 30, 2019 and December 31, 2018, there were 3,490,181 and 2,863,336 Class A ordinary shares issued and outstanding, excluding 61,738,641 and 66,136,664 Class A ordinary shares subject to possible redemption, respectively. At September 30, 2019, and December 31, 2018, 17,250,000 Class B ordinary shares were issued and outstanding. The certificate of incorporation filed in connection with the consummation of the Virgin Galactic Business Combination authorizes 700,000,000 shares of common stock, par value $0.0001 per share.

NOTE 7. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$677,167,505	$704,250,272

NOTE 8. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described in Note 1, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

of Social Capital Hedosophia Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Social Capital Hedosophia Holdings Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum LLP

/S/ Marcum LLP

We have served as the Company’s auditor since 2017 .

New York, NY

March 18, 2019

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.

BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash	$462,162	$696,382
Due from underwriter	—	657,138
Prepaid expenses	45,339	272,217

Total Current Assets	507,501	1,625,737
Marketable securities held in Trust Account	704,250,272	691,941,351

Total Assets	$704,757,773	$693,567,088

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$200,529	$230,153
Advances from related party	381,675	126,378

Total Current Liabilities	582,204	356,531
Deferred underwriting fees	24,150,000	24,150,000

Total Liabilities	24,732,204	24,506,531

Commitments
Class A ordinary shares subject to possible redemption, 66,136,664 and 66,219,742 shares at redemption value as of December 31, 2018 and 2017, respectively	675,025,568	664,060,556
Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,863,336 and 2,780,258 shares issued and outstanding (excluding 66,136,664 and 66,219,742 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	286	278
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 17,250,000 shares issued and outstanding as of December 31, 2018 and 2017	1,725	1,725
Additional paid-in capital	—	3,667,278
Retained earnings	4,997,990	1,330,720

Total Shareholders’ Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$704,757,773	$693,567,088

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2018	For the Period from May 5, 2017 (inception) Through December 31, 2017
Operating costs	$1,343,909	$610,631

Loss from operations	(1,343,909)	(610,631)
Other income:
Interest income	12,579,571	2,082,636
Unrealized loss on marketable securities held in Trust Account	(270,650)	(141,285)

Other income, net	12,308,921	1,941,351

Net income	$10,965,012	$1,330,720

Weighted average shares outstanding, basic and diluted (1)	20,080,848	14,652,083

Basic and diluted net loss per ordinary share (2)	$(0.04)	$(0.04)

(1)	Excludes an aggregate of up to 66,136,664 and 66,219,742 shares subject to redemption at December 31, 2018 and 2017, respectively.
(2)

Net loss per ordinary shares – basic and diluted excludes income attributable to ordinary shares subject to redemption of $11,798,101 and $1,863,155 for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, respectively.

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance—May 5, 2017 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to sponsor	—	—	20,125,000	2,013	22,987	—	25,000
Forfeiture of Class B ordinary shares	—	—	(2,875,000)	(288)	288	—	—
Sale of 69,000,000 Units, net of underwriting discount and offering expenses	69,000,000	6,900	—	—	655,697,937	—	655,704,837
Sale of 8,000,000 Private Placement Warrants	—	—	—	—	12,000,000	—	12,000,000
Ordinary shares subject to possible redemption	(66,219,742)	(6,622)	—	—	(664,053,934)	—	(664,060,556)
Net income	—	—	—	—	—	1,330,720	1,330,720

Balance—December 31, 2017	2,780,258	278	17,250,000	1,725	3,667,278	1,330,720	5,000,001
Ordinary shares subject to possible redemption	83,078	8	—	—	(3,667,278)	(7,297,742)	(10,965,012)
Net income	—	—	—	—	—	10,965,012	10,965,012

Balance—December 31, 2018	2,863,336	$286	17,250,000	$1,725	$—	$4,997,990	$5,000,001

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2018	For the Period from May 5, 2017 (inception) Through December 31, 2017
Cash flows from operating activities:
Net income	$10,965,012	$1,330,720
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(12,579,571)	(2,082,636)
Unrealized loss on marketable securities held in Trust Account	270,650	141,285
Changes in operating assets and liabilities:
Prepaid expenses	226,878	(272,217)
Accounts payable and accrued expenses	(29,624)	230,153

Net cash used in operating activities	(1,146,655)	(652,695)

Cash flows from investing activities:
Investment of cash in Trust Account	—	(690,000,000)

Net cash used in investing activities	—	(690,000,000)

Cash flows from financing activities:
Receipt of amounts due from underwriter	657,138	—
Advances received from related parties	381,675	126,378
Repayment of advances from related parties	(126,378)	—
Proceeds from sale of Units, net of underwriting discounts paid	—	680,000,000
Proceeds from sale of Private Placement Warrants	—	12,000,000
Proceeds from issuance of Class B ordinary shares	—	25,000
Proceeds from promissory note	—	100,000
Repayment of promissory note	—	(100,000)
Payment of offering costs	—	(802,301)

Net cash provided by financing activities	912,435	691,349,077

Net change in cash	(234,220)	696,382
Cash at beginning of period	696,382	—

Cash at ending of period	$462,162	$696,382

Non-cash investing and financing activities:
Change in value of ordinary shares subject to possible redemption	$10,965,012	$2,001,573

Initial classification of ordinary shares subject to possible redemption	$—	$662,058,983

Deferred underwriting fee payable	$—	$24,150,000

Reimbursement of offering costs due from underwriter	$—	$657,138

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Social Capital Hedosophia Holdings Corp. (the “Company”) is a blank check company incorporated in 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

All activity from May 5, 2017 (inception) through December 31, 2018 related to the Company’s formation, the offering described below and identifying a target company for a Business Combination.

The registration statements for the Company’s initial public offering were declared effective on September 13, 2017. The Company consummated a public offering of 69,000,000 units on September 18, 2017 (the “Public Offering”), including 9,000,000 units subject to the underwriters’ over-allotment option, generating gross proceeds of $690,000,000 and net proceeds of $679,854,837 after deducting $10,145,163 of transaction costs ($24,150,000 of deferred underwriting expenses may be paid upon the completion of a Business Combination), which is discussed in Note 4. The units (“Units”) sold pursuant to the Offering were sold at an offering price of $10.00 per Unit. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. In addition, the Company generated proceeds of $12,000,000 from the private placement (the “Private Placement”) of 8,000,000 warrants (“Private Placement Warrants”) at a price of $1.50 per warrant to SCH Sponsor Corp. (the “Sponsor”).

In connection with the closing of the Offering and the Private Placement on September 18, 2017 (the “Closing Date”), an amount of $690,000,000 (or $10.00 per Class A ordinary share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Placement Warrants was placed in a trust account (the “Trust Account”). Funds held in the Trust Account are invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations until the earlier of (i) the consummation of the Company’s initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination within 24 months from the Closing Date; and (iii) the Company’s failure to consummate a Business Combination by September 18, 2019. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations should they arise.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Units, warrants and Class A ordinary shares are listed on the New York Stock Exchange (“NYSE”). Pursuant to the NYSE listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

In connection with any proposed initial Business Combination, the Company will either (1) seek shareholder approval of such initial Business Combination at a meeting called for such purpose or (2) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer, in each case where shareholders may seek to redeem their Public Shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions in connection with a Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to an aggregate of more than 15% of the Public Shares sold in the Public Offering.

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the issued and outstanding shares of the Company voted are voted in favor of the Business Combination. In connection with any shareholder vote required to approve any Business Combination, the Sponsor has agreed (i) to vote any of its respective ordinary shares in favor of the initial Business Combination and (ii) not to redeem any of its respective ordinary shares in connection therewith.

Holders of warrants sold as part of the Units will not be entitled to vote on the proposed Business Combination and will have no conversion or liquidation rights with respect to their ordinary shares underlying such warrants.

Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, if the Company is unable to complete its initial Business Combination by September 18, 2019, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination by September 18, 2019 and is forced to redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay any of its taxes payable and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses. The Sponsor has entered into a letter agreement with the Company, pursuant to which it has waived its right to liquidating distributions from the Trust Account with respect to its Founder Shares (as defined in Note 8) if the Company fails to complete a Business Combination by September 18, 2019. However, if the Sponsor acquires Public Shares after the Public Offering, it will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination by September 18, 2019.

If the Company is unable to complete its initial Business Combination by September 18, 2019 and expends all of the net proceeds of the Public Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the per-share redemption price for Class A ordinary shares will be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s shareholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s shareholders. Therefore, the actual per-share redemption price may be less than $10.00.

NOTE 2. LIQUIDITY

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Public Offering and such amount of proceeds from the Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2018, the Company had $462,162 in its operating bank accounts, $704,250,272 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $74,703, which includes the deferral of approximately $382,000 of payments until the consummation of a Business Combination. The Sponsor has committed to provide up to an aggregate of $200,000 in loans to the Company (see Note 10). Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through September 18, 2019, the scheduled liquidation date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and conformity with GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Marketable Securities Held in Trust Account

At December 31, 2018 and 2017, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2018 and 2017, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential examination by foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s tax provision is zero because the Company is organized in the Cayman Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets or liabilities. The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2018 and 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Public Offering and Private Placement to purchase 31,000,000 Class A ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods.

Reconciliation of Net Loss per Ordinary Share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Year Ended December 31, 2018	For the Period from May 5, 2017 (inception) through December 31, 2017
Net income	$10,965,012	$1,330,720
Less: Income attributable to ordinary shares subject to redemption	(11,798,101)	(1,863,115)

Adjusted net loss	$(833,089)	$(532,395)

Weighted average shares outstanding, basic and diluted	20,080,848	14,652,083

Basic and diluted net loss per ordinary share	$(0.04)	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2018 and 2017, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

In its Public Offering, the Company sold 69,000,000 Units at a price of $10.00 per Unit in the Public Offering. Each Unit consists of one Class A ordinary share and one-third of one warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Each Warrant will become exercisable commencing on the later of 30 days after the Company’s completion of an initial Business Combination and 12 months from the Closing Date and will expire five years from the completion of a Business Combination. The Company may redeem the outstanding Warrants at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Class A ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, it will have the option to require all holders that wish to exercise their Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold in the Public Offering, the Company is required to use its best efforts to file a registration statement covering the issuance of the shares underlying the Warrants within 15 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the issuance of the shares issuable upon exercise of the Warrants is not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. If the Company is unable to consummate a Business Combination within 24 months from the Closing Date, the Company will redeem 100% of the Public Shares using the funds in the Trust Account as described in Note 1. In such event, the Warrants will expire worthless.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the Public Offering, the Company’s Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at $1.50 per warrant (for an aggregate purchase price of $12,000,000) from the Company. All of the proceeds received from these purchases were placed in the Trust Account.

The Private Placement Warrants are identical to the Warrants included in the Units sold in the Public Offering except that the Private Placement Warrants: (i) are not redeemable by the Company, (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the Private Placement Warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Company’s initial Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (other than the Sponsor’s commitment to provide the Company an aggregate of $200,000 in loans in order to finance transaction costs in connection with a Business Combination). In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

NOTE 6. RELATED PARTY TRANSACTIONS

Advance from Related Party

During the years ended December 31, 2018 and 2017, a related party advanced an aggregate of $381,675 and $126,378, respectively, for working capital purposes and for costs associated with the formation of the Company and offering costs. The advances are non-interest bearing, unsecured and due on demand. The Company repaid $126,378 of advances during the year ended December 31, 2018. As of December 31, 2018 and 2017, outstanding advances amounted to $381,675 and $126,378, respectively.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on September 18, 2017 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, the Company incurred $120,000 and $35,000 in fees for these services, respectively. At December 31, 2018 and 2017, $155,000 and $35,000, respectively, is included in accounts payable and accrued expenses in the accompanying balance sheets.

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Company granted the underwriters a 45-day option to purchase up to 9,000,000 additional Units to cover over-allotments. On September 14, 2017, the underwriters elected to exercise their over-allotment option to purchase 9,000,000 Units at a purchase price of $10.00 per Unit. The underwriters were paid a cash underwriting discount of $10,000,000 of the gross proceeds of the Public Offering. In addition, the underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Public Offering, or $24,150,000, payable upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The underwriters have agreed to waive their right to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination.

The underwriters agreed to reimburse the Company for an amount equal to 10% of the discount paid to the underwriters for financial advisory services provided by Connaught (UK) Limited in connection with the Public Offering, of which $1,000,000 was paid at the closing of the Public Offering and up to $2,415,000 will be payable at the time of the closing of the initial Business Combination.

The underwriters also agreed to reimburse the Company for certain offering expenses. As of December 31, 2017, the amount to be reimbursed from the underwriters amounted to $657,138, which was recorded as a receivable, with a corresponding credit to additional paid in capital. The amount was repaid during the year ended December 31, 2018.

The Sponsor, the holders of the Private Placement Warrants (or underlying Class A ordinary shares) and the holders of any warrants (or underlying Class A ordinary shares) issued upon conversion of working capital loans made by the Company’s Sponsor, officers, directors or their affiliates, if any such loans are issued, will be entitled to registration rights with respect to their securities pursuant to an agreement dated as of September 13, 2017. The holders of 30% of the registrable securities are entitled to demand that the Company register these securities. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination. However, the registration rights agreement will provide that the Company will not permit any registration statement to become effective until termination of applicable lock-up periods with respect to such securities.

NOTE 8. SHAREHOLDERS’ EQUITY

Preferred Shares

The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2018 and 2017, there were no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 500,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, both with a par value of $0.0001 per share.

Holders of the Class A ordinary shares are entitled to one vote for each Class A ordinary share and holders of Class B ordinary shares are entitled to one vote for each Class B ordinary share. Holders of Class B ordinary shares will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law. At December 31, 2018 and 2017, there were 2,863,336 and 2,780,258 Class A ordinary shares issued and outstanding, excluding 66,136,664 and 66,219,742 Class A ordinary shares subject to possible redemption, respectively.

The Company had entered into a Securities Subscription Agreement, dated as of May 10, 2017 (the “Founder’s Purchase Agreement”), with the Sponsor pursuant to which the Sponsor subscribed for an aggregate of 14,375,000 Class B ordinary shares, par value $0.0001 per share of the Company, for an aggregate purchase price of $25,000. On May 18, 2017, the Sponsor surrendered 2,875,000 Class B ordinary shares for no value, and on August 23, 2017 and September 13, 2017, the Company approved share capitalizations resulting in an aggregate of 17,250,000 Class B ordinary shares issued and outstanding and held by the Sponsor (including the Class A ordinary shares issuable upon conversion thereof, the “Founder Shares”), of which 2,250,000 were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option on September 14, 2017, no Founder Shares are subject to forfeiture.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares outstanding upon completion of the Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares. At December 31, 2018 and 2017, 17,250,000 Class B ordinary shares were issued and outstanding.

The holders of the Class B ordinary shares agreed not to transfer such shares until one year after the date of the consummation of an initial Business Combination or earlier if, subsequent to an initial Business Combination, (i) the last reported sales price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions reorganizations recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Description	Level	December 31, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account		1	$704,250,272	$691,941,351

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 12, 2019, the Sponsor committed to provide up to an aggregate of $200,000 in loans to the Company.

VGH, LLC

Condensed Consolidated Balance Sheets

(In thousands, except unit and per unit amounts)

	As of September 30, 2019	As of December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,438	$73,990
Restricted cash	11,028	7,378
Accounts receivable	890	1,279
Inventories	25,565	23,288
Prepayments and other current assets	3,577	4,195
Due from related party, net	—	8,967

Total current assets	115,498	119,097
Property, plant, and equipment, net	44,741	34,214
Other noncurrent assets	9,649	2,728

Total assets	$169,888	$156,039

Liabilities and Equity
Current liabilities
Current portion of capital lease obligation	$—	$56
Accounts payable	9,055	7,217
Accrued liabilities	20,689	18,166
Customer deposits	82,202	80,883
Due to related party, net	696	—

Total current liabilities	112,642	106,322
Deferred rent	7,783	8,158

Total liabilities	$120,425	$114,480

Equity
Net parent investment	—	41,477
Membership equity – 1,000 units authorized, 100 units issued and outstanding as of September 30, 2019; no units authorized, issued or outstanding as of December 31, 2018	98,338	—
Accumulated deficit	(48,878)	—
Accumulated other comprehensive income	3	82

Total equity	$49,463	$41,559

Total liabilities and equity	$169,888	$156,039

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except unit and per unit amounts)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Revenue	$3,252	$1,562
Cost of revenue	1,690	387

	1,562	1,175
Selling, general, and administrative expenses	44,719	37,389
Research and development expenses	96,119	84,971

Operating loss	(139,276)	(121,185)
Interest income	1,137	344
Interest expense	2	8
Other income	128	28,542

Loss before income taxes	(138,013)	(92,307)
Income tax expense	123	115

Net loss	(138,136)	(92,422)
Other comprehensive income (loss):
Foreign currency translation adjustment	(79)	(17)

Total comprehensive loss	$(138,215)	$(92,439)

Net loss per membership unit:
Basic and diluted	$(1,381,360)	$(924,220)

Weighted-average membership units:
Basic and diluted	100	100

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Condensed Consolidated Statements of Equity (Deficit)

(In thousands, except unit and per unit amounts)

(Unaudited)

	Membership Equity
	Membership Units	Amount	Net Parent Investment	Accumulated Deficit	AOCI (Loss)	Total Equity
Balance as of December 31, 2018	—	—	$41,477	—	$82	$41,559

Net loss	—	—	(42,593)	—	—	(42,593)
Other comprehensive income	—	—	—	—	10	10
Net transfer from Parent Company	—	—	47,445	—	—	47,445

Balance as of March 31, 2019	—	—	46,329	—	92	46,421

Net loss	—	—	(44,068)	—	—	(44,068)
Other comprehensive loss	—	—	—	—	(31)	(31)
Net transfer from Parent Company	—	—	53,730	—	—	53,730

Balance as of June 30, 2019	—	—	55,991	—	61	56,052

Net loss	—	—	(2,597)	(48,878)	—	(51,475)
Other comprehensive loss	—	—	—	—	(58)	(58)
Net transfer from Parent Company	—	—	4,944	—	—	4,944
Conversion from net parent investment to membership equity	100	58,338	(58,338)	—	—	—
Contributions from Parent Company	—	40,000	—	—	—	40,000

Balance as of September 30, 2019	100	$98,338	$—	$(48,878)	$3	$49,463

	Membership Equity
	Membership Units	Amount	Net Parent Investment	Accumulated Deficit	AOCI (Loss)	Total Equity
Balance as of December 31, 2017	—	—	$22,933	—	$134	$23,067

Net loss	—	—	(40,562)	—	—	(40,562)
Other comprehensive income	—	—	—	—	48	48
Net transfer from Parent Company	—	—	41,667	—	—	41,667

Balance as of March 31, 2018	—	—	24,038	—	182	24,220

Net loss	—	—	(12,676)	—	—	(12,676)
Other comprehensive loss	—	—	—	—	(70)	(70)
Net transfer from Parent Company	—	—	17,674	—	—	17,674

Balance as of June 30, 2018	—	—	29,036	—	112	29,148

Net loss	—	—	(39,184)	—	—	(39,184)
Other comprehensive income	—	—	—	—	5	5
Net transfer from Parent Company	—	—	50,814	—	—	50,814

Balance as of September 30, 2018	—	—	$40,666	—	$117	$40,783

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(138,136)	$(92,422)
Depreciation and amortization	4,920	4,255
Deferred rent	(375)	(430)
Change in assets and liabilities
Accounts receivable	388	(418)
Inventories	(2,310)	(9,306)
Prepayments and other current assets	613	286
Other noncurrent assets	(6,929)	181
Due to / from related party, net	9,664	(1,481)
Accounts payable and accrued liabilities	2,560	(1,890)
Customer deposits	1,319	(680)

Net cash used in operating activities	(128,286)	(101,905)

Cash flows from investing activity
Capital expenditures	(13,680)	(6,655)

Cash used in investing activity	(13,680)	(6,655)

Cash flows from financing activities
Payments of capital lease obligations	(55)	(66)
Proceeds from Parent Company contributions	40,000	—
Net parent investment	106,119	110,155

Net cash provided by financing activities	146,064	110,089

Net increase in cash and cash equivalents	4,098	1,529

Cash, cash equivalents and restricted cash at beginning of year	81,368	81,066

Cash, cash equivalents and restricted cash at end of year	$85,466	$82,595

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

VGH, LLC and its wholly owned subsidiaries (collectively with VGH, LLC, “we,” “us,” “our” or the “Company”) focus on the development, manufacture and operations of spaceships and related technologies for the purpose of conducting commercial human spaceflight and flying payloads into space. The development and manufacturing activities are located in Mojave, California with plans to operate the commercial spaceflights out of Spaceport America located in New Mexico. The various entities that make up the Company, which operate under common control, include Virgin Galactic, LLC (“Virgin Galactic”), The Spaceship Company, LLC (“TSC”), Virgin Galactic (UK) Limited (“VGUK”) and their respective subsidiaries (collectively, the “Virgin Galactic Businesses”). We are wholly owned by Galactic Ventures, LLC (“GVLLC”), a Delaware Limited Liability Company and GVLLC is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (collectively, the “Parent Company”).

On April 2, 2019, our Parent Company’s board of directors unanimously approved the pursuit of a separation and merger transaction involving the Company. On June 26, 2019, our Parent Company formed a new wholly owned subsidiary named VGH, LLC, a Delaware Limited Liability Company. On July 8, 2019, our Parent Company contributed the Virgin Galactic Businesses to VGH, LLC. Also on July 8, 2019, Corvina Holdings Ltd., an affiliate of our Parent Company, agreed to provide financial support to the Company sufficient for it to satisfy its obligations and debt service requirements as they come due, on a timely basis, from July 8, 2019 through and including the earlier of (i) October 31, 2020 or (ii) the date on which the Company obtains adequate third-party funding required to fund our operations while we are a wholly owned business of our Parent Company. On July 9, 2019, our Parent Company executed a definitive merger agreement, subject to closing conditions, between the entities comprising the Company and Social Capital Hedosophia Holdings Corp. (“SCH”) (the “Transaction”).

On October 2, 2019, our Parent Company formed a new wholly owned subsidiary named Vieco USA, Inc. (“Vieco US”) and executed an amendment to the merger agreement to include Vieco US as a party to the Transaction. The closing of the Transaction occurred on October 25, 2019 and SCH was renamed to Virgin Galactic Holdings, Inc. (“VGH, Inc.”) and the entities comprising the Company became wholly owned subsidiaries of VGH, Inc. Upon closing of the Transaction, the VGH, Inc. common stock due to our Parent Company as consideration was received and directly held by Vieco US.

(b)	Basis of Presentation

The Company’s financial statements are presented on a consolidated basis as a result of the contribution of the Virgin Galactic Businesses into VGH, LLC on July 8, 2019.

The accompanying condensed consolidated financial statements and related notes include the accounts of VGH, LLC and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The condensed consolidated financial statements and notes thereto of VGH, LLC have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) accounting standards codification. In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the quarterly period ended September 30, 2019 are not necessarily indicative of the results for the entire fiscal year. These condensed consolidated financial statements and notes hereto should be read in conjunction with the audited combined financial statements and notes thereto of the Virgin Galactic Business included in SCH’s final proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 10, 2019 (the “Proxy Statement/Prospectus”).

The condensed consolidated financial statements were derived from the consolidated financial statements of our Parent Company. Accordingly, the condensed consolidated financial statements include items attributable to the Company and allocations of general corporate expenses from our Parent Company.

Our historical condensed consolidated financial statements include assets, liabilities, revenues and expenses directly attributable to our operations. The historical condensed consolidated financial statements reflect allocations of certain corporate expenses from our Parent Company. Allocations of corporate expenses from our Parent Company for certain functions provided by our Parent Company, include, but are not limited to, general corporate expenses related to finance, legal, compliance, facilities, and employee benefits. These expenses have been allocated to us on the basis of direct usage when identifiable or allocated on the basis of headcount. Allocations for corporate expenses amounted to $1.2 million and $95 thousand for the nine months ended September 30, 2019, and 2018, respectively. The historical condensed consolidated financial statements do not reflect any attribution of debt or allocation of interest expense.

Both the Company and our Parent Company consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods presented. The Company expects to incur additional expenses as a stand-alone company. It is not practicable to estimate actual costs that would have been incurred had the Company been a stand-alone company during the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Following the Transaction, we expect to perform these functions using our own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by our Parent Company as we entered into transition service agreements with our Parent Company in connection with the closing of the Transaction.

The Company was historically funded as part of our Parent Company’s treasury program. Cash, cash equivalents and restricted cash are managed through bank accounts legally owned by us and our Parent Company. Accordingly, cash, cash equivalents and restricted cash held by our Parent Company at the corporate level were not attributable to us for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the condensed consolidated balance sheets. Transfers of cash, both to and from our Parent Company’s treasury program by us or related parties, are reflected as a component of net parent investment or membership equity in the condensed consolidated balance sheets and as a financing activity on the accompanying condensed consolidated statements of cash flows.

As the various entities that make up the Company were not historically held by a single legal entity prior to July 8, 2019, total net parent investment is shown in lieu of equity in the condensed consolidated financial statements as of the applicable historical periods. Balances between us and our Parent Company that were not historically cash settled are included in net parent investment. Net parent investment represents our Parent Company’s interest in the recorded assets of us and represents the cumulative investment by our Parent Company in us through the dates presented, inclusive of operating results.

Certain of our employees historically participated in our Parent Company’s stock-based compensation plans, in the form of options issued pursuant to our Parent Company’s plan. The performance conditions set forth in the Plan resulted in no stock-based compensation expense recognized during the nine months ended September 30, 2019 and 2018.

During the periods presented in the condensed consolidated financial statements, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by our Parent Company, where applicable. Income tax expense and other income tax related information contained in the condensed consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the condensed consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by our Parent Company, any income tax receivables resulting from the related income tax provisions have been reflected in the condensed consolidated balance sheets within net parent investment or membership units, as applicable.

(c)	Reclassification

The accompanying financial statements include reclassifications from prior presentation as summarized below:

	9/30/2019 As Reported	Reclassification	9/30/2019 As Adjusted
Balance Sheet
Current assets
Cash and cash equivalents	$85,466	$(11,028)	$74,438
Restricted cash equivalents	—	11,028	11,028

Total current assets	115,498	—	115,498

Total assets	$169,888	$—	$169,888

	12/31/2018 As Reported	Reclassification	9/30/2019 As Adjusted
Balance Sheet
Current assets
Cash and cash equivalents	$85,466	$(7,378)	$73,990
Restricted cash equivalents	—	7,378	12,028

Total current assets	119,097	—	115,498

Total assets	$169,888	$—	$156,039

We reclassified to restricted cash any cash deposits received from our future astronauts that are contractually restricted for operational use until the condition of carriage is signed or deposits are refunded. These reclassifications did not have a material impact on our condensed consolidated statements of operations or cash flows. See Note 2 for further information regarding our adoption of Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash.

(d)	Use of Estimates in Preparation of Condensed Consolidated Financial Statements

The preparation of the condensed consolidated financial statements in conformity with GAAP required us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the condensed consolidated financial statements include, but are not limited to, accounting for cost of revenue, useful lives of property, plant and equipment, net, accrued liabilities, income taxes including deferred tax assets and liabilities and impairment valuation, and contingencies.

(e)	Summary of Significant Accounting Policies

Other than policies noted within Recent Accounting Pronouncements below, there have been no significant changes from the significant accounting policies disclosed in Note 1 of the “Notes to Combined Financial Statements” included in this prospectus.

(2)	Recent Accounting Pronouncements

Changes to GAAP are established by the FASB in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our condensed consolidated financial position and results of operations.

(a)	New Accounting Standards Updates

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is amended by ASU 2018-01, ASU 2018-10, ASU 2018-11 and ASU 2018-20 that were issued by the FASB in January 2018, July 2018, July 2018, and December 2018, respectively (collectively, the amended ASU 2016-02). The amended ASU 2016-02 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach shall be used when adopting ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply. The Company is currently evaluating the impact of this guidance on the condensed consolidated financial statements. As of December 31, 2018, total future undiscounted minimum payments under our operating leases amounted to $51.5 million. As a result of the Transaction we will be required to adopt the amended ASU 2016-02 for the annual period ending December 31, 2019 with an initial date of application of January 1, 2019.

(b)	Adopted Accounting Standards Updates

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company elected to not separately evaluate the effects of each contract modification before the date of initial application. The comparative information has not been restated and continues to be reported under our accounting policies in effect for those periods.

The Company did not have a cumulative effect of initially applying the new revenue standard and there was no adjustment to the opening balance of net parent investment. There were also no effects on net cash provided by operating activities, net cash used in investing activities or net cash used in financing activities for the nine months ended September 30, 2019.

Spaceflight operations and other revenue is recognized for providing human spaceflights and carrying payload cargo into space. While we have yet to undertake our first commercial human spaceflight, we successfully carried multiple payloads into space in February 2019 and recognized revenue related to these spaceflights during the nine months ended September 30, 2019. In addition, we have a sponsorship arrangement for which revenue is recognized over the sponsorship term.

Engineering services revenue is recognized for providing services for the research, design, development, manufacture, integration and sustainment of advanced technology aerospace systems, products and services. We have arrangements as a subcontractor to the primary contractor of a long-term contract with the U.S. Government and perform the specified work on a time-and-materials basis subject to a guaranteed maximum price.

We recognize revenue when control of the promised service is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Our spaceflight operations and other revenue contracts generally contain only one type of distinct performance obligation, carrying spaceflight payloads with delivery of the associated flight data. Revenue for each spaceflight flight recognized at a point in time upon delivery of flight data to the customer. Revenue for future contracts for human spaceflights is expected to be recognized at a point in time upon successful completion of a spaceflight.

Our engineering services revenue contract obligates us to provide services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the ‘as-invoiced’ practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer.

Disaggregation of Revenue

Spaceflight operations revenue was $1.0 million for the nine months ended September 30, 2019. Engineering services revenue was $2.3 million for the nine months ended September 30, 2019.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. The Company records accounts receivable when it has an unconditional right to consideration.

The revenue recognized in the engineering services revenue contract often exceeds the amount billed to the customer. The Company records the portion of the revenue amounts to which the Company is entitled but for which the Company has not yet been paid as an unbilled receivable. Unbilled receivables included in accounts receivable on the condensed consolidated balance sheets as of January 1, 2019 were $201 thousand. There were no unbilled receivables included in accounts receivable on the condensed consolidated balance sheets as of and September 30, 2019. As of September 30, 2019, the Company has no other contract assets.

Contract liabilities primarily relate to spaceflight operations and other revenue contracts and are recorded when cash payments are received or due in advance of performance. Cash payments for spaceflight services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. As of September 30, 2019, the Company has no deferred revenue.

Payment terms vary by customer and type of revenue contract. It is generally expected that the period between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

As of September 30, 2019, we have one engineering services revenue contract for which we expect to transfer all remaining promises to the customer in the fiscal year ending December 31, 2020. We do not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which we have the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations.

Contract Costs

The Company has not incurred any contract costs in obtaining or fulfilling its contracts.

All the Company’s revenues are related to two customers for the nine months ended September 30, 2019, with a single customer accounting for approximately 72% of accounts receivable as of September 30, 2019.

Other Adopted ASUs

Effective January 1, 2019, we early adopted ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”), which allows companies to reclassify from AOCI to retained earnings stranded tax effects resulting from the enactment of the Tax Act. ASU 2018-02 was enacted on December 22, 2017 and requires certain disclosures about the stranded tax effects. An entity has the option of applying the new guidance at the beginning of the period of adoption or retrospectively to each period (or periods) in which the tax effects related to items remaining in accumulated other comprehensive income are recognized. The adoption of ASU 2018-02 did not have a material impact on the Company’s condensed consolidated financial statements.

Effective October 1, 2019, we adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”) retrospectively for the years presented, which requires restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning and ending amounts in the statements of cash flows. The adoption of ASU 2016-18 did not have a material effect on the Company’s consolidated financial statements.

(3)	Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprises Limited (“VEL”), a company incorporated in England. VEL is an affiliate of our Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Galactic” within the United States, Australia, South Africa, and the European Union. Royalty payables, excluding sponsorship royalties, for the use of license are the greater of 1% of revenue or $52 thousand per quarter, adjusted to $23 thousand per quarter effective on the fourth quarter of 2017, prior to the commercial launch date. Sponsorship royalties payable are 25% of revenue. We paid license and royalty fees of $60 thousand and $71 thousand for the nine months ended September 30, 2019 and 2018, respectively.

The Company is allocated corporate expenses from our Parent Company for corporate-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. General corporate overhead expense allocations include tax, accounting and auditing professional fees, and certain employee benefits. We were allocated $1.2 million and $95 thousand corporate expenses, net, from our Parent Company for the nine months ended September 30, 2019 and 2018, respectively. Corporate expense allocations are included within selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

The Company is allocated operating expense from VO Holdings, Inc. and its subsidiaries (“VOH”), a majority owned company of our Parent Company for operations-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. Operating expense allocations include use of machinery and equipment and other general administrative expenses. We were allocated $202 thousand of operating expenses, net, from VOH for each of the nine months ended September 30, 2019 and 2018.

The Company, VOH and our Parent Company consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation, we will perform these functions using our own resources or purchased services. The Company has an account payable due to VOH of $0.7 million as of September 30, 2019, and an account receivable from VOH of $9.0 million as of December 31, 2018. On July 16, 2019, VOH fully paid the then outstanding receivable balance.

(4)	Inventories

Inventories consists of the following as of September 30, 2019 and December 31, 2018:

	As of September 30, 2019	As of December 31, 2018
	(In thousands)
Raw materials	$24,070	$20,940
Work in-progress	1,495	2,348

	$25,565	$23,288

There were no write downs of inventories to net realizable value for the nine months ended September 30, 2019 and 2018.

(5)	Property, Plant, and Equipment, net

As of September 30, 2019 and December 31, 2018, property, plant, and equipment, net consists of the following:

	As of September 30, 2019	As of December 31, 2018
	(In thousands)
Buildings	$9,142	$9,142
Leasehold improvements	22,611	16,570
Aircraft	320	320
Machinery and equipment	30,005	22,114
IT software and equipment	15,602	13,602
Construction in progress	135	620

	77,815	62,368
Less accumulated depreciation and amortization (including accumulated amortization of assets acquired under capital leases of $0.4 million and $0.3 million as of September 30, 2019 and December 31, 2018, respectively)	(33,074)	(28,154)

Property, plant, and equipment, net (including assets acquired under capital leases of $— million and $0.08 million as of September 30, 2019 and December 31, 2018, respectively)	$44,741	$34,214

Total depreciation and amortization for the nine months ended September 30, 2019 and 2018 was $4.9 million and $4.3 million, respectively, of which $2.7 million and $2.2 million was recorded in research and development expense, respectively. Depreciation and amortization of assets acquired under capital leases was $0.06 million for the nine months ended September 30, 2019.

(6)	Other Noncurrent Assets

Other noncurrent assets consist primarily of deposits and deferred transaction costs.

As of September 30, 2019, and December 31, 2018, $2.4 million of certificates of deposit were included in other noncurrent assets in the accompanying condensed consolidated balance sheets, primarily related to deposits required of our operating lease agreement with Spaceport of America.

As of September 30, 2019 deferred transaction costs totaling $7.2 million, which are direct and incremental costs related to the Transaction, are capitalized until the consummation of the Transaction. These costs will be reclassified and charged directly to equity upon the closing of the Transaction.

(7)	Accrued Liabilities

A summary of the components of accrued liabilities as of September 30, 2019 and as of December 31, 2018 is as follows:

	As of September 30, 2019	As of December 31, 2018
	(In thousands)
Accrued payroll	2,120	3,386
Accrued vacation	2,618	2,717
Accrued bonus	4,751	5,828
Accrued deferred transaction costs	6,123	—
Other accrued expenses	5,077	6,235

	$20,689	$18,166

(8)	Income Taxes

The Company’s income tax expense and deferred tax balances have been calculated on a separate return basis as if the Company filed its own tax returns, although its operations have been included in our Parent Company’s U.S. federal, state and foreign tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented.

Income tax expense was $123 thousand and $115 thousand for the nine months ended September 30, 2019, and 2018, respectively. The effective income tax rate was nil for the nine months ended September 30, 2019, and 2018. Our effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized.

(9)	Membership Equity and Net Loss Per Unit

VGH, LLC is authorized to issue up to 1,000 membership units, of which 100 membership units outstanding were issued on July 8, 2019 to GVLLC as a single member in connection with the contribution of the Virgin Galactic Businesses into VGH, LLC. No other membership units have been issued by the Company.

Net loss per unit data had not been presented in the historical financial statements because the Company did not operate as a separate legal entity with its own capital structure. Subsequent to the contribution of the Virgin Galactic Businesses to VGH, LLC on July 8, 2019, the Company now presents net loss per unit data within its condensed consolidated statements of operations and comprehensive loss for all periods presented.

Basic and dilutive net loss per unit is computed by dividing the net loss for the period by the weighted average number of membership units outstanding during the period. The weighted average number of membership units outstanding for the basic and diluted net loss per unit for the period is based on the 100 membership units issued to GVLLC and assumes these units have been outstanding as of the beginning of the earliest period presented. There are no potentially dilutive units for any period presented.

(10)	Fair Value Measurements

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the condensed consolidated balance sheets under current assets approximate fair value because of the short maturity of these instruments. The following tables summarize the fair value of assets that are recorded in the Company’s condensed consolidated balance sheets as of September 30, 2019 and December 31, 2018 at fair value on a recurring basis:

	Fair Value Measurements as of September 30, 2019
	(In thousands)
	Level 1	Level 2	Level 3
Assets
Certificates of deposit	$2,350	$—	$—
Total assets at fair value	$2,350	$—	$—

	Fair Value Measurements as of December 31, 2018
	(In thousands)
	Level 1	Level 2	Level 3
Assets
Certificates of deposit	$2,350	$—	$—
Total assets at fair value	$2,350	$—	$—

(11)	Commitments and Contingencies

(a)	Leases

The Company has certain noncancelable operating leases primarily for its premises. These leases generally contain renewal options for periods ranging from 3 to 20 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent free periods or escalating payment provisions, and we recognize rent expense of such arrangements on a straight line basis.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 2019 are as follows:

Operating leases
(In thousands)
Remainder of 2019	$1,018
2020	3,995
2021	3,777
2022	3,733
2023	3,577
Thereafter	32,339

Total minimum lease payments	$48,439

Operating lease expense for the nine months ended September 30, 2019 and 2018 was $3.6 million and $3.2 million, respectively.

(b)	Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. These types of matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. The Company believes the probability is remote that the outcome of each of these matters, including the legal proceedings, will have a material adverse effect on the Company as a whole, notwithstanding that the unfavorable resolution of any matter may have a material effect on net earnings in any particular reporting period. Among the factors the Company considers in its assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisers, our experience in similar cases and the experience of other companies, the facts available at the time of assessment and how the Company intends to respond to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. Although the Company cannot predict the outcome of legal or other proceedings with certainty, where there is at least a reasonable possibility that a loss may have been incurred, GAAP requires us to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made. The Company follows a thorough process in which we seek to estimate the reasonably possible loss or range of loss, and only if the Company is unable to make such an estimate do we conclude and disclose that an estimate cannot be made.

For the nine months ended September 30, 2018, the Company received $28.0 million from a legal settlement received from one of its suppliers, which was recorded in other income in the condensed consolidated statement of operations and comprehensive loss.

(12)	Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Supplemental disclosure
Cash payments for:
Income tax paid	$125	$43

	$125	$43

Schedule for noncash investing activities
Unpaid property, plant, and equipment received	$1,767	$648

	$1,767	$648

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Schedule for noncash financing activities
Unpaid deferred transaction costs	$6,123	$—

	$6,123	$—

(13)	Subsequent Events

The second qualifying milestone under the Company’s multiyear cash incentive plan was amended upon the closing of the Transaction such that the participants who remained continuously employed through the closing of the Transaction are entitled to receive 100% of the bonus that such participant would have otherwise received upon the achievement of the original second qualifying milestone. The Company recognized the $9.9 million in compensation costs owed to participants for the second qualifying milestone upon the closing of the Transaction.

Except for the other events discussed in Note 1 in connection with the Transaction, the Company determined that there are no other items to disclose.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Vieco 10 Limited and Shareholders of Virgin Galactic Business:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of Virgin Galactic Business (the “Company”), which comprise the combined balance sheets as of December 31, 2018 and 2017, and the related combined statements of operations and comprehensive loss, equity and cash flows for the years then ended, and the related notes to the combined financial statements. In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Los Angeles, California

August 7, 2019, except for Note 1(c) as to which the date is February 14, 2020

VIRGIN GALACTIC BUSINESS

Combined Balance Sheets

(In thousands)

	As of December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$73,990	$75,426
Restricted cash	7,378	5,640
Accounts receivable	1,279	863
Inventories	23,288	10,166
Prepayments and other current assets	4,195	4,119
Due from related party, net	8,967	7,181

Total current assets	119,097	103,395
Property, plant, and equipment, net	34,214	28,167
Other noncurrent assets	2,728	2,829

Total assets	$156,039	$134,391

Liabilities and Equity
Current liabilities
Current portion of capital lease obligation	$56	$87
Accounts payable	7,217	6,300
Accrued liabilities	18,166	14,053
Customer deposits	80,883	82,123

Total current liabilities	106,322	102,563
Deferred rent	8,158	8,705
Capital lease obligation, net of current portion	—	56

Total liabilities	$114,480	$111,324

Equity
Net parent investment	41,477	22,933
Accumulated other comprehensive income	82	134

Total equity	$41,559	$23,067

Total liabilities and equity	$156,039	$134,391

See accompanying notes to combined financial statements.

VIRGIN GALACTIC BUSINESS

Combined Statements of Operations and Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2018	2017
Revenue	$2,849	$1,754
Cost of revenue	1,201	488

	1,648	1,266
Selling, general, and administrative expenses	50,902	46,886
Research and development expenses	117,932	93,085

Operating loss	(167,186)	(138,705)
Interest income	633	241
Interest expense	10	21
Other income	28,571	453

Loss before income taxes	(137,992)	(138,032)
Income tax expense	147	155

Net loss	(138,139)	(138,187)
Other comprehensive income (loss):
Foreign currency translation adjustment	(52)	(21)

Total comprehensive loss for the year	$(138,191)	$(138,208)

See accompanying notes to combined financial statements.

VIRGIN GALACTIC BUSINESS

Combined Statements of Equity

(In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of December 31, 2016	$23,165	$155	$23,320
Net loss	(138,187)	—	(138,187)
Other comprehensive loss	—	(21)	(21)
Net transfer from Parent Company	137,955	—	137,955

Balance as of December 31, 2017	22,933	134	23,067
Net loss	(138,139)	—	(138,139)
Other comprehensive loss	—	(52)	(52)
Net transfer from Parent Company	156,683	—	156,683

Balance as of December 31, 2018	41,477	82	41,559

See accompanying notes to combined financial statements.

VIRGIN GALACTIC BUSINESS

Combined Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(138,139)	$(138,187)
Depreciation and amortization	5,807	5,148
Deferred rent	(547)	1,464
Loss on disposal of property and equipment	25	—
Change in assets and liabilities
Accounts receivable	(416)	138
Inventories	(13,122)	(1,191)
Prepayments and other current assets	(76)	1,205
Other noncurrent assets	101	(4)
Due from related party, net	(1,786)	(3,653)
Accounts payable and accrued liabilities	3,690	62
Customer deposits	(1,240)	(1,657)

Net cash used in operating activities	(145,703)	(136,675)

Cash flows from investing activity
Capital expenditures	(10,590)	(5,597)

Cash used in investing activity	(10,590)	(5,597)

Cash flows from financing activities
Payments of capital lease obligations	(88)	(85)
Net parent investment	156,683	137,955

Net cash provided by financing activities	156,595	137,870

Net increase (decrease) increase in cash and cash equivalents	302	(4,402)

Cash and cash equivalents at beginning of year	81,066	85,468

Cash and cash equivalents at end of year	$81,368	$81,066

See accompanying notes to combined financial statements.

VIRGIN GALACTIC BUSINESS

Notes to Combined Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

The Virgin Galactic Business (collectively “we,” “us,” “our” or the “Company”) is focused on the development, manufacture and operations of spaceships and related technologies for the purpose of conducting commercial human spaceflight and flying payloads into space. The development and manufacturing activities are located in Mojave, California with plans to operate the commercial spaceflights out of Spaceport America located in New Mexico. The various entities that make up the Company, which operate under common control, include Virgin Galactic, LLC (“Virgin Galactic”), The Spaceship Company, LLC (“TSC”), Virgin Galactic (UK) Limited (“VGUK”) and their respective subsidiaries. We are wholly owned by Galactic Ventures, LLC (“GVLLC”), a Delaware Limited Liability Company and GVLLC is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (collectively, the “Parent Company”).

On April 2, 2019, our Parent Company’s board of directors unanimously approved the pursuit of a separation and merger transaction involving the Company. On June 26, 2019, our Parent Company formed a new wholly owned subsidiary named Virgin Galactic Holdings, LLC (“VGH, LLC”). On July 8, 2019, our Parent Company contributed the Virgin Galactic Business to VGH, LLC. On July 9, 2019, our Parent Company executed a definitive merger agreement between the entities comprising the Company and Social Capital Hedosophia Holdings Corp. (“SCH”) (the “Transaction”). As a result of the Transaction, SCH will be renamed to Virgin Galactic Holdings, Inc. (“VGH, Inc.”) and the entities comprising the Company will become wholly owned subsidiaries of VGH, Inc. As consideration, our Parent Company will receive common stock in VGH, Inc. On October 2, 2019, our Parent Company formed a new wholly owned subsidiary named Vieco USA, Inc. (“Vieco US”) and executed an amendment to the merger agreement to include Vieco US as a party to the Transaction. Upon closing of the Transaction, the VGH, Inc. common stock due to our Parent company as consideration will be received and directly held by Vieco US.

Cash, cash equivalents and restricted cash was $81.4 million and $81.1 million as of December 31, 2018 and 2017, respectively. We have not generated net cash from operations from our inception through December 31, 2018. Currently, we are dependent on our Parent Company and its affiliates for its continued support to fund our operations, without which we would need to curtail our operations. Our Parent Company provides us such funding as may be necessary to permit us to fund our operations while we are a wholly owned business of our Parent Company. Our Parent Company intends to contribute us to a separate wholly owned subsidiary entity in connection with the separation prior to the completion of the Transaction.

On July 8, 2019, Corvina Holdings Ltd., an affiliate of our Parent Company, agreed to provide financial support to the Company sufficient for it to satisfy its obligations and debt service requirements as they come due, on a timely basis, from July 8, 2019 through and including the earlier of (i) October 31, 2020 or (ii) the date on which the Company obtains adequate third-party funding required to satisfy the above.

(b)	Basis of Presentation

These combined financial statements have been prepared in accordance with GAAP and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”), and have been derived from the consolidated financial statements of our Parent Company and represent carve- out stand-alone financial statements. The combined financial statements include items attributable to the Company and allocations of general corporate expenses from our Parent Company.

Our historical combined financial statements include assets, liabilities, revenues and expenses directly attributable to our operations. The historical combined financial statements reflect allocations of certain corporate expenses from our Parent Company. Allocations of corporate expenses from our Parent Company for certain functions provided by our Parent Company, include, but are not limited to, general corporate expenses related to finance, legal, compliance, facilities, and employee benefits. These expenses have been allocated to us on the basis of direct usage when identifiable, or allocated on the basis of headcount. Allocations for corporate expenses amounted to $300 thousand for each of the years ended December 31, 2018 and 2017, respectively. The Company expects to incur additional expenses as a stand-alone company. It is not practicable to estimate actual costs that would have been incurred had the Company been a stand-alone company during the periods presented.

The historical combined financial statements do not reflect any attribution of debt or allocation of interest expense.

Both the Company and our Parent Company consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Following the Transaction, we expect to perform these functions using our own resources or purchased services. For an interim period, however, some of these functions may continue to be provided by our Parent Company and we may enter into a number of transition service agreements with our Parent Company in connection with the separation, many of which are expected to have terms longer than one year.

The Company was historically funded as part of our Parent Company’s treasury program. Cash, cash equivalents and restricted cash are managed through bank accounts legally owned by us and our Parent Company. Accordingly, cash, cash equivalents and restricted cash held by our Parent Company at the corporate level were not attributable to us for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the combined balance sheets. Transfers of cash, both to and from our Parent Company’s treasury program by us or related parties, are reflected as a component of net parent investment in the combined balance sheets and as a financing activity on the accompanying combined statements of cash flows.

As the various entities that make up the Company were not historically held by a single legal entity, total net parent investment is shown in lieu of equity in the combined financial statements. Balances between us and our Parent Company that were not historically cash settled are included in net parent investment. Net parent investment represents our Parent Company’s interest in the recorded assets of us and represents the cumulative investment by our Parent Company in us through the dates presented, inclusive of operating results.

Certain of our employees historically participated in our Parent Company’s stock-based compensation plans, in the form of options issued pursuant to our Parent Company’s plan. The performance conditions set forth in the Plan resulted in no stock-based compensation expense recognized for the years ended December 31, 2018 and 2017.

During the periods presented in the combined financial statements, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by our Parent Company, where applicable. Income tax expense and other income tax related information contained in the combined financial statements are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the combined financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by our Parent Company, any income tax receivables resulting from the related income tax provisions have been reflected in the combined balance sheets within net parent investment.

Net loss per share data has not been presented in the combined financial statements because the Company did not operate as a separate legal entity with its own capital structure during the periods presented.

(c)	Reclassification

The accompanying financial statements include reclassifications from prior presentation as summarized below:

	12/31/2018 As Reported	Reclassification	12/31/2018 As Adjusted
Balance Sheet
Current assets
Cash and cash equivalents	$81,368	$(7,378)	$73,990
Restricted cash	—	7,378	7,378

Total current assets	119,097	—	119,097

Total assets	$156,039	$—	$156,039

	12/31/2017 As Reported	Reclassification	12/31/2017 As Adjusted
Balance Sheet
Current assets
Cash and cash equivalents	$81,066	$(5,640)	$75,426
Restricted cash	—	5,640	5,640

Total current assets	119,097	—	119,097

Total assets	$156,039	$—	$156,039

We reclassified to restricted cash any cash deposits received from our future astronauts that are contractually restricted for operational use until the condition of carriage is signed or deposits are refunded. These reclassifications did not have a material impact on our combined statements of operations or cash flows. See Note 2 for further information regarding our adoption of Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash.

(d)	Use of Estimates in Preparation of Combined Financial Statements

The preparation of the combined financial statements in conformity with GAAP required us to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the combined financial statements include, but are not limited to, accounting for cost of revenue, useful lives of property, plant and equipment, net, accrued liabilities, income taxes including deferred tax assets and liabilities and impairment valuation, and contingencies.

(e)	Cash and Cash Equivalents

The Company’s cash consists of cash on hand and is not swept to a centralized cash pool, or maintained, operated, or legally owned by our Parent Company. We consider all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

(f)	Restricted cash

We classify as restricted cash any cash deposits received from our future astronauts that are contractually restricted for operational use until the condition of carriage is signed or deposits are refunded.

(g)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and unbilled receivable, less an allowance for any potential expected uncollectible amounts and do not bear interest. The Company estimates allowance for doubtful accounts based on historical losses, the age of the receivable balance, credit quality of our customers, current economic conditions, and other factors that may affect the customers’ ability to pay. There was no allowance for uncollectible amounts as of December 31, 2018 and 2017, respectively, and there were no write offs for the years ended December 31, 2018 and 2017, respectively. The Company does not have any off balance sheet credit exposure related to its customers.

(h)	Inventories

Inventories consist of raw materials expected to be used for the development of the human spaceflight program and customer specific contracts. Inventories are stated at the lower of cost or net realizable value. If events or changes in circumstances indicate that the utility of our inventories have diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. We capitalize labor, material, subcontractor and overhead costs as work-in-process for contracts where control has not yet passed to the customer or been consumed by development activities. In addition, we capitalize costs incurred to fulfill a contract in inventories in advance of a contract award as work-in-process if we determine that the contract award is probable. The Company determines the costs of other product and supply inventories by using the first-in first-out or average cost methods.

(i)	Prepayments and Other Current Assets

Prepayments consist of prepaid rent, prepaid insurance, and other general prepayments.

(j)	Property, Plant, and Equipment, net

Property, plant, and equipment, net and leasehold improvements are stated at cost, less accumulated depreciation.

Depreciation on property, plant, and equipment, net is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated life or the lease term.

The estimated useful lives of property and equipment are principally as follows:

Buildings	39 years
Leasehold improvements	Shorter of the estimated useful life or lease term
Aircraft	20 years
Machinery and equipment	5 to 7 years
IT software and equipment	3 to 5 years

We incur repair and maintenance costs on major equipment, which is expensed as incurred.

(k)	Capitalized Software

We capitalize certain costs associated with the development or purchase of internal-use software. The amounts capitalized are included in property, plant, and equipment, net on the accompanying combined balance sheets and are amortized on a straight-line basis over the estimated useful life of the resulting software, which approximates 3 years. Capitalized software totaled $1.3 million and $1.1 million net of accumulated amortization of $5.0 million and $4.5 million, as of December 31, 2018 and 2017, respectively. No amortization expense is recorded until the software is ready for its intended use. For the years ended December 31, 2018 and 2017, amortization expense related to capitalized software was $0.5 million and $0.6 million, respectively.

(l)	Long-Lived Assets

Long-lived assets primarily consist of property, plant, and equipment, net and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset group to its carrying amount. We assess impairment for asset groups, which represent a combination of assets that produce distinguishable cash flows. If the carrying amount of the asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. We have not recorded any impairment charges during the years presented.

(m)	Other Noncurrent Assets

Other noncurrent assets consist primarily of deposits.

As of December 31, 2018 and December 31, 2017, $2.4 million of certificates of deposit were included in other noncurrent assets in the accompanying combined balance sheets, primarily related to deposits required of our operating lease agreement with Spaceport of America.

(n)	Fair Value Measurements

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the combined balance sheets under current assets and current liabilities approximate fair value because of the short maturity of these instruments. The following tables summarize the fair value of assets that are recorded in the Company’s combined balance sheets as of December 31, 2018 and December 31, 2017 at fair value on a recurring basis:

	Fair Value Measurements as of December 31, 2018
	Level 1	Level 2	Level 3
	(In thousands)
Assets
Certificates of deposit	$2,350	$—	$—
Total assets at fair value	$2,350	$—	$—

	Fair Value Measurements as of December 31, 2017
	Level 1	Level 2	Level 3
	(In thousands)
Assets
Certificates of deposit	$2,350	$—	$—
Total assets at fair value	$2,350	$—	$—

(o)	Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a combined basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

(p)	Comprehensive Loss

Comprehensive loss generally represents all changes in equity other than transactions with owners. Our comprehensive loss consists of net loss and foreign currency translation adjustments.

(q)	Revenue Recognition

Spaceflight operations and other revenue is recognized for providing human spaceflights and carrying payload cargo into space. While we have yet to undertake our first commercial human spaceflight, we successfully carried multiple payloads into space in December 2018 and recognized revenue related to these spaceflights during the year ended December 31, 2018. In addition, we have a sponsorship arrangement for which revenue is recognized over the sponsorship term.

Engineering services revenue is recognized for providing services for the research, design, development, manufacture, integration and sustainment of advanced technology aerospace systems, products and services. We have arrangements as a subcontractor to the primary contractor of a long-term contract with the U.S. Government and perform the specified work on a time-and-materials basis subject to a guaranteed maximum price.

For the years ended December 31, 2018 and 2017

We recognize revenue when delivery of our obligations to our customer has occurred, the collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Revenue is measured at the fair value of the consideration received excluding discounts, rebates, value added tax, and other sales taxes or duty. Cash payments for spaceflight services are classified as customer deposits until persuasive evidence of an arrangement exists, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Spaceflight operations revenue is recognized when delivery of the service has been completed, namely the experience of spaceflight or satellite payload flight. Cash payments for sponsorships are deferred and recognized as revenue evenly over the sponsorship term. Engineering services revenue is recognized on a time-and-materials basis for direct labor hours incurred at fixed hourly rates.

Spaceflight operations revenue was $1.6 million and $0.9 million for the years ended December 31, 2018 and 2017. Engineering services revenue was $1.2 million and $0.9 million for the years ended December 31, 2018 and 2017.

(r)	Cost of Revenue

Costs of revenue related to spaceflights include costs related to the consumption of a rocket motor, fuel, payroll and benefits for our pilots and ground crew, and maintenance. Costs of revenue related to the engineering services consist of expenses related to materials and human capital, such as payroll and benefits. Once technological feasibility is reached, we will capitalize the cost to construct any additional spaceship vehicles. Costs of revenue will include spaceship vehicle depreciation once those spaceship vehicles are placed into service.

(s)	Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources; depreciation expense and rent relating to facilities, including the lease with Spaceport America, and equipment; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

(t)	Research and Development

We conduct research and development (“R&D”) activities to develop existing and future technologies that advance our spaceflight system towards commercialization. R&D activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing our spaceflight system and flight profiles primarily include equipment, material, and labor hours. Costs incurred for performing test flights primarily include rocket motors, fuel, and payroll and benefits for pilots and ground crew. R&D costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. We expense all R&D costs as incurred and have not capitalized any spaceship vehicle development costs to date.

(u)	Income Taxes

We adopted the separate return approach for the purpose of presenting the combined financial statements, including the income tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and our Parent Company filed a tax return.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of our Parent Company. The Company’s policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on its financial condition and operating results. The income tax expense includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties.

(v)	Long Term Incentive Plan and Cash Incentive Plan

Long Term Incentive Plan

Certain members of management participated in our Parent Company’s Long Term Incentive Plan (the “LTIP Plan”). The LTIP Plan’s purpose is to enhance the ability for us to attract, motivate, and retain certain of our key executives and to strengthen their commitment to us by providing additional compensation in the form of one or more bonus pools payable under the LTIP Plan in the case of a trigger event.

Upon any trigger event (generally a stock sale, asset sale, public offering, or full return of capital at our Parent Company level), a bonus pool will be created where the realization value for such trigger event is greater than the base value, as defined by the LTIP Plan. The participants will then be entitled to receive their allocation of the bonus pool in cash within 60 days of the trigger event’s occurrence. In 2017, the LTIP Plan was cancelled and replaced with a multiyear cash incentive plan (the “Cash Incentive Plan”), described below.

Cash Incentive Plan

On June 19, 2017, the Company adopted the Cash Incentive Plan to provide cash bonuses to employees based on the attainment of three qualifying milestones with defined target dates. The maximum aggregate amount of cash awards under the Cash Incentive Plan is $30.0 million, and approved awards have been allocated equally to each milestone. Compensation cost is recognized when it is probable that a milestone will be achieved. Upon achieving each milestone by the defined target date, 50% of the cash award for that milestone will be vested and the remaining 50% will be vested upon the one year anniversary of the target date if the employee maintained employment in good standing. In the event the milestone is not achieved by the defined target date, but no later than six months after the defined target date, the milestone award would be reduced by half, of which 50% will be vested upon achieving the delayed target date and the remaining 50% will be vested upon the one year anniversary of the delayed target date if the employee maintained employment in good standing. If the milestone is not achieved by six months after the defined target date, the award attributed to that milestone would expire and the associated cash award value would be reserved for future grants under the Cash Incentive Plan.

The first qualifying milestone was not achieved under the cash incentive plan and none of the remaining milestones are deemed probable of being achieved. As such, no accrual has been recorded related to this plan as of December 31, 2018 or December 31, 2017. In the event the Company believes a payment related to the Cash Incentive Plan will become probable in the future, an accrual will be recorded at that time based on the anticipated payout.

(w)	Concentrations of Credit Risks and Significant Vendors and Customers

Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents and of certificates of deposit. In respect of accounts receivable, we are not exposed to any significant credit risk to any single counterparty or any company of counterparties having similar characteristics.

(x)	Foreign Currency

The functional currency of our foreign subsidiary operating in the United Kingdom is the local currency. Assets and liabilities are translated to the United States dollar using the period-end rates of exchange. Revenue and expenses are translated to the United States dollar using average rates of exchange for the period. Exchange differences arising from this translation of foreign currency are recorded as other comprehensive income.

(y)	Stock-Based Compensation

Our Parent Company granted options to employees of the Company with performance conditions and service requirements. Compensation cost is recognized if it is probable that the performance condition will be achieved. The performance conditions restrict exercisability or settlement until certain liquidity events occur, such as a qualifying initial public offering or change in control. See Note 8 for further information regarding stock-based compensation.

(2)	Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our combined financial position and results of operations.

(a)	New Accounting Standards Updates

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is amended by ASU 2018-01, ASU 2018-10, ASU 2018-11 and ASU 2018-20 that were issued by the FASB in January 2018, July 2018, July 2018, and December 2018, respectively (collectively, the amended ASU 2016-02). The amended ASU 2016-02 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach shall be used when adopting ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply. The Company is currently evaluating the impact of this guidance on the combined financial statements. As of December 31, 2018, total future undiscounted minimum payments under our operating leases amounted to $51.5 million. We plan to adopt the amended ASU 2016-02 beginning January 1, 2020. However, as a result of the Transaction we may be required to adopt the amended ASU 2016-02 for the annual period ending December 31, 2019.

(b)	Adopted Accounting Standards Updates

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company elected to not separately evaluate the effects of each contract modification before the date of initial application. The comparative information has not been restated and continues to be reported under our accounting policies in effect for those periods.

The Company did not have a cumulative effect of initially applying the new revenue standard and there was no adjustment to the opening balance of net parent investment. There were also no effects on net cash provided by operating activities, net cash used in investing activities or net cash used in financing activities.

Effective January 1, 2019, we early adopted ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows companies to reclassify from AOCI to retained earnings stranded tax effects resulting from the enactment of the Tax Act. ASU 2018-02 was enacted on December 22, 2017 and requires certain disclosures about the stranded tax effects. An entity has the option of applying the new guidance at the beginning of the period of adoption or retrospectively to each period (or periods) in which the tax effects related to items remaining in accumulated other comprehensive income are recognized. The adoption of ASU 2018-02 did not have a material impact on the Company’s combined financial statements.

Effective January 1, 2017, we adopted ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which requires an entity to measure inventory at the lower of cost or net realizable value and eliminates current GAAP options for measuring market value. ASU 2015-11 defines realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The adoption of ASU 2015-11 did not have a material impact on the Company’s combined financial statements.

Effective October 1, 2019, we adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”) retrospectively for the years presented, which requires restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning and ending amounts in the statements of cash flows. The adoption of ASU 2016-18 did not have a material effect on the Company’s consolidated financial statements.

(3)	Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprises Limited (“VEL”), a company incorporated in England. VEL is an affiliate of our Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Galactic” within the United States, Australia, South Africa, and the European Union. Royalty payables, excluding sponsorship royalties, for the use of license are the greater of 1% of revenue or $52 thousand per quarter, adjusted to $23 thousand per quarter effective on the fourth quarter of 2017, prior to the commercial launch date. Sponsorship royalties payable are 25% of revenue. We paid license and royalty fees of $92 thousand and $154 thousand for the years ended December 31, 2018 and 2017, respectively.

The Company is allocated corporate expenses from our Parent Company for corporate-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. General corporate overhead expense allocations include tax, accounting and auditing professional fees, and certain employee benefits. We were allocated $127 thousand and $132 thousand corporate expenses, net, from our Parent Company for the years ended December 31, 2018 and 2017, respectively. Corporate expense are included within selling, general and administrative expenses in the accompanying combined statements of operations.

The Company is allocated operating expense from VO Holdings, Inc. and its subsidiaries (“VOH”), a majority owned company of our Parent Company for operations-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. Operating expense allocations include use of machinery and equipment and other general administrative expenses. We were allocated $270 thousand of operating expenses, net, from VOH for each of the years ended December 31, 2018 and 2017.

The Company, VOH and our Parent Company consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation, we will perform these functions using our own resources or purchased services. The Company has an account receivable from VOH of $9.0 million and $7.2 million as of December 31, 2018 and 2017, respectively. On July 16, 2019, VOH fully paid the outstanding balance.

(4)	Inventories

Inventories consists of the following as of December 31, 2018 and 2017 is as follows (in thousands):

	As of December 31,
	2018	2017
Raw Materials	$20,940	$8,894
Work in-progress	2,348	1,272

	$23,288	$10,166

There were no write downs of inventories to net realizable value for the years ended December 31, 2018 and 2017.

(5)	Property, Plant, and Equipment, net

Property, plant, and equipment, net consists of the following as of December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Buildings	$9,142	$8,672
Leasehold improvements	16,570	13,315
Aircraft	320	—
Machinery and equipment	22,114	17,317
IT software and equipment	13,602	11,074
Construction in progress	620	806

	62,368	51,184
Less accumulated depreciation and amortization (including accumulated amortization of assets acquired under capital leases of $336 and $260 as of December 31, 2018 and 2017, respectively)	(28,154)	(23,017)

Property, plant, and equipment, net (including assets acquired under capital leases of $44 and $120 as of December 31, 2018 and 2017, respectively)	$34,214	$28,167

Total depreciation and amortization for the years ended December 31, 2018 and 2017 was $5.8 million and $5.1 million, respectively, of which $1.2 million and $1.4 million was recorded in research and development expense, respectively. Depreciation and amortization of assets acquired under capital lease was $76 thousand for both of the years ended December 31, 2018 and 2017.

(6)	Accrued Liabilities

A summary of the components of accrued liabilities as of December 31, 2018 and 2017 is as follows (in thousands):

	As of December 31,
	2018	2017
Accrued payroll	$3,386	$2,396
Accrued vacation	2,717	2,406
Accrued bonus	5,828	5,399
Other accrued expenses	6,235	3,852

	$18,166	$14,053

(7)	Income Taxes

The Company’s income tax expense and deferred tax balances have been calculated on a separate return basis as if the Company filed its own tax returns, although its operations have been included in our Parent Company’s U.S. federal, state and foreign tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented.

(a)	Income Taxes

For the years ended December 31, 2018 and 2017, loss before income taxes consists of the following:

	2018	2017
	(In thousands)
U.S. operations	$(137,952)	$(138,368)
Foreign operations	(40)	336

Loss before income taxes	$(137,992)	$(138,032)

Income tax expense attributable to loss from continuing operations consists of:

	Current	Deferred	Total
	(In thousands)
Year ended December 31, 2018:
U.S. federal	$—	$—	$—
State and local	2	—	2
Foreign jurisdiction	142	3	145

	$144	3	147

Year ended December 31, 2017:
U.S. federal	$—	$—	$—
State and local	7	—	7
Foreign jurisdiction	130	18	148

	$137	$18	$155

(b)	Tax Rate Reconciliation

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act reduces the U.S. federal corporate tax rate to 21%, requires companies to pay a onetime transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. The most significant impact of the legislation for the Company was a $108.9 million reduction of the value of the Company’s net deferred tax assets (which represents future tax benefits) as a result of lowering the U.S. corporate income tax rate to 21%, fully offset by the Company’s valuation allowance.

For the year ended December 31, 2018, the accounting for the Tax Act was finalized and the Company recorded a tax expense of $494 thousand as an adjustment to the provisional amount recorded in the year ended December 31, 2017. As the Company maintains a full valuation allowance against its U.S. deferred tax assets, the Company did not record an income tax expense related to the transition tax. This adjustment under SAB 118 primarily consists of changes in interpretation and assumptions the Company made, additional regulatory guidance that was issued, and actions the Company took as a result of the Tax Act.

The Tax Act created a new requirement that Global Intangible Low Taxed Income (“GILTI”) which is based on income earned by foreign subsidiaries must be included currently in the gross income of the U.S. shareholder. Under U.S. GAAP, the Company is permitted to make an accounting policy election to either treat taxes due on future inclusions in U.S. taxable income related to GILTI as a current-period expense when incurred or to factor such amounts into the Company’s measurement of deferred taxes. The Company has made a policy election to treat such amounts as period costs and therefore has not made an adjustment to deferred income taxes for GILTI.

Income tax expense attributable to loss from continuing operations was $147 thousand and $155 thousand for the years ended December 31, 2018 and 2017, respectively. Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 21% and 35% as of December 31, 2018 and 2017, respectively, to pretax loss from continuing operations as a result of the following:

	2018	2017
	(In thousands)
Computed “expected” tax expense (benefit)	$(28,978)	$(48,311)
Increase (reduction) in income taxes resulting from:
Tax Act rate adjustment	—	108,906
State income tax	(9,497)	(7,922)
Research and development	(3,806)	(2,367)
Change in valuation allowance	43,476	(51,864)
Other, net	(1,048)	1,713

	$147	$155

(c)	Deferred Tax Assets and Liabilities

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2018 and 2017 are presented below:

	2018	2017
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$177,297	$147,253
Start-up costs	97,195	85,678
Research and development	43,367	39,561
Accrued liabilities	872	1,094
Deferred rent	1,555	1,646
Deferred revenue	618	845

Total gross deferred tax assets	320,904	276,077
Less valuation allowance	(317,444)	(273,968)

Net deferred tax assets	3,460	2,109

Deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation and capitalized interest	(3,313)	(1,959)

Total gross deferred tax liabilities	(3,313)	(1,959)

Net deferred tax assets	$147	$150

The valuation allowance as of December 31, 2018 and 2017 is due to the Company’s history of U.S. book and tax losses. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is not more likely than not that the Company will realize the benefits of its U.S. deductible differences. Management believes it is more likely than not that the tax deductible differences in the foreign subsidiary are recoverable, and no related valuation allowance has been recorded.

The Company intends to utilize its tax loss carryforwards, or tax credit carryforwards as applicable, to settle any additional income taxes as a result of tax contingencies within a particular tax year. Deferred tax assets reflect reductions of $18.0 million and $17.0 million for 2018 and 2017, respectively, relating to the anticipated settlement of tax contingencies.

Our Parent Company’s plan is to separate into two independent companies and expects a portion of these deferred tax assets (primarily net operating loss and research and development credit carryforwards) will be eliminated at the time the separation is executed, offset by valuation allowance. Furthermore, in future periods the Company expects to record adjustments to certain deferred tax assets reflecting the impact of separation related activities. The Company’s results of operations could be materially affected in any future period by the impact of these matters.

As of December 31, 2018, the Company has net operating loss carryforwards for U.S. federal income tax purposes of $653.4 million of which $548.6 million expire in years 2024 through 2037 with the remainder having an unlimited carryforward period. The Company has net operating loss carryforwards for state income tax purposes of $588.3 million that expire in years 2024 through 2038.

As of December 31, 2018, we recorded deferred tax assets for various tax credit carryforwards as follows:

	Carryforward	Initial Year of Expiration
	(In thousands)
Federal Research and development	$35,540	2024
State Research and development	29,935	Indefinite

	$65,475

(d)	Uncertain Tax Positions

The Company believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The Company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the Company’s tax provision. The Company adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that the Company will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

The following table sets forth the change in the uncertain tax positions:

	2018	2017
	(In thousands)
Balance at beginning of year	$16,984	$16,538
Increases:
For current year’s tax positions	1,067	733
For prior years’ tax positions	—	—
Decreases:
For prior years’ tax positions	(11)	(287)
Statute of limitations	—	—
Settlements with taxing authorities	—	—

Balance at end of year	$18,040	$16,984

We did not accrue any interest and penalty charges related to uncertain tax positions as the Company has NOL carryforwards and are offset by a full valuation allowance as a result of significant negative evidence. If the Company’s unrecognized tax benefits as of December 31, 2018 and 2017, respectively, are realized there will be no impact to the effective tax rate.

The Company is subject to income tax in the U.S. and the U.K. and is subject to routine corporate income tax audits in many of these jurisdictions. In addition, our Parent Company is subject to certain ongoing audits by federal, state and foreign tax authorities. For years prior to 2015, GVLLC was not subject to U.S. federal, state and foreign taxing authority audits. The Company’s closed statutes may be reopened for audit for the net operating carryforwards in the year of use.

(8)	Stock-Based Compensation

The Company maintains a stock-based compensation plan at our Parent Company. The stock plan provides for grants of nonqualified stock options for employees. The exercise price is determined based on invested capital at the time of the grant, and escalates by an 8% hurdle rate on an annual basis. The exercisability of these options are based on time and performance vesting conditions. Performance vesting is defined as change in control, defined as greater than 50% at our Parent Company or an Initial Public Offering at our Parent Company, provided such Change in Control or Initial Public Offering at our Parent Company, occurs on or before the seventh anniversary of the Grant Date. In the event that the performance vesting Condition is satisfied prior to the full satisfaction of the time vesting condition, the Option shall continue to vest and become exercisable in accordance with the vesting schedule unless the Compensation Committee approves to fully vest these options. As the performance conditions set forth in the plan were not probable of being met, no stock-based compensation expense was recognized during the years ended December 31, 2018 and 2017. No options were exercisable during the years ended December 31, 2018 and 2017.

		Options outstanding
	Shares available for grant	Number of shares granted	Weighted- average exercise price	Weighted- average contractual term (in years)
Balances as of December 31, 2016	1,775,660	840,525	$7.50	5.14
Authorized	—	—
Granted	(167,750)	167,750	8.66
Forfeited	750	(750)	9.66

Balances as of December 31, 2017	1,608,660	1,007,525	$7.69	4.50
Authorized	—	—
Granted	(1,000)	1,000	9.44
Forfeited	134,125	(134,125)	7.72

Balances as of December 31, 2018	1,741,785	874,400	$7.70	3.53

(9)	Commitments and Contingencies

(a)	Leases

The Company has certain noncancelable operating leases primarily for its premises. These leases generally contain renewal options for periods ranging from 3 to 20 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent free periods or escalating payment provisions, and we recognize rent expense of such arrangements on a straight line basis.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2018 are as follows:

	Capital leases	Operating leases
	(In thousands)
Year ending December 31:
2019	$58	4,072
2020	—	3,995
2021	—	3,777
2022	—	3,733
2023	—	3,577
Thereafter	—	32,339

Total minimum lease payments	58	$51,493

Less:
Amount representing interest	(2)
Current portion of the present value of minimum lease payments	(56)

Capital lease obligations, net of current portion	$—

Operating lease expense for the years ended December 31, 2018 and 2017 was $4.5 million and $3.9 million, respectively.

(b)	Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. These types of matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. The Company believes the probability is remote that the outcome of each of these matters, including the legal proceedings, will have a material adverse effect on the corporation as a whole, notwithstanding that the unfavorable resolution of any matter may have a material effect on net earnings in any particular reporting period. Among the factors the Company considers in its assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisers, our experience in similar cases and the experience of other companies, the facts available at the time of assessment and how the Company intends to respond to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. Although the Company cannot predict the outcome of legal or other proceedings with certainty, where there is at least a reasonable possibility that a loss may have been incurred, GAAP requires us to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made. The Company follows a thorough process in which we seek to estimate the reasonably possible loss or range of loss, and only if the Company is unable to make such an estimate do we conclude and disclose that an estimate cannot be made.

For the year ended December 31, 2018, the Company received $28.0 million from a legal settlement received from one of its suppliers, which was recorded in other income in the combined statements of operations and comprehensive loss for the year ended December 31, 2018.

(10)	Employee Benefit Plan

The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general, and administrative expenses in the combined statements of operations, as incurred. Defined contributions were $3.6 million and $2.7 million for the years ended December 31, 2018 and 2017, respectively.

(11)	Supplemental Cash Flow Information

	Years Ended December 31,
	2018	2017

	(In thousands)
Supplemental disclosure
Cash payments for:
Income tax paid	$176	$350

	$176	$350

Schedule for noncash investing activities
Unpaid property, plant, and equipment received	$1,288	$602

	$1,288	$602
Schedule for noncash financing activities
Unpaid deferred transaction costs	$—	$—

	$—	$—

(12)	Subsequent Events

For the purposes of the combined financial statements as of and for the year ended December 31, 2018, the Company has evaluated the subsequent events through August 7, 2019, the date the audited annual financial statements were issued.

The second qualifying milestone under the Company’s multiyear cash incentive plan was amended upon the closing of the Transaction such that the participants who remained continuously employed through the closing of the Transaction are entitled to receive 100% of the bonus that such participant would have otherwise received upon the achievement of the original second qualifying milestone. The Company recognized the $9.9 million in compensation costs owed to participants for the second qualifying milestone upon the closing of the Transaction.

Except for the other events discussed in Note 1 in connection with the Transaction, the Company determined that there are no other items to disclose.

30,998,625 Shares of Common Stock Underlying Warrants

PROSPECTUS

                , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee		$46,272
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

Additionally, our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15.	Recent Sales of Unregistered Securities

Since January 1, 2017, we have made sales of the following unregistered securities:

•

On November 4, 2019, we issued 413,486 shares of our common stock to a financial advisor as partial consideration for advisory services rendered in connection with the Virgin Galactic Business Combination.

•	On October 25, 2019, we issued 130,000,000 shares of our common stock to Vieco US as consideration for its share capital in the VG Companies.

•	On October 25, 2019, we issued 1,924,402 shares of our common stock to Boeing HorizonX Ventures, LLC for aggregate consideration of $20.0 million.

•

On October 25, 2019, we issued restricted stock units covering 1,500,000 shares of our common stock to certain former and current members of our board of directors as consideration for their service on our board.

•	On September 18, 2017, we issued 8,000,000 warrants to SCH Sponsor Corp. in a private placement at a price of $1.50 per warrant for aggregate consideration of $12.0.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.	Exhibits

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1(3)	Agreement and Plan of Merger, dated July 9, 2019, by and among the Registrant, Vieco 10 Limited, Foundation Sub 1, Inc., Foundation Sub 2, Inc., Foundation Sub LLC, TSC Vehicle Holdings, Inc., Virgin Galactic Vehicle Holdings, Inc. and Virgin Galactic Holdings, LLC	8-K/A	001-38202	2.1	07/11/2019

2.1(a)(3)	Amendment No. 1 to Agreement and Plan of Merger, dated October 2, 2019, by and among the Registrant, Vieco 10 Limited, Foundation Sub 1, Inc., Foundation Sub 2, Inc., Foundation Sub LLC, TSC Vehicle Holdings, Inc., Virgin Galactic Vehicle Holdings, Inc., Virgin Galactic Holdings, LLC and Vieco USA, Inc.	S-4	333-233098	2.1(a)	10/03/2019

3.1	Certificate of Incorporation of the Registrant	8-K	001-38202	3.1	10/29/2019

3.2	By-Laws of the Registrant	8-K	001-38202	3.2	10/29/2019

4.1	Specimen Unit Certificate of the Registrant	S-4	333-233098	4.5	10/03/2019

4.2	Specimen Common Stock Certificate of the Registrant	8-K	001-38202	4.2	10/29/2019

4.3	Warrant Agreement, dated September 13, 2017, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-38202	4.4	09/18/2017

5.1	Opinion of Latham & Watkins LLP					X

10.1	Form of Indemnification Agreement	S-4	333-233098	10.46	10/03/2019

10.2(1)	2019 Incentive Award Plan	8-K	001-38202	10.2	10/29/2019

10.2(a)(1)	Form of Director Restricted Stock Unit Award Agreement	S-4	333-233098	10.26	08/07/2019

10.2(b)(1)	Form of Restricted Stock Unit Agreement under the 2019 Incentive Award Plan	8-K	001-38202	10.2(b)	10/29/2019

10.2(c)(1)	Form of Stock Option Agreement under the 2019 Incentive Award Plan	8-K	001-38202	10.2(c)	10/29/2019

10.3(1)	Non-Employee Director Compensation Program	S-4	333-233098	10.47	10/03/2019

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.4(1)(4)	Employment Agreement, dated October 25, 2019, by and among the Registrant, Virgin Galactic Holdings, LLC and George Whitesides	8-K	001-38202	10.4	10/29/2019

10.5(1)(4)	Employment Agreement, dated October 25, 2019, by and among the Registrant, Virgin Galactic, LLC and Michael Moses	8-K	001-38202	10.5	10/29/2019

10.6(1)(4)	Amended and Restated Employment Agreement, dated January 13, 2020, by and among the Registrant, TSC, LLC, Virgin Galactic Holdings, LLC and Enrico Palermo					X

10.7(1)(4)	Employment Agreement, dated October 25, 2019, by and among the Registrant, Virgin Galactic Holdings, LLC and Jonathan Campagna	8-K	001-38202	10.7	10/29/2019

10.8	Purchase Agreement, dated July 9, 2019, by and among the Registrant, Chamath Palihapitiya and Vieco 10 Limited	8-K/A	001-38202	10.1	07/11/2019

10.8(a)	Assignment, Consent and Waiver Agreement, dated October 2, 2019, by and among the Registrant, Chamath Palihapitiya, Vieco 10 Limited and Vieco USA, Inc.	S-4	333-233098	10.19(a)	10/03/2019

10.9	Stockholders’ Agreement, dated October 25, 2019, by and among the Registrant, SCH Sponsor Corp., Chamath Palihapitiya and Vieco USA, Inc.	8-K	001-38202	10.9	10/29/2019

10.10	Amended and Restated Registration Rights Agreement, dated October 25, 2019, by and among the Registrant, Vieco USA, Inc., SCH Sponsor Corp. and Chamath Palihapitiya.	8-K	001-38202	10.10	10/29/2019

10.11(2)	Deed of Novation, Amendment and Restatement, dated July 9, 2019, by and among the Registrant, Virgin Enterprises Limited and Virgin Galactic, LLC	S-4	333-233098	10.20	08/07/2019

10.11(a)(2)	Deed of Amendment, dated October 2, 2019, by and among the Registrant, Virgin Enterprises Limited and Virgin Galactic, LLC	S-4	333-233098	10.21(a)	10/03/2019

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.12(2)	U.S. Transition Services Agreement, dated October 25, 2019, by and among TSC LLC, Virgin Galactic, LLC, Galactic Ventures LLC and Virgin Orbit. LLC	8-K	001-38202	10.12	10/29/2019

10.13(2)	U.K. Transition Services Agreement, dated October 25, 2019, by and between Virgin Galactic Limited and Virgin Management Limited	8-K	001-38202	10.13	10/29/2019

10.14(2)	Spacecraft Technology License Agreement, dated September 24, 2004, by and between Mojave Aerospace Ventures, LLC and Virgin Galactic, LLC	S-4	333-233098	10.27	08/07/2019

10.14(a)(2)	Amendment No. 1 to the Spacecraft Technology License Agreement, dated July 27, 2009, by and between Mojave Aerospace Ventures, LLC and Virgin Galactic, LLC	S-4	333-233098	10.28	08/07/2019

10.15	Facilities Lease, dated December 31, 2008, by and between Virgin Galactic, LLC and New Mexico Spaceport Authority	S-4	333-233098	10.29	08/07/2019

10.15(a)	First Amendment to the Facilities Lease, dated 2009, by and between Virgin Galactic, LLC and New Mexico Spaceport Authority	S-4	333-233098	10.30	08/07/2019

10.16	Building 79A Lease Agreement, dated January 1, 2018, by and between Mojave Air and Space Port and TSC, LLC	S-4	333-233098	10.32	09/13/2019

10.17	Land Lease Agreement, dated October 1, 2010, by and between East Kern Airport District and TSC, LLC	S-4	333-233098	10.33	09/13/2019

10.17(a)	Amendment No. 1 to the Land Lease Agreement, dated October 1, 2013, by and between Mojave Air and Space Sport and TSC, LLC	S-4	333-233098	10.34	09/13/2019

10.18	Site 14 Lease Agreement, dated February 18, 2015, by and between Mojave Air and Space Sport and TSC, LLC	S-4	333-233098	10.35	09/13/2019

10.19	First Amendment to the Site 14 Lease Agreement, dated July 1, 2017, by and between Mojave Air and Space Sport and TSC, LLC	S-4	333-233098	10.36	09/13/2019

10.20	Building 79B Lease Agreement, dated March 1, 2013, by and between Mojave Air and Space Port and TSC, LLC	S-4	333-233098	10.37	10/03/2019

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.20(a)	First Amendment to Building 79B Lease, dated June 2, 2014, by and between Mojave Air and Space Port and TSC, LLC	S-4	333-233098	10.38	10/03/2019

21.1	List of Subsidiaries	8-K	001-38202	21.1	10/29/2019

23.1	Consent of KPMG LLP					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

23.3	Consent of Marcum LLP					X

24.1	Powers of Attorney (included on signature page to initial filing of registration statement)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
(1)	Indicates management contract or compensatory plan.
(2)	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).
(3)

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(4)

An attachment to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The Registrant will furnish supplementally a copy of the attachment to the SEC or its staff upon request.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use:

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on the February 14, 2020.

VIRGIN GALACTIC HOLDINGS, INC.

By:	/s/ George Whitesides
George Whitesides
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ George Whitesides George Whitesides	Chief Executive Officer and President (Principal Executive Officer) and Director	February 14, 2020

/s/ Jonathan Campagna Jonathan Campagna	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 14, 2020

* Chamath Palihapitiya	Director	February 14, 2020

* Wanda Austin	Director	February 14, 2020

* Adam Bain	Director	February 14, 2020

* Craig Kreeger	Director	February 14, 2020

* Evan Lovell	Director	February 14, 2020

* George Mattson	Director	February 14, 2020

* James Ryans	Director	February 14, 2020

* By:	/s/ George Whitesides
George Whitesides
Attorney-in-fact